       As filed with the Securities and Exchange Commission on June 24, 1997
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                          MICROTEL INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)

                                      3679
                          (Primary Standard Industrial
                           Classification Code Number)

                                   77-0226211
                                (I.R.S. EMPLOYER
                               IDENTIFICATION NO.)

                             4290 E. BRICKELL STREET
                            ONTARIO, CALIFORNIA 91761
                                 (909) 391-4321
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CARMINE T. OLIVA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          MICROTEL INTERNATIONAL, INC.
                             4290 E. BRICKELL STREET
                            ONTARIO, CALIFORNIA 91761
                                 (909) 391-4321
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                            THOMAS P. GALLAGHER, ESQ.
                             MARTIN J. CONROY, ESQ.
                             RICHARD K. DAVIS, ESQ.
                           GALLAGHER, BRIODY & BUTLER
                               212 CARNEGIE CENTER
                                    SUITE 402
                           PRINCETON, NEW JERSEY 08540
                                 (609) 452-6000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                               Proposed       Proposed
                                             Amount             Maximum        Maximum
       Title of each Class of                to be          Offering Price    Aggregate        Amount of
     Securities to be Registered           Registered        Per Share (1)  Offering Price    Registration
                                                                                                   Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $.0033 par value......     12,507,260 shares      $2.00          $25,014,520      $7,580.16
=========================================================================================================

(1) Based upon the average of the bid and asked prices reported by the National Association of Securities Dealers Automated Quotation System on June 20, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         MICROTEL INTERNATIONAL, INC.

                              CROSS-REFERENCE SHEET
              PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING THE
                  LOCATION IN THE PROSPECTUS OF THE INFORMATION
                        REQUIRED BY THE ITEMS OF FORM S-1

 Item
Number        Caption                                            Prospectus Caption or Location
------        -------                                            ------------------------------
  1.          Forepart of the Registration Statement and
                Outside Front Cover Page of Prospectus......     Outside Front Cover Page

  2.          Inside Front and Outside Back Cover Pages
                of Prospectus...............................     Inside Front Cover Page; Outside Back
                                                                 Cover Page

  3.          Summary Information, Risk Factors and Ratio
                of Earnings to Fixed Charges................     Prospectus Summary; Risk Factors

  4.          Use of Proceeds...............................     Use of Proceeds

  5.          Determination of Offering Price...............     Outside Front Cover Page

  6.          Dilution......................................     Not Applicable

  7.          Selling Security Holders......................     Selling Security Holders

  8.          Plan of Distribution..........................     Plan of Distribution

  9.          Description of Securities to be Registered....     Securities to be Registered

 10.          Interests of Named Experts and Counsel........     Experts

 11.          Information with Respect to the Registrant....     Business; Description of Property;  Legal
                                                                 Proceedings;  Market  Information; Financial
                                                                 Statements; Selected  Financial  Data;
                                                                 Management  Discussion and Analysis of
                                                                 Financial Condition and Results of
                                                                 Operations; Directors and Executive
                                                                 Officers; Executive Compensation;  Security
                                                                 Ownership of Certain Beneficial Owners
                                                                 and Management; Certain Relationships and
                                                                 Related Transactions

 12.          Disclosure of Commission Position on
                Indemnification for Securities Act
                Liabilities.................................     Disclosure of Commission Position on
                                                                 Indemnification for Securities Act Liabilities

PROSPECTUS

                        12,507,260 SHARES OF COMMON STOCK
                                       OF
                          MICROTEL INTERNATIONAL, INC.


      This Prospectus is being used in connection with the offering, from time to time, by certain stockholders of MicroTel International, Inc. (the "Company") of shares of Common Stock, $0.0033, par value per share ("Common Stock") which have been issued by the Company, or which are issuable by the Company upon the exercise of certain warrants and options. The shares of Common Stock registered hereby consist of: (i) 2,000,000 outstanding shares held by certain persons who purchased shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act (the "Yorkton Shares"); (ii) 6,119,130 shares of Common Stock issued in connection with a merger between a wholly-owned subsidiary of the Company and XIT Corporation ("XIT" or "XIT Corporation") pursuant to which XIT became a wholly-owned subsidiary of the Company (the "Merger Shares"); (iii) 1,504,783 shares of Common Stock issuable upon the exercise of Common Stock purchase options (the "Option Shares"); (iv)
2,137,879 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants (the "Warrant Shares"); and (v) 745,468 shares of Common Stock held by certain shareholders who have agreements with the Company for the registration of such shares (the "Other Shares") (the Yorkton Shares, Merger Shares, Option Shares, Warrant Shares and Other Shares are collectively referred to herein as the "Shares").

      The Shares may be offered from time to time by the Selling Shareholders identified herein. See "Selling Shareholders." Except for the cash proceeds, if any, that the Company will receive upon issuance of the Option Shares and the Warrant Shares, the Company will not receive any of the proceeds from the sale of the Shares. All expenses of the offering, other than commissions or discounts of broker-dealers, will be borne by the Company. See "Plan of Distribution" herein for a description of the manner in which the securities covered by this Prospectus may be sold.

                         -----------------------------

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."
                          -----------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          -----------------------------

                   The date of this Prospectus is _____, 1997

                              AVAILABLE INFORMATION

      The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains certain of the Company's reports which were filed after the Company became an electronic filer.

      The Company's Common Stock is quoted on the Nasdaq SmallCap Market and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities being offered by this Prospectus (including all exhibits and amendments hereto, the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to summarize the material provisions of such documents, but are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. Copies of the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission, at the addresses set forth above.

                               PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective purchasers of the Securities should carefully read the entire Prospectus and should consider, among other things, the matters set forth in "Risk Factors."

      As used in this Prospectus, the term "Company" refers to MicroTel International, Inc. and, unless the context otherwise requires, its direct and indirect subsidiaries. As used in this Prospectus, "CXR" shall refer to the Company as it existed prior to the Merger. Because XIT is treated as the acquiror in the Merger for financial accounting purposes, the historical financial information of the Company presented herein is that of XIT Corporation.

      When used anywhere in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "should," "believe" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, operating costs and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors.


                                   THE COMPANY

      The Company, through its various direct and indirect operating subsidiaries, designs, manufactures and distributes a wide range of electronics hardware products and provides related services.

      Prior to March 26, 1997, the Company designed, manufactured and marketed electronic telecommunication test equipment and data communication equipment (modems) primarily to the major long distance companies, the regional Bell operating companies ("RBOCs"), international telephone companies and private communications networks. On March 26, 1997, the Company was acquired by XIT Corporation, a New Jersey corporation, in a reverse acquisition pursuant to which XIT became a wholly-owned subsidiary of the Company and the holders of XIT common stock became the owners of approximately 65% of the Company's common stock (the "Merger"). XIT designs, manufactures and markets information technology products, including displays and input components, subsystem assemblies, printed circuits, and hybrid microelectronic circuits for the international telecommunications, medical, industrial, and military/aerospace markets. Following the Merger, the Company has been organized along three product line sectors --Instrumentation and Test Equipment, Circuits, and Components and Subsystem Assemblies. In connection with the Merger, the Company has agreed to register under the Securities Act the Common Stock issued to the XIT shareholders, as well as the Common Stock underlying certain options and warrants held by the XIT shareholders which were converted into warrants and options to acquire the Company's Common Stock effective as of the Merger, in order to permit the public resale of the Common Stock by the XIT shareholders.

      On April 14, 1997, the Company sold Investment Units consisting of one share of its common stock and one-quarter of a warrant to purchase its common stock (the "Units") pursuant to an exemption from registration under Regulation S of the Securities Act (the "Yorkton Offering"). Yorkton Securities, Inc. ("Yorkton") acted as Placement Agent. The Company sold 2,000,000 Units, resulting in net proceeds to the Company of $4.4 million. In connection with the Yorkton Offering, the Company has agreed to register under the Securities Act the Common Stock issued to the purchasers, the Common Stock underlying the warrants issued to the purchasers, and the Common Stock and Common Stock underlying warrants granted to Yorkton and an unaffiliated third party intermediary in order to permit the public resale of the Common Stock held or to be acquired pursuant to the exercise of such warrants.

      The Company has also included in this Prospectus certain shares of Common Stock and shares of Common Stock underlying warrants and options pursuant to various registration rights agreements between the Company and third parties.

      The Company's principal executive offices are located at 4290 E. Brickell Street, Ontario, California 91761, and its telephone number is (909) 391-4321.

                                  THE OFFERING

Securities Offered      12,507,260 Shares of Common Stock, comprised of
                        2,000,000 Yorkton Shares, 6,119,130 Merger Shares,
                        1,504,783 Option Shares, 2,137,879 Warrant Shares,
                        and 745,468 Other Shares.


Use of Proceeds         There will be no proceeds to the Company from the
                        sale of the Shares by the Selling Shareholders. The
                        Company will use the proceeds from the exercise of the
                        warrants and Options for working capital, business
                        development and general corporate purposes.

NASDAQ Symbol           MCTL


                                  RISK FACTORS

In addition to the other information contained elsewhere in this Prospectus, prospective investors should consider carefully the factors set forth below prior to purchasing any of the Shares offered hereby.

                                  RISK FACTORS


       WHEN USED ANYWHERE IN THE DISCUSSION OF RISK FACTORS BELOW, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND," "SHOULD," "BELIEVE" AND SIMILAR EXPRESSIONS ARE INTENDED TO
IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE
COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, OPERATING COSTS AND FINANCIAL POSITION. SPECIFICALLY, FORWARD-LOOKING STATEMENTS ARE INCLUDED IN CONTINUING LOSSES; WRITE-DOWNS; DEPENDENCE ON TELEPHONE INDUSTRY; RESTRUCTURING OF THE INDUSTRY; DEPENDENCE ON PROPRIETARY TECHNOLOGY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF
FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

       INTEGRATION OF OPERATIONS. On March 26, 1997, CXR merged with XIT Corporation. The success of the Merger will be determined by various factors, including management's ability to integrate effectively the operations of the Company and CXR and the financial performance of the companies' operations after the Merger. Factors which will affect management's ability to integrate successfully the operations of the Company and CXR include the ability to implement management systems that take advantage of marketing and cost saving opportunities and to minimize the financial impact of expenses associated with such integration. There can be no assurance that management will be able to successfully integrate the operations of the Company and CXR or that the anticipated benefits of the Merger will be realized. See "Business."

       COMPETITION; TECHNOLOGICAL OBSOLESCENCE. Competition in the electronics hardware industry is intense with a large number of companies developing technology and products similar to the Company's products and technology. The industry consists of development stage companies and major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than those of the Company. There can be no assurance that the Company will be successful in competing with such entities. Furthermore, there can be no assurance that competitors will not succeed in developing products or technologies that would render the Company's products and technologies obsolete or in obtaining market acceptance of products more rapidly than the Company. See "Business-Competition."

       DEPENDENCE UPON MAJOR CUSTOMER. The Company has one customer, Motorola, to which it sells printed circuit boards, which accounted for 41% of XIT's sales for the year ended September 30, 1996 and 25% of XIT's sales for the three months ended March 31, 1997. The loss of Motorola as a customer would have a material adverse effect on the Company.

       In fiscal 1996 and in the first quarter of 1997, the Company's product orders from Motorola declined significantly. Moreover, during the first quarter of 1997 the Company was unable to timely ship the lower level of orders received as a result of material sourcing problems caused by cash flow constraints. Sales demand from Motorola has increased in the second quarter of 1997 and the Company's delivery performance has improved. There can be no assurance, however, that sales to Motorola will not decline in the future. Any such decline could have a material adverse affect on the Company.

       DEPENDENCE ON KEY PERSONNEL. The Company's future success will to a large degree be dependent upon the skills of its existing management and other key personnel. The failure to attract and maintain key personnel could have a material adverse effect on the Company.

       CONTINUING LOSSES; WRITE-DOWNS. For the fiscal years ended September 30, 1996 and 1995, the Company reported net income of $1,082,912 and $336,879, respectively. However, for the three months ended March 31, 1997, the Company incurred a net loss of $(603,000), and, on a pro forma basis, (including the results of both the Company and CXR as if they had combined at the beginning of the respective periods), the Company incurred net losses of $(2,694,000) and $(3,841,000) for the three months ended March 31, 1997 and the year ended September 30, 1996, respectively. The actual net loss for the three months ended March 31, 1997 was principally caused by the deterioration of the Company's Circuits Sector business as discussed above under "Dependence on Major Customer."

       During 1996 and continuing in the first quarter of 1997, domestic sales of the Instrumentation and Test Equipment Sector (CXR's operating subsidiaries, CXR Telcom Corporation and CXR S.A.) were negatively impacted by delays in buying by its principal customers, as a result of the consolidation and/or restructuring of these companies in the wake of the passage of the Telecommunications Bill of 1996, and the Sector's European sales were negatively impacted by a decline in sales to France Telecom during its pre-privatization reorganization and a generally weak French economy. Additionally, sales for both operating subsidiaries have been negatively impacted by the rapid obsolescence of the analog-based components of their product lines, particularly older transmission products; and further, both sales and margins have been impacted by extreme price competition for transmission products in general.

       In the fourth quarter of 1996 and in the first quarter of 1997 prior to the Merger, CXR reduced the carrying value of certain inventory and capitalized software by $1,006,000 and $209,000, respectively. These write-downs resulted from its reassessments of the anticipated continuing near-term impact of the industry and economic factors noted above on asset realizability. The Company believes based on its current assessment that the write-downs are adequate.

       The Company anticipates that it will become profitable in 1997 as CXR's markets stabilize and demand for printed circuit boards returns to historical levels. However, there can be no assurance that these events will occur, that further write-downs of operating assets, as well as write-downs of the goodwill originating in the Merger, will not be necessary should actual business conditions deteriorate, or that the Company will return to profitability in 1997 or thereafter.

       NEED FOR ADDITIONAL FINANCING. The continued operation of the Company's business may be and its ability to expand its operations will be dependent upon its ability to obtain additional financing. The need for and timing of any additional financing will depend upon results of operations, acquisition opportunities, and other unforeseen factors which cannot be predicted. There can be no assurance that such financing will be available, or that it will be available on terms and conditions acceptable to the Company. If available, any additional equity financings may be dilutive to the Company's stockholders and any debt financing may contain restrictive covenants and additional debt service requirements which could adversely affect the Company's operating results. See also, "Exercise of Outstanding Options and Warrants; Additional Dilution."

       CYCLICAL NATURE OF ELECTRONICS INDUSTRY. The segments of the electronics industry in which the Company operates have, in many instances, historically been cyclical and subject to significant economic changes and downturns. Such changes, including in recent years the contraction of military, and commercial and governmental aerospace spending, have in certain instances been characterized by diminished product demand, accelerated erosion of average selling prices, and overcapacity. In addition, the electronics industry is subject to rapid technological change and product obsolescence. Discontinuance or modification of products containing printed circuit boards or other components manufactured by the Company could have a material adverse affect on the Company. As a result, the Company may experience substantial period-to-period fluctuations in future operating results due to general electronic industry conditions, overall economic conditions or other factors.

       DEPENDENCE ON TELEPHONE INDUSTRY; RESTRUCTURING OF THE INDUSTRY. The Company's CXR subsidiaries are largely dependent upon sales to their principal customers in the telephone industry. CXR Telcom's customers include AT&T, Sprint, MCI, and the RBOCs. As a result of the consolidation and/or restructuring of these companies in the wake of the passage of the 1996 Telecommunications Bill, certain anticipated sales to these companies have been canceled or delayed. Moreover, sales of CXR S.A. have been negatively impacted by the pre-privatization reorganization of France Telecom, its major customer, as well as a generally weak French economy. Although the Company believes that demand for CXR's products will increase in, as well as a generally weak French economy 1997 now that a significant portion of the consolidation and restructuring is completed, there can be no assurance that the Company will experience this increased demand.

       VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE AND EXTENT OF CUSTOMER COMMITMENTS ON ORDERS. The level and timing of orders placed by the Company's customers vary due to customer attempts to manage inventory, changes in the customers' manufacturing strategies and variation in demand for customer products due to, among other things, technological change, introduction of new product life cycles, competitive conditions or general economic conditions. The Company generally does not obtain long-term purchase orders or commitments. A certain portion of the Company's backlog may be subject to cancellation or postponement without a significant penalty or without any penalty.

       ENVIRONMENTAL COMPLIANCE. The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. A failure by the Company to comply with present and future regulations could subject it to future liabilities or the suspension of production. Such regulations could also restrict the Company's ability to expand its facilities or could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The Company may also from time to time be subject to lawsuits with respect to environmental matters. The extent of the Company's liability under any such suit is indeterminable and may, in certain circumstances, have a material adverse affect on the Company.

       POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK. The trading price of the Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, general conditions in the electronics industry and other factors. In addition, the stock market is subject to price and volume fluctuations which affect the market price for many high technology companies in particular, and which can be unrelated to operating performance.

        INCREASED PUBLIC FLOAT. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, and upon expiration of certain lock-up agreements applicable to certain shares of the Company's Common Stock (see "Securities to be Registered; Lock-up Provision"), the number of freely tradeable shares of the Company's Common Stock held by non-affiliates will substantially increase. If a significant number of these freely tradeable shares are sold in the open market in the near term, the price of the Company's Common Stock may be negatively impacted.

       ACQUISITIONS. The Company may from time to time pursue the acquisition of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees. No assurance can be given that any acquisition by the Company will not materially and adversely affect the Company or that any such acquisition will enhance the Company's business.

       DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's future success will be highly dependent on proprietary technology, particularly in the areas of instrumentation and test equipment, multilayer high density circuit boards and microelectronic circuits. The Company presently holds certain limited numbers of patents but more generally relies upon copyright, trademark and trade secret laws to establish its proprietary rights in its products. There can be no assurance that the Company's reliance on these laws will be adequate to protect its proprietary rights or that its competitors will not independently develop technologies that are substantially equivalent or superior to its technology. In the future, the Company may file additional patent applications covering its products or subsystems. There can be no assurance that any patents will issue from any such applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, consolidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Although the Company will continue to implement protective measures and intends to defend its proprietary rights, policing unauthorized use of its technology, systems and products will be difficult and there can be no assurance that these measures will be successful. In addition, the laws of certain foreign countries in which the Company is active may not protect the Company's proprietary rights to the same extent as do the laws of the United States.

       POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of 10,000,000 shares of "blank check" Preferred Stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors. None of the shares of Preferred Stock are issued or outstanding as of the date hereof. However, the Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock. Although the Company has no plans to issue any shares of Preferred Stock, there can be no assurance that the Company will not issue Preferred Stock at some time in the future.

       LACK OF DIVIDENDS. The Company has never paid a cash dividend on any class of its capital stock and does not anticipate paying any dividends in the foreseeable future. It is anticipated that future earnings, if any, will be retained to finance the development and expansion of the Company's business.

       EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS; ADDITIONAL DILUTION; SHARES AVAILABLE FOR SALE. At June 1, 1997, there were outstanding exercisable stock options to purchase an aggregate of 2,121,339 shares of Common Stock at exercise prices ranging from $1.89 to $5.00 per share. Additionally, at June 1, 1997, there were outstanding and exercisable warrants to purchase 2,169,879 shares of Common Stock at exercise prices ranging from $1.21 to $3.79 per share. To the extent that the outstanding stock options and warrants are exercised, substantial additional dilution to the interests of MicroTel's stockholders will occur. See "Description of Securities to be Registered."

       RISKS OF TECHNOLOGICAL CHANGE. The markets for the Company's products and services are generally characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. The Company's pursuit of necessary technological advances will require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its businesses to changing technology standards and customer requirements. The introduction of new products and services could render the Company's existing products and services obsolete and unmarketable. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in industry standards will not cause a decline in existing sales levels of existing products or services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

       NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET; RISKS OF LOW-PRICED STOCKS. The Company's Common Stock is currently quoted on the Nasdaq. For continued listing, a company, among other things, must have $2,000,000 in assets, $1,000,000 in equity and a minimum bid price of $1.00 per share (absent a net worth of $2,000,000). The Commission is currently deciding whether to approve stricter listing requirements which have been approved by the National Association of Securities Dealers, Inc. ("NASD"). The proposed listing requirements include a stricter asset test and a required $1.00 minimum bid price regardless of net worth. If the Company is unable to satisfy Nasdaq's maintenance criteria in the future, its securities may be delisted from Nasdaq. In such event, trading in the Company's securities would thereafter be conducted in the over-the-counter market in the "pink sheets" or on the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

       The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission's regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the Nasdaq or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

       In addition, if the Company's securities are not quoted on the Nasdaq, or the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange

Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities, in general, also are exempt from this rule if the market price is at least $5.00 per share.

       If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

       EFFECT OF ISSUANCE OF SHARES ON NET OPERATING LOSS CARRYFORWARDS. The Company and CXR have substantial net operating loss carryforwards for Federal and state tax purposes. For a summary of the NOL's and Expiration dates, see notes to the Consolidated Financial Statements of the Company and CXR included herein. However, because of the ownership changes to both entities for tax purposes resulting from the Merger, the use of these NOL carryforwards to offset future taxable income will be limited. The Company believes that it will only be able to use approximately $825,000 of the current NOL carryforwards for Federal and state tax purposes per year. This limitation of the use of the Company's NOL carryforwards may have a material adverse effect on the Company's net income and cash flow, should the Company have taxable income in future years.

                                 USE OF PROCEEDS

       Because the Shares offered hereby are being sold by the Selling Shareholders, the Company will not receive any of the proceeds from any sale of the Shares by the Selling Shareholders. The Company will receive the proceeds from the issuance of the Option Shares and Warrant Shares upon the exercise of the stock options and warrants relating to such shares by the holders thereof. In the event that all of the stock options and warrants are exercised, the proceeds to be received by the Company upon such exercise will be $9,855,801, exclusive of the expenses of this Offering. The Company will use these proceeds, if any, for working capital, business development and general corporate purposes.

                            SELLING SECURITY HOLDERS

       The following table sets forth as of June 9, 1997, the following information regarding each Selling Shareholder who is offering Shares pursuant to this Prospectus: the name of each Selling Shareholder; any position, office, or other material relationship which the Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates; the number of shares of Common Stock owned by each Selling Shareholder before the offering pursuant to this Prospectus, the amount of shares to be offered for each Selling

Shareholder's account, and the amount and percentage of the Common Stock to be owned by each Selling Shareholder (assuming the sale of all shares registered hereby) after the offering pursuant to this Prospectus is complete.


========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
Douglas G. Abramson                    105                 105          0          *
----------------------------------------------------------------------------------------
Howard Baldwin                      12,822              12,822          0          *
----------------------------------------------------------------------------------------
Michael Baldwin                     12,822              12,822          0          *
----------------------------------------------------------------------------------------
Bank Sal Oppeneheim Jr. &           75,000(4)           75,000          0          *
(i.e.)
----------------------------------------------------------------------------------------
Bank of Scotland Nominees           25,000(5)           25,000          0          *
(Unit Trusts/Limited)
----------------------------------------------------------------------------------------
Banque Hervet                       50,000(6)           50,000          0          *
----------------------------------------------------------------------------------------
David A. Barrett(7)                220,237(8)          220,237          0          *
----------------------------------------------------------------------------------------
David A. Barrett,                   10,179              10,179          0          *
Trustee for Jennifer P
Barrett Trust
----------------------------------------------------------------------------------------
David A. Barrett,                   10,179              10,179          0          *
Trustee for David A
Barrett, Jr. Trust
----------------------------------------------------------------------------------------
David A. Barrett,                   10,179              10,179          0          *
Trustee for Elizabeth C
Barrett Trust
----------------------------------------------------------------------------------------
Laurie Barrett                       4,595               4,595          0          *
----------------------------------------------------------------------------------------
Andrew Bellak                       14,514              14,514          0          *
----------------------------------------------------------------------------------------
John Billington                      4,197               4,197          0          *
----------------------------------------------------------------------------------------
Louis Bernat                        48,237              48,237          0          *
----------------------------------------------------------------------------------------
Bruce J. Bertrand                   14,515              14,515          0          *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
Bertrand Family Trust                595,106          595,106          0          *
----------------------------------------------------------------------------------------
Jason Bender                             585              585          0          *
----------------------------------------------------------------------------------------
Brewin Nominees Ltd.                  37,500(9)        37,500          0          *
----------------------------------------------------------------------------------------
Kevin M. Briody                       32,755(10)       32,755          0          *
----------------------------------------------------------------------------------------
Marshall Butler                       15,966           15,966          0          *
----------------------------------------------------------------------------------------
Caisse Centrale des Banques           50,000(11)       50,000          0          *
Populaires
----------------------------------------------------------------------------------------
Timothy W. Cameron                     1,451            1,451          0          *
----------------------------------------------------------------------------------------
Mark C. Carson                         2,902            2,902          0          *
----------------------------------------------------------------------------------------
Kristen L. Cavallaro                   1,209            1,209          0          *
----------------------------------------------------------------------------------------
Arnold B. Chace, Jr                   27,578           27,578          0          *
----------------------------------------------------------------------------------------
Arnold B. Chace, Jr.,                 17,417           17,417          0          *
Trustee f/b/o Arnold B
Chace, III
----------------------------------------------------------------------------------------
Arnold B. Chace, Jr.,                  2,902            2,902          0          *
Trustee f/b/o Arnold B
Chace, III
----------------------------------------------------------------------------------------
Malcolm G. Chace,                      2,902            2,902          0          *
Trustee
f/b/o Arnold B. Chace,
III
----------------------------------------------------------------------------------------
Malcolm G. Chace,                      2,902            2,902          0          *
Trustee
f/b/o Sarah E. Chace
----------------------------------------------------------------------------------------
Richard Childs                        43,359           43,359          0          *
----------------------------------------------------------------------------------------
Christiania Markets                   50,000(12)       50,000          0          *
----------------------------------------------------------------------------------------
Dominic Ciccone                        7,257(13)        7,257          0          *
----------------------------------------------------------------------------------------
Philip M. Colicchio                    5,734            5,734          0          *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
John & Virginia                      8,189              8,189            0          *
Connolly
----------------------------------------------------------------------------------------
Cleveland Cool                       6,495              6,495            0          *
----------------------------------------------------------------------------------------
John K. Crosby                       3,955              3,955            0          *
----------------------------------------------------------------------------------------
Frank D. Curley                        388                388            0          *
----------------------------------------------------------------------------------------
Timothy R. Curtin                      627                627            0          *
----------------------------------------------------------------------------------------
Bernard S. Davis                       280                280            0          *
----------------------------------------------------------------------------------------
Aldo DeFrancesco                     2,902              2,902            0          *
----------------------------------------------------------------------------------------
Den Norske Bank                    125,000(14)        125,000            0          *
----------------------------------------------------------------------------------------
Salvatore J                         29,029             29,029            0          *
Dimicelli, Sr
----------------------------------------------------------------------------------------
Dina Partners                       81,889             81,889            0          *
----------------------------------------------------------------------------------------
Dreadnought Limited                187,500(15)        187,500            0          *
----------------------------------------------------------------------------------------
Craig A. Drill                       4,839              4,839            0          *
----------------------------------------------------------------------------------------
Shermane B. Drill                    4,837              4,837            0          *
----------------------------------------------------------------------------------------
Daniel Dror(16)                     15,000(17)         15,000            0

----------------------------------------------------------------------------------------
Robert Dubofsky                      5,805              5,805            0          *
----------------------------------------------------------------------------------------
Richard B. DuBusc                    7,257              7,257            0          *
----------------------------------------------------------------------------------------
Bruce S. Edington                      943                943            0          *
----------------------------------------------------------------------------------------
Elk International                1,380,000(18)      1,380,000            0          *

----------------------------------------------------------------------------------------
entrenet Group, LLC                 60,000(19)         60,000            0          *
----------------------------------------------------------------------------------------
George and Sandra                   79,928(20)         79,928            0          *
Farndell
----------------------------------------------------------------------------------------
Sandra Farndell                    103,181            103,181            0          *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
William D. Fertig                      3,628            3,628          0          *
----------------------------------------------------------------------------------------
Findenas International
Bank                                  38,706           38,706          0          *
----------------------------------------------------------------------------------------
Laurence P. Finnegan,                127,560(22)      127,560          0          *
Jr.(21)
----------------------------------------------------------------------------------------
Laurence P. Finnegan,                  4,789            4,789          0          *
Jr. and
Geraldine Finnegan
----------------------------------------------------------------------------------------
Finter Bank Zurich                    75,000(23)       75,000          0          *
----------------------------------------------------------------------------------------
Robert A. Fish IRA                     7,257            7,257          0          *
----------------------------------------------------------------------------------------
Fish Family Trust                      7,257            7,257          0          *
----------------------------------------------------------------------------------------
Aaron H. Fleck                         8,710            8,710          0          *
----------------------------------------------------------------------------------------
Albert F. Ford, II                     9,675            9,675          0          *
----------------------------------------------------------------------------------------
Albert F. Ford, III,                  86,803           86,803          0          *
Trustee for
Albert F. Ford II Trust
----------------------------------------------------------------------------------------
Albert Ford, II, Trustee               1,451            1,451          0          *
for
Albert Ford, III Trust
----------------------------------------------------------------------------------------
David A. Barrett,                      6,551            6,551          0          *
Trustee for
Albert F. Ford, III
Trust
----------------------------------------------------------------------------------------
Andrew A. Ford                         1,451            1,451          0          *
----------------------------------------------------------------------------------------
Andrew A. Ford, Trust                  1,638            1,638          0          *
David A. Barrett,
Trustee
----------------------------------------------------------------------------------------
Emily O. Ford                          1,451            1,451          0          *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
David A. Barrett,                      6,551            6,551               0        *
Trustee for William A. Ford Trust
----------------------------------------------------------------------------------------
Albert Ford, II,
Trustee for William A. Ford Trust      1,451            1,451               0        *
----------------------------------------------------------------------------------------
Russell E. Froelich                  122,693(24)      122,693               0        *
----------------------------------------------------------------------------------------
S. Fujii                              52,664(25)       20,006          32,658        *
----------------------------------------------------------------------------------------
Gallagher, Briody &
Butler(26)                            16,377           16,377               0        *
----------------------------------------------------------------------------------------
Thomas P. Gallagher(27)               83,497(28)       83,497               0        *
----------------------------------------------------------------------------------------
Dorothy R. Garfield                   14,514           14,514               0        *
----------------------------------------------------------------------------------------
Generio T. Gargiulo                  250,278(29)      250,278               0        *
----------------------------------------------------------------------------------------
Barbara Gargiulo                       4,644            4,644               0        *
----------------------------------------------------------------------------------------
Gilbert Gertner                       10,000(30)       10,000               0        *
----------------------------------------------------------------------------------------
Richard Gesoff                        29,405           29,405               0        *
----------------------------------------------------------------------------------------
Hugh Gillespie                        29,029           29,029               0        *
----------------------------------------------------------------------------------------
Mary L. & Hugh                        40,944           40,944               0        *
Gillespie
----------------------------------------------------------------------------------------
Govett American Smaller              677,500(31)      677,500               0        *
Companies Trust PLC
----------------------------------------------------------------------------------------
Govett American Strategy Fund        160,000(32)      160,000               0        *
----------------------------------------------------------------------------------------
Govett Global Smaller                200,000(33)      200,000               0        *
Companies Investment Trust PLC
----------------------------------------------------------------------------------------
William W. Gridley                     7,257            7,257               0        *
----------------------------------------------------------------------------------------
Harriet Gurski                        31,682           31,682               0        *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
John B. Hall                           2,221            2,221               0      *
----------------------------------------------------------------------------------------
Paul Hickey                           56,150(34)       56,150               0      *
----------------------------------------------------------------------------------------
P.K. Hickey and Co.                   75,000(35)       75,000               0      *
----------------------------------------------------------------------------------------
P. Randolph Hill                       7,257            7,257               0      *
----------------------------------------------------------------------------------------
Donald L. Horton                      67,180(36)       16,378          50,802      *
----------------------------------------------------------------------------------------
Darby E. Ford Hughes                   1,451            1,451               0      *
----------------------------------------------------------------------------------------
Frank A. Hutson                        1,552            1,552               0      *
----------------------------------------------------------------------------------------
Mark F. Hughes, Jr                     1,226            1,226               0      *
----------------------------------------------------------------------------------------
Ikans Kapital Forualting AB           25,000(37)       25,000               0      *
----------------------------------------------------------------------------------------
Stephen P. Jacobus                    50,801           50,801               0      *
----------------------------------------------------------------------------------------
Rona Javitch,                          6,821            6,821               0      *
Cust. for David Javitch
----------------------------------------------------------------------------------------
Jonathan Javitch                       6,821            6,821               0      *
----------------------------------------------------------------------------------------
Lee Javitch                           67,870(38)       67,870               0      *
----------------------------------------------------------------------------------------
Lisa Javitch                           6,821            6,821               0      *
----------------------------------------------------------------------------------------
Graham Jeffries                       39,563(39)        3,276          36,287      *
----------------------------------------------------------------------------------------
William C. Johnson                    14,515(40)       14,515               0      *
----------------------------------------------------------------------------------------
Andrea L. Kahn                           504              504               0      *
----------------------------------------------------------------------------------------
Malcolm G. Chace and                   3,628            3,628               0      *
Arnold B. Chace, Jr.,
Trustees f/b/o Henry
A.P. Kent
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
Malcolm G. Chace and                 2,177            2,177               0          *
Arnold B. Chace, Jr.,
Trustees
f/b/o John D.P. Kent
----------------------------------------------------------------------------------------
Malcolm G. Chace and                 1,451            1,451               0          *
Arnold B. Chace, Jr.,
Trustees
f/b/o Malcolm Parks
Kent
----------------------------------------------------------------------------------------
Malcolm G. Chace and                 4,354            4,354               0          *
Arnold B. Chace, Jr.,
Trustees f/b/o Patricia
Kent
----------------------------------------------------------------------------------------
Laurence Keen                       75,000(41)       75,000               0          *
----------------------------------------------------------------------------------------
Stanley Knapp                        8,708            8,708               0          *
----------------------------------------------------------------------------------------
John L. Kraft                        3,348            3,348               0          *
----------------------------------------------------------------------------------------
Leigh Fibers Co.                     7,257            7,257               0          *
----------------------------------------------------------------------------------------
Leigh Textiles, Inc.                 7,257            7,257               0          *
----------------------------------------------------------------------------------------
Robert Lenington                       991              991               0          *
----------------------------------------------------------------------------------------
Leslie Group, Inc.                  97,890           97,890               0          *
----------------------------------------------------------------------------------------
Charlotte P. Levine                 55,459           55,459               0          *
----------------------------------------------------------------------------------------
William Lewisham                    26,000           26,000               0          *
----------------------------------------------------------------------------------------
Norman B. Lipsett                   12,885           12,885               0          *
----------------------------------------------------------------------------------------
Lee Javitch                         26,433           26,433               0          *
Trustee for the
Indenture of
Trust of Norman B
Lipsett, Trust
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
John Madden                          3,090            3,090               0          *
----------------------------------------------------------------------------------------
George V. Malone                     1,451            1,451               0          *
----------------------------------------------------------------------------------------
James G. Marquez                     5,805            5,805               0          *
----------------------------------------------------------------------------------------
Karen L. Martin                      1,209            1,209               0          *
----------------------------------------------------------------------------------------
Ralph S. Mason, III                  8,189            8,189               0          *
----------------------------------------------------------------------------------------
Ralph S. Mason,                      8,189            8,189               0          *
Unified Credit Trust
----------------------------------------------------------------------------------------
Thomas McCann                       18,651(42)       18,651               0          *
----------------------------------------------------------------------------------------
Edward J. McManimon,                 2,221            2,221               0          *
III
----------------------------------------------------------------------------------------
Louis S. Mendez and                 14,514           14,514               0          *
Heidi M. Mendez
----------------------------------------------------------------------------------------
Metraplex Corp.                    208,481          208,481               0          *
----------------------------------------------------------------------------------------
H. Scott Miller                        966              966               0          *
----------------------------------------------------------------------------------------
William J. and Beverly              58,991(43)        8,189          50,802          *
J. Miller
----------------------------------------------------------------------------------------
Alvin Mirman,                          725              725               0          *
Custodian for
Danny Mirman
----------------------------------------------------------------------------------------
Ilene Mirman                         4,839            4,839               0          *
----------------------------------------------------------------------------------------
Felice Mischel                      20,000(44)       20,000               0
----------------------------------------------------------------------------------------
Jacques Moisset                     62,000(45)       48,000          14,000
----------------------------------------------------------------------------------------
Jacques J. Moore                    12,090           12,090               0          *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
Ted Morgan                             8,392              8,392           0         *
----------------------------------------------------------------------------------------
Morningstar Associates                81,889             81,889           0         *
II
----------------------------------------------------------------------------------------
Henry Mourad(43)                     309,368(47)        220,368      89,000
----------------------------------------------------------------------------------------
Robert C. Neff                         1,019              1,019           0         *
----------------------------------------------------------------------------------------
NCL (Nominees) Limited               368,750(48)        368,750           0         *
----------------------------------------------------------------------------------------
John J. Oberdorf                         562                562           0         *
----------------------------------------------------------------------------------------
Maureen M. Oberdorf                   36,266             36,266           0         *
----------------------------------------------------------------------------------------
William P. Oberdorf                    4,079              4,079           0         *
----------------------------------------------------------------------------------------
Carmine T. Oliva(46)               1,284,232(50)      1,284,232           0         *
----------------------------------------------------------------------------------------
Carmine T. and Georgeann Oliva       497,031(51)        497,031           0         *
----------------------------------------------------------------------------------------
Georgeann Oliva                       81,889             81,889           0         *
----------------------------------------------------------------------------------------
Jason A. Oliva                        38,150             38,150           0         *
----------------------------------------------------------------------------------------
Ronald P. and Betty J.               166,728(52)        166,728           0         *
Oliva
----------------------------------------------------------------------------------------
Rose Oliva                             4,354(53)          4,354           0         *

----------------------------------------------------------------------------------------
Samuel G. and T.                     118,163            118,163           0         *
Michelle Morrison
Oliva
----------------------------------------------------------------------------------------
Samuel J. Oliva                      705,284(54)        705,284           0         *
----------------------------------------------------------------------------------------
Ronald D. Ordway                     178,029            178,029           0         *
----------------------------------------------------------------------------------------
Henry C. Oskman                       49,060(55)         49,060           0         *
----------------------------------------------------------------------------------------
Norman S. Palazini                     3,842              3,842           0         *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
William S. Papazian                    5,734              5,734           0         *
----------------------------------------------------------------------------------------
James B. Raphalian                    14,514             14,514           0         *
----------------------------------------------------------------------------------------
Barry Reifler(56)                     40,000(57)         40,000           0         *
----------------------------------------------------------------------------------------
George Riley                          20,071             20,071           0         *
----------------------------------------------------------------------------------------
Martin Romm                            7,257              7,257           0         *
----------------------------------------------------------------------------------------
Romofin AG                           200,000(58)        200,000           0         *
----------------------------------------------------------------------------------------
The Royal Bank of                    118,750(59)        118,750           0         *
Scotland Trust Company
(Jersey) Ltd.
----------------------------------------------------------------------------------------
Robert B. Runyon(60)                 327,303(61)        327,303           0         *

----------------------------------------------------------------------------------------
Catherine Rusk                         1,451              1,451           0         *
----------------------------------------------------------------------------------------
George R. Rusk                       200,105            200,105           0         *
----------------------------------------------------------------------------------------
Terrance Rusk                          1,451              1,451           0         *
----------------------------------------------------------------------------------------
Samantha Rusk                          1,451              1,451           0         *
----------------------------------------------------------------------------------------
Jerome M. St. John                     4,079              4,079           0         *
----------------------------------------------------------------------------------------
St. John & Wayne                       5,806(62)          5,806           0         *
----------------------------------------------------------------------------------------
Harvey Sandler                        14,029             14,029           0         *
----------------------------------------------------------------------------------------
M. Alden Siegel                       10,160             10,160           0         *
----------------------------------------------------------------------------------------
Kathryn A. Silva                       1,209              1,209           0         *
----------------------------------------------------------------------------------------
Graham Smith                           7,257(63)          7,257           0         *
----------------------------------------------------------------------------------------
David B. Solomon                      43,544             43,544           0         *
----------------------------------------------------------------------------------------
David & Sylvia Sorin                   3,869              3,869           0         *
----------------------------------------------------------------------------------------
David Sorin                            5,321              5,321           0         *
----------------------------------------------------------------------------------------
Neil Sussman                          75,000(64)         75,000           0         *
----------------------------------------------------------------------------------------
Mark Suvall                           20,320             20,320           0         *
----------------------------------------------------------------------------------------

========================================================================================
                                                      Total Number    Shares to be Owned
                                                      of Shares to    Upon Completion of
                                                      be Offered        Offering(2)(3)
                                   Shares Owned       for Selling
    Name of Selling                  Prior to         Shareholder's           Percentage
      Shareholder                  Offering(1)           Account      Number    of Class
----------------------------------------------------------------------------------------
Jack Talan(65)                      166,000(66)      155,000          11,000        *
----------------------------------------------------------------------------------------
Gallant Thein                        41,779(67)       16,378          25,401        *

----------------------------------------------------------------------------------------
John A. Trott                        52,324           52,324               0        *
----------------------------------------------------------------------------------------
Gerald Unterman                     154,258          154,258               0        *
----------------------------------------------------------------------------------------
C. Michael Vaughn, Jr. and            7,257            7,257               0        *
Carol Vaughn
----------------------------------------------------------------------------------------
Andrew M. Wallerstein                 8,189            8,189               0        *
----------------------------------------------------------------------------------------
Michael F. Walsh                      7,808            7,808               0        *
----------------------------------------------------------------------------------------
Hillel Weinberger                    96,472(68)       96,472               0        *

----------------------------------------------------------------------------------------
Steven Weis                          93,548(69)       93,548               0        *
----------------------------------------------------------------------------------------
Thomas Wiegand                       21,772           21,772               0        *
----------------------------------------------------------------------------------------
E. Kenneth Williams,                    562              562               0        *
Jr
----------------------------------------------------------------------------------------
Bill Y. Wong                         37,571(70)       37,571               0        *
----------------------------------------------------------------------------------------
Gary Woolley                          6,294            6,294               0        *
----------------------------------------------------------------------------------------
Word-Tronics                         32,756           32,756               0        *
Corporation
----------------------------------------------------------------------------------------
Bennett Yanowitz                     51,286           51,286               0        *
----------------------------------------------------------------------------------------
Yorkton Securities, Inc.            140,000(71)      140,000               0        *
========================================================================================

(1) Includes shares of Common Stock underlying warrants or stock options exercisable as of June 9, 1997 or exercisable within 60 days after June 9, 1997, unless otherwise indicated.

(2)    Asterisk indicates less that 1%.

(3) Although the Selling Shareholder table assumes the sale of all shares and all shares underlying warrants and options by each Selling Shareholder, certain of the Shares being registered hereby are subject to a lock-up which permits such Shares to be sold gradually until September 26, 1998, when all such restrictions expire. All of the 6,119,130 Merger Shares, 406,415 of the Option Shares and 1,197,879 of the Warrant Shares are subject to this lock-up. See "Securities to be Registered; Lock-up Provision."

(4) Includes 15,000 shares issuable upon the exercise of outstanding warrants.

(5)    Includes 5,000 shares issuable upon the exercise of outstanding warrants.

(6) Includes 10,000 shares issuable upon the exercise of outstanding warrants.

(7)    Mr. Barrett is a director of the Company.

(8) Includes 58,060 shares issuable upon the exercise of outstanding options and 33,747 shares issuable upon the exercise of outstanding warrants.

(9)    Includes 7,500 shares issuable upon the exercise of outstanding warrants.

(10) Mr. Briody is a partner of Gallagher, Briody & Butler, the Company's outside general counsel.

(11) Includes 10,000 shares issuable upon the exercise of outstanding warrants.

(12) Includes 10,000 shares issuable upon the exercise of outstanding warrants.

(13) Represents 7,257 shares issuable upon the exercise of outstanding options.

(14) Includes 25,000 shares issuable upon the exercise of outstanding warrants.

(15) Includes 37,500 shares issuable upon the exercise of outstanding warrants.

(16) Mr. Dror is the former Chairman and Chief Executive Officer of the Company; he resigned on November 15, 1996.

(17) Represents 15,000 shares issuable upon the exercise of outstanding stock options.

(18) Includes 750,000 shares issuable upon the exercise of outstanding stock options and 90,000 shares issuable upon the exercise of outstanding warrants. In addition, the exercisability of 250,000 options held by Elk is subject to certain conditions. Elk may be deemed to have been part of a "control group" prior to Mr. Dror's resignation as Chairman and Chief Executive Officer on November 15, 1996. See "Certain Relationships and Related Transactions."

(19) Represents 60,000 shares issuable upon the exercise of outstanding warrants.

(20) Includes 3,629 shares issuable upon the exercise of outstanding options and 14,732 shares issuable upon exercise of outstanding warrants.

(21)   Mr. Finnegan is a director of the Company.

(22) Includes 58,060 shares issuable upon the exercise of outstanding options and 30,118 shares exercisable upon the exercise of outstanding warrants.

(23) Includes 15,000 shares issuable upon the exercise of outstanding warrants.

(24) Includes 40,804 shares issuable upon the exercise of outstanding warrants.

(25) Includes 32,658 shares issuable upon the exercise of outstanding stock options.

(26)   Gallagher, Briody & Butler is the Company's outside counsel.

(27) Mr. Gallagher is a partner of Gallagher, Briody & Butler, the Company's outside general counsel.

(28)   Includes 9,797 shares issuable upon the exercise of outstanding warrants.

(29) Includes 68,510 shares issuable upon the exercise of outstanding warrants.

(30) Represents 10,000 shares issuable upon the exercise of outstanding options.

(31) Includes 135,500 shares issuable upon the exercise of outstanding warrants.

(32) Includes 32,000 shares issuable upon the exercise of outstanding warrants.

(33) Includes 40,000 shares issuable upon the exercise of outstanding warrants.

(34) Includes 34,110 shares issuable upon the exercise of outstanding warrants and 7,257 shares issuable upon the exercise of outstanding options.

(35) Represents 75,000 shares issuable upon the exercise of outstanding warrants.

(36)   Includes 50,802 shares issuable upon the exercise of outstanding options.

(37)   Includes 5,000 shares issuable upon the exercise of outstanding warrants.

(38) Includes 19,353 shares issuable upon the exercise of outstanding warrants.

(39)   Includes 36,287 shares issuable upon the exercise of outstanding options.

(40) Represents 14,515 shares issuable upon the exercise of outstanding warrants.

(41) Includes 15,000 shares issuable upon the exercise of outstanding warrants.

(42) Includes 5,806 shares issuable upon the exercise of outstanding warrants and 10,886 shares issuable upon the exercise of outstanding options.

(43) Includes 50,802 shares issuable upon the exercise of outstanding stock options.

(44) Represents 20,000 shares issuable upon the exercise of outstanding stock options.

(45) Represents 62,000 shares issuable upon the exercise of outstanding stock options, 14,000 of which are covered by a separate Registration Statement filed on Form S-8.

(46) Mr. Mourad is a former director and executive officer of the Company; he resigned from these positions on March 26, 1997.

(47) Represents 232,368 shares issuable upon the exercise of outstanding stock options, 12,000 shares of which are covered by a separate Registration Statement filed on Form S-8.

(48) Includes 73,750 shares issuable upon the exercise of outstanding warrants.

(49)   Mr. Oliva is Chairman, Chief Executive Officer and President of the
       Company.

(50) Includes 130,633 shares issuable upon the exercise of outstanding options and 615,384 shares issuable upon the exercise of outstanding warrants.

(51) Includes 3,629 shares issuable upon the exercise of outstanding options and 14,732 shares issuable upon the exercise of outstanding warrants.

(52) Includes 3,628 shares issuable upon the exercise of outstanding options, and 14,730 shares issuable upon the exercise of outstanding warrants.

(53) Represents 4,354 shares issuable upon the exercise of outstanding warrants.

(54) Includes 25,401 shares issuable upon the exercise of outstanding options, and 68,655 shares issuable upon the exercise of outstanding warrants.

(55) Includes 11,322 shares issuable upon the exercise of outstanding warrants.

(56)   Mr. Reifler is the Chief Financial Officer of the Company.

(57) Includes 30,000 shares issuable upon the exercise of outstanding options.

(58) Includes 40,000 shares issuable upon the exercise of outstanding warrants.

(59) Includes 23,750 shares issuable upon the exercise of outstanding warrants.

(60)   Mr. Runyon is a director of the Company.

(61) Includes 88,664 shares issuable upon the exercise of outstanding warrants and 58,060 shares issuable upon the exercise of outstanding stock options.

(62) Represents 5,806 shares issuable upon the exercise of outstanding warrants.

(63) Represents 7,257 shares issuable upon the exercise of outstanding options.

(64) Represents 75,000 shares issuable upon the exercise of outstanding warrants.

(65)   Mr. Talan is a director of the Company.

(66)   Includes 5,000 shares issuable upon the exercise of outstanding options.

(67)   Includes 25,401 shares issuable upon the exercise of outstanding options.

(68)   Includes 8,709 shares issuable upon the exercise of outstanding warrants.

(69) Represents 93,548 shares issuable upon the exercise of outstanding warrants.

(70) Includes 32,658 shares issuable upon the exercise of outstanding stock options.

(71) Represents 140,000 shares issuable upon the exercise of outstanding warrants.

                              PLAN OF DISTRIBUTION


       The Shares held by the Selling Shareholders (or to be acquired by the Selling Shareholders upon exercise of options or warrants) may be sold from time to time by the Selling Shareholders, subject to a current and effective prospectus.

       The Shares may be sold by the Selling Shareholders from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

       The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Shareholder.

       Some of the Shares covered by the Registration Statement may be sold under Rule 144 instead of by the Registration Statement. The Company will not receive any portion of the proceeds of the Shares sold by the Selling Shareholders. The Selling Shareholders are not required to actually sell any of the Shares held by the Selling Shareholders.

       The Selling Shareholders have been advised that during the time each is engaged in sales of the Shares covered by this Prospectus, each must comply with, among other things, Regulation M, promulgated under the Exchange Act, as amended, and pursuant thereto: (i) shall not engage in any improper stabilization activity in connection with the Company's securities; (ii) shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

                           SECURITIES TO BE REGISTERED

       The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $0.0033 per share, and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). At June 9, 1997, there were 11,296,726 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

       Each share of Common Stock entitles the holder to one vote on all matters that are required or otherwise come before a vote of the stockholders of the Company. The Common Stock carries no preemptive, conversion, redemption or similar rights. The shares of Common Stock outstanding are fully paid and non-assessable. The holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Company has never paid any dividends.

PREFERRED STOCK

       The Company is authorized to issue up to 10,000,000 shares of Preferred Stock from time to time in one or more series as may be designated by the Board of Directors from time to time. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a liquidation preference over the Common Stock. Any Preferred Stock issued in the future will be entitled to such dividends, redemption rights, liquidation rights, conversion rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Preferred Stock can be issued in the future with rights which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. Under certain circumstances the issuance of Preferred Stock containing such rights could have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue Preferred Stock.

CLASSIFICATION OF THE BOARD OF DIRECTORS

       The Company's Certificate of Incorporation provides for three classes of directors, with the number of members in each as nearly equal in number as the then total number of directors constituting the entire Board. Each class of directors have terms which expire in consecutive years. The Company's by-laws require the Board to consist of four (4) or more directors, and require an eighty (80%) percent affirmative vote of the holders of shares of

Common Stock to reduce the number of directors. Presently, there are five Directors with terms expiring as follows: David Barrett, 1997; Jack Talan and Laurence P. Finnegan, Jr., 1998; and Carmine T. Oliva and Robert Runyon, 1999. Any vacancies in the Board for any reason, or any increase in the number of directors, may be filled only by an affirmative vote of the majority of directors then in office, even if less than a quorum, and such incoming director shall hold office until the expiration date of the class for which such director has been chosen. In addition, the Certificate of Incorporation provides that Directors may be removed only for cause. These provisions of the Certificate of Incorporation concerning the Board members may not be repealed or amended unless such action is approved by the affirmative vote of the holders of not less than sixty-seven (67%) percent of the Company's outstanding shares of Common Stock.

STOCKHOLDERS' WRITTEN CONSENTS AND SPECIAL MEETINGS

       The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting, and may not be effected by the written consent of stockholders. This provision of the Certificate of Incorporation may not be repealed or amended unless such action is approved by the affirmative vote of the holders of not less than sixty-seven (67%) percent of the Company's outstanding shares of Common Stock. The Company's by-laws provide that special meetings may be called only by the President, the Board of Directors or the holders of shares of Common Stock entitled to cast not less than 10% of the votes at any such meeting.

SECTION 203 OF THE DELAWARE CORPORATION LAW

       The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless the transaction is approved in a prescribed manner. An "interested stockholder" is defined as any person who is
(i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. This statute could prohibit or delay a merger, takeover, or other change in control of the Company and therefore could discourage attempts to acquire the Company.

LIMITATION OF LIABILITY

       As permitted by the Delaware General Corporate Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporate Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

WARRANTS AND RIGHTS

       Of the 12,507,260 Shares being registered hereby, 2,137,879 shares are Warrant Shares, and can be sold by the Selling Shareholders only after such Selling Shareholder has exercised such Common Stock purchase warrant. All of the warrants are immediately exercisable.

       Of the Warrant Shares, 1,637,879 are issuable upon the exercise of warrants at exercise prices ranging from $1.21 to $3.79, and expire during the year 2000. The remaining 500,000 Warrant Shares underly warrants issued in connection with the Yorkton Offering. Pursuant to the terms of these warrants, if the price of a share of the Company's Common Stock equals or exceeds 150% of the exercise price ($3.45) for ten consecutive trading days, then the Company can demand that the warrants be exercised. If such warrants are not exercised within thirty days of the demand, the warrants can be redeemed by the Company for $0.50 per warrant. The warrants do not contain provisions for adjustments to the exercise price, except for stock splits. As of June 1, 1997, there were outstanding warrants to purchase an additional 32,000 shares of Common Stock, exercisable at $2.50 per share. The shares underlying these warrants have not been registered by the Registration Statement of which this Prospectus is a part.

       Another 1,504,783 shares of the 12,507,260 shares being registered hereby are Option Shares, and can be sold by the Selling Shareholder only after such Selling Shareholder has exercised the Common Stock purchase option (the "Option") held by such Selling Shareholder. The Option Shares underlying the Options are exercisable at prices ranging from $1.89 to $5.00. Substantially all of the Options are currently exercisable. The Options do not contain provisions for adjustments to the exercise price, except for stock splits. As of June 1, 1997, there were outstanding options to purchase an additional 616,556 shares of Common Stock at exercise prices ranging from $1.89 to $5.00. The shares underlying these options have not been registered by the Registration Statement of which this Prospectus is a part.

LOCK-UP PROVISION

       In connection with the merger by and between a wholly-owned subsidiary of the Company and XIT, the Company issued the Merger Shares to the former XIT shareholders. The Company also assumed all outstanding XIT warrants and all outstanding XIT options. The Merger Shares, the shares underlying the outstanding XIT warrants and the shares underlying the outstanding XIT options are subject to certain lock-up agreements preventing the transfer of such shares until the termination of such lock-up agreements. The lock-up agreements will terminate with respect to 25% of such shares on each of the following dates: the later of September 26, 1997 or the date on which the Registration Statement of which this Prospectus is a part is declared effective; March 26, 1998; June 26, 1998; and September 26, 1998. Of the 12,507,260 shares being registered hereby, 7,723,424 are subject to the aforementioned lock-up agreement. These shares consist of the 6,119,130 Merger Shares, 1,197,879 of the Warrant Shares, and 406,415 Option Shares.

                                     EXPERTS

       The consolidated financial statements and schedule of MicroTel International, Inc. and subsidiaries (formerly known as XCEL Corporation and subsidiaries) as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

       The financial statements for the six month period ended December 31, 1994, and for the years ended December 31, 1995 and December 31, 1996 for CXR Corporation (MicroTel International, Inc. pre-Merger) included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, and have been so included in reliance upon the reports given upon the authority of that firm as experts in auditing and accounting.

       The financial statements for the year ended June 30, 1994 for CXR Corporation included in this Prospectus have been audited by Deloitte & Touche, LLP, independent certified accountants, and have been so included in reliance upon the reports given upon the authority of that firm as experts in auditing and accounting.

                                    BUSINESS

       WHEN USED ANYWHERE IN THE DISCUSSION OF "BUSINESS" BELOW, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND," "SHOULD," "BELIEVE," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, OPERATING COSTS AND FINANCIAL POSITION. SPECIFICALLY, FORWARD-LOOKING STATEMENTS ARE INCLUDED IN THE FOLLOWING SECTIONS
BELOW: "OVERVIEW"; "INSTRUMENTATION AND TEST EQUIPMENT"; "CIRCUITS"; "COMPONENTS AND SYBSYSTEM ASSEMBLIES"; PRODUCT DEVELOPMENT AND ENGINEERING; "COMPETITION"; "REGULATION"; "EMPLOYEES"; AND "LEGAL PROCEEDINGS." PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.


OVERVIEW

       The Company, through its various direct and indirect operating subsidiaries, designs, manufactures and distributes a wide range of electronics hardware products and provides related services. Approximately 60% of the Company's hardware sales are to customers in the telecommunications and information services industries, including AT&T, the Regional Bell Operating Companies ("RBOCs"), and Motorola. The remainder of the sales are for various industrial, medical, military and aerospace applications.

       The Company's objective is to become a leader in quality, cost effective solutions to meet the global requirements of telecommunications and information technology customers. The Company believes that it can achieve this objective through customer-oriented product development, superior product solutions, and excellence in local market service and support.

       In 1984, the Company began operations as CXR Telcom Corporation. In 1989, a holding company, CXR Corporation, a Delaware corporation, was formed with two operating subsidiaries, CXR Telcom Corporation, based in the United States, and CXR S.A., based in France (collectively, "CXR"). CXR manufactures and distributes telecommunications testing and transmission equipment. In 1995, CXR Corporation changed its name to MicroTel International, Inc.

       On March 26, 1997, the Company consummated the Merger pursuant to which XIT became a wholly-owned subsidiary of the Company. Because the Merger was accounted for as a reverse acquisition, historical financial information referred to herein as that of the Company shall refer to the historical financial information of XIT.

       Prior to 1991, XIT produced video display products, bare printed circuit boards, digital switches, keyboards, keypads and other components primarily for military applications. In 1991, XIT began a fundamental transition of its business operations by divesting $1.5 million in unprofitable bare printed circuit board volume and $3.5 million in low margin standard keyboards. During that year, XIT relocated its corporate headquarters, its Digitran Division's input and display component business, and its circuit division to California and focused its manufacturing on low volume, high margin double-sided and multi-layer circuit boards. Commencing in that year, XIT also began investing heavily in research and development in order to diversify its product line and reduce its dependence on military sales.

       Commencing in 1994, XIT began to implement a business strategy of acquiring strategically complementary businesses and product lines. In July 1994, XIT acquired approximately 84% of HyComp, Inc. through a share exchange with the majority shareholders. HyComp, formed in 1969, designs and manufacture hybrid circuits, resistor networks, and thin film components. HyComp's products are for high-reliability applications where they must withstand extremes of temperature, humidity, or environment. These products have a variety of uses in military, aerospace, medical, computer, industrial control and communications electronics. In December 1995 and January 1996, XIT acquired an additional approximate 7% of HyComp Common Stock through an exchange of XIT Common Stock for HyComp common shares.

       In May of 1995, XIT acquired certain work in process from a bankrupt printed circuit board operation, XCMD, located in Philadelphia, Pennsylvania. The Company continues to service certain of the XCMD customers from its Ontario facility.

       In July 1995, XIT sold its Computron Display Systems Division ("Computron") based in Forest Park, Illinois, a manufacturer of higher cost custom color and monochrome display monitors, for $1.8 million. Computron was sold based on XIT management's determination that the demand for its product lines was declining. Further, XIT's growth in the monitor product area is expected to be derived from its low cost standard color cathode ray tube ("CRT") product line, branded XCEL-Lite, as well as a full range of flat panel products manufactured at its Digitran Division.

       In September 1995, through a newly established wholly-owned subsidiary XCEL Arnold Circuits, Inc. ("XCEL Arnold"), XIT completed the acquisition of Arnold Circuits, Inc., a LaHabra, California manufacturer of complex multi-layer, surface mount circuit boards used in sophisticated electronic equipment for the computer, communications, instrumentation and industrial controls industries. XCEL Arnold's circuit boards are currently used principally in cellular telephone infrastructure, but can also be used in workstations, desktop and notebook computers, computer networking products, storage devices and medical equipment.

       In April 1996, XCEL Arnold completed the acquisition of Etch-Tek, Inc. ("Etch-Tek"), a manufacturer of quick turn and prototype quantities of double sided and high layer count multilayer printed circuit boards. Etch-Tek has been established as a division of XCEL Arnold, and operates as XCEL Etch Tek. Etch-Tek is located in Concord, California and maintains a direct sales office in San Jose, California.

       In September 1996, XCEL Corporation, Ltd. ("XCEL UK"), the Company's United Kingdom subsidiary, acquired Abbott Electronics, Ltd. ("Abbott"). XCEL UK operates Abbott as a wholly-owned subsidiary of XCEL UK trading as XCEL Power Supplies, Ltd. Abbott designs and manufactures high and low voltage, high specification, compact and micro-electronic power supplies to meet rugged environmental and high tolerance electrical requirements.

       In the fall of 1996, XIT began negotiations with respect to the Merger which was consummated on March 26, 1997. Management believes that the Merger will enhance the Company's ability to service its telecommunications and information technology customers, create additional marketing opportunities both geographically and across product lines, and provide some cost savings by the internal sourcing of components formerly purchased from third party vendors.

       Within the electronics industry, the Company manufactures and distributes three product lines which are discussed as follows below.

INSTRUMENTATION AND TEST EQUIPMENT

       The Company's Instrumentation and Test Equipment products are manufactured by CXR. In addition, CXR S.A. performs network integration services. Their customers include AT&T, the RBOCS, interconnect carriers, independent telephone operating companies, private communications networks, banks, brokerage firms and Government agencies.

       TELECOM TEST INSTRUMENTS. The CXR line of test instruments measure the transmission characteristics of telephone circuits. The market for this test equipment has expanded as a result of the AT&T divestiture of the RBOCS and the trend towards user ownership of equipment. As a result of the AT&T divestiture, local telephone operating companies have been forced to develop their own internal capacity to identify and isolate troubles in the network transmission facilities in both telephone company owned or subscriber owned equipment.

       The current line of test equipment manufactured and sold by CXR is as follows:

       The Model 100 Series Responders allow telephone companies and end users to remotely and automatically monitor, and actively test, the quality of transmission facilities. These products are compatible with the AT&T Centralized Automatic Reporting on Trunk (CAROT) testing system and are used by common carriers and private network operators to test their circuit interfaces to the AT&T toll network.

       The basic components of the Model 100 Series testing systems are a Near End responder (NER), a Far End responder (FER) and an access Switch. An NER is a device that acts as the master in a master slave concept. An NER initiates a test by transmitting a test message to the FER at the other end of the circuit. A series of tests are coordinated through a routine sequence controlled by a PC based "Autoroutining System" software program usually located at the master site or the control center. The system program generates reports for all the test data, exception reports, trouble tickets, and marginal performance lines.

       The 700 Series of Transmission test sets are used principally by telephone companies to perform analog measurements on voice grade and wide band circuits applications involving Digital Data Service (DDS) and High Capacity Digital Subscriber Loops (HDSL). The primary use of this product line is in metallic telephone loop qualification testing.

       The Model 5200 Universal Transmission Analyzer incorporates Digital Signal Processing (DSP) measurement technology and has replaced the LES 8000 Test Set formerly marketed by the Company. This product is marketed to the maintenance organizations of telephone companies and private network operators and performs all the functions of a Data Transmission Impairment Analyzer, a DS1 BERT Tester, a VF Signaling Network Access Unit, a T-1 Channel access Test Unit, and a DDS private line and switched digital service test product.

       The Model 5200 is designed for qualifying, commissioning and maintaining digital baseband leased lines, mono and stereo radio channels and basic and primary rate voice, and soon will be enhanced to service Integrated Services for the Digital Network (ISDN) subscriber loops. It is capable of making at very high transmission speeds all of the necessary measurements according to the international CCITT recommendations.

       The Model 5200 covers the specialized installation and maintenance of all circuits involving voice, signalling transmission, 64Kb/s data, and 1.5Mb/s data, and shortly will cover ISDN circuits. The Model 5200 is the first product of its kind to offer all these testing capabilities within one package. An added feature is the use of an internal battery power source in order to accommodate special hard-to-reach environments. The Model 5200 constituted approximately 70% of CXR's instrument sales for the year ended December 31, 1996.

         DATACOM TEST INSTRUMENTS. Datacom test instruments are used to test and monitor the performance of computers and communications equipment to insure proper function in receiving or transmitting data over wide area or local area networks. Datacom instruments monitor, emulate and perform digital tests on protocol, code and transmission functions of computers, terminals, modems, multiplexers, front-end processors and other computer and communications equipment.

         The Datacom instruments manufactured and sold by CXR for testing wide area networks are the CXR Telcom 840A and 841A Network Signalling Analyzers. The 804A is a hand-held field service instrument having limited emulation capability and full monitor capability. The 841A is an easy-to-use field service tool used primarily by telecommunications carriers for installation and maintenance of the new ISDN. The 841A also tests and monitors the Common Channel Signalling System 7 (CCSS7) which is a worldwide standard protocol developed for the purpose of transmitting information between digital central office switches.

         TRANSMISSION PRODUCTS. CXR develops, manufactures, and sells a broad line of Anderson Jacobson ("AJ") modem products. These include modem models operating at data rates from 2400 bits per second (bps) through 33,600 bps. These are sold as rackmount modems for use at central communication/computer sites, stand-alone modems at central communication/computer sites, or as stand-alone modems for use at remote sites. All of the AJ models are "feature rich" modems that generally offer more capabilities and flexibility than competing products.

         The ability to transmit digital data to and from computers is an important element in the computer industry. Communications and data interconnect capabilities are fundamental requirements for maximization of computer systems uses. The large volume of information to be exchanged between computer networks in geographically disperse locations require rapid, accurate and economical communications capabilities and the AJ product line is designed to meet and satisfy such needs.

         The market for V.34 bis dialup 33,600 bps products is believed to be a major growth area and much of CXR's modem development effort is being concentrated on the V.34 bis, V.32ter and V.34 protocol, which include a 33,600 bps product line of modems with integral time division channels multiplexer ports.

         The AJ 14,400/19,200 series is a true V.32 bis/V.32ter compatible product line, with full duplex operation on standard dial-up lines or on 2-wire or 4-wire leased lines. The series features trellis coded modulation and local and remote echo cancellation, with capabilities to cope with satellite delay of multiple hops in long distance transmission. Also, the series is equipped with multiple number storage capacity via a V.25 bis synchronous dialer for computer controlled application. In leased line operation the series features unattended automatic dial backup using the dial-up network in the event of lease line failures. The series is also available in either stand alone desktop applications or as a card for chassis rackmount configuration.

         The AJ Smart Rack is a modem management enclosure that accommodates 16 modular card modems that allow the data center managers to keep track of configurations, diagnostics, alarms and system status at all times through a menu driven user interface. The main advantage of the Smart Rack is the simplicity of keeping track of all activities with real time monitoring and reporting using simple easy to read display screens. Also an on-board modem allows access from remote locations and the ability to dial a predefined sequence of numbers for alarm reporting.

         The AJ 5900 series offers intelligent T-1 Channel Service Units which provide access to D4 and Extended Super Frame (ESF) on High Capacity Digital Service (HCDS), in either a single line or rack mount configuration. The AJ 5900 series offers a single termination interface to the Data Terminal Equipment
(DTE), providing continuous monitoring for bipolar violations and multiple error events. The user can select thresholds for error rates, with separate levels for the network and the equipment. The series provide complete access to both the network side and the user side, along with the appropriate diagnostic tests in order to maintain network integrity.

         In March 1997, CXR introduced a new product line, the AJ 6900 series for T1 and fractional T1 CSU-DSU application. These newly introduced products provide for the direct interface between the customer's equipment and the T1 facilities. The AJ 6900 series operates at any multiple 56K or 64K b/s, including current Frame Relay data rates. Built-in multiplexer ports allow simultaneous connections to a PBX or channel bank which shares the same T1 facility. The AJ 6900 series has an integrated Simple Network Management Protocol (SNMP) and therefore can easily be used by any network management system using SNMP.

         NETWORKING SYSTEMS. In 1996, CXR S.A. formed a new business unit to market several lines of products used to build data and voice networks. All of these products are sourced from third-party vendors under distributorship or OEM arrangements. The "product" marketed to its customers is a turn-key solution using these products and includes network design, installation and maintenance.

         The product lines marketed consist of four primary types as follows: a) multiplexing equipment used to transport data, voice and local area network traffic over point-to-point leased lines and frame relay networks; b) statistical multiplexers, terminal servers and routers for local area network interconnections; c) data compression equipment used to compress and encrypt data streams prior to network access to maximize transmission speed and secure the transmission and to decompress and decipher upon transmission receipt; and d) ISDN routers used to link remote offices to corporate office local area networks.

         CXR ANDERSON JACOBSON LTD. Following the Merger, the Company has established a new United Kingdom subsidiary, CXR Anderson Jacobson, Ltd., for the purpose of marketing the products and services offered by CXR S.A. in the United Kingdom.

CIRCUITS

         The Company's printed circuit boards are produced by XCEL Arnold Circuits, Inc. ("XCEL Arnold"), a wholly-owned subsidiary of XIT based in LaHabra, California and Concord, California, XCEL Circuits, a division of XIT based in Monrovia, California and HyComp, Inc. ("HyComp"), an approximately 91% owned subsidiary based in Marlborough, Massachusetts.

         Printed circuit boards are essential components in virtually all sophisticated electronic products. The circuit board is the basic platform used to interconnect and mount electronic components such as microprocessors, resistor networks and capacitors. Circuit boards consist of copper traces on an insulating (dielectric) base, which provide electrical interconnections for electronic components. The development of more sophisticated electronic equipment by OEMs combining higher performance and reliability with reduced size and cost has created a demand for increased complexity, miniaturization and density in the circuit traces. In response to this demand, multi-layer boards have been developed in which several layers of circuitry are laminated together to form a single board with both horizontal and vertical electrical interconnections.

         The technology required to manufacture electronic products is becoming increasingly costly and complex. Traditionally, manufacturers used the so-called "through-hole" technology in assembling printed circuit boards. However, a newer technology, known as "surface-mount" technology ("SMT") has gained acceptance in the manufacture of these products.

         The Company has invested in new manufacturing equipment to accommodate the increased business for SMT equipment. SMT allows for production of a smaller circuit board, with greater component and circuit density, resulting in increased performance. Management believes that SMT will continue to constitute an increasing percentage of printed circuit board production and assembly.

         According to The Institute for Interconnecting and Packaging Electronic Circuits ("IPC"), the United States printed circuit board market was approximately $7.9 billion in 1996, of which approximately $6 billion was attributable to independent manufacturers like XIT. IPC's data also shows that approximately 80% of this market was multilayer, high density printed circuit boards. IPC estimates that the percentage of the printed circuit board market available to independent printed circuit board manufacturers, such as XIT, has increased from 66% to 85% since 1991. The circuit boards produced at XIT's La Habra, California facility (known as "Arnold Circuits") are high density, multi-layer printed circuit boards of up to 12 layers. The majority of the Arnold Circuits' multi-layer rigid circuit boards are manufactured on a standard base laminate material. Arnold Circuits also produces high performance circuit boards constructed from speciality materials. Arnold Circuits gained ISO 9002 certification in 1995.

         XCEL Etch-Tek is a division of XCEL Arnold located in Concord, California. Etch-Tek is a manufacturer of sophisticated high multi-layer, quick turn, and prototype printed circuit boards.

         HyComp manufactures hybrid circuit products which must, because of the applications in which they are used, endure extreme environmental conditions. HyComp's hybrid circuits combine components, such as resistors, capacitors and integrated circuit chips, into one functional unit in a single sealed package.

         HyComp also has a line of thick film hybrid circuits which are manufactured by HyComp's strategic partner SIMESA in its automated cassette to cassette production facility located in Vitoria, Spain.

COMPONENTS AND SUBSYSTEM ASSEMBLIES

         The Components and Subsystem Assemblies products are produced and/or sold by XIT's Digitran Division, based in Ontario, California, XCEL Corp. Ltd. and XCEL Power Supplies Ltd., wholly-owned subsidiaries of XIT based in England, and XCEL Japan, Ltd.


Components

         XIT's Digitran Division manufactures and sells digital switch products serving aerospace, communications, industrial and commercial applications. Thumbwheel, push button, and lever modules, together with assemblies, are manufactured in 16 different model families. The Digitran Division also offers a wide variety of custom keypads and keyboards.

         The Digitran Division also produces the XCEL-Lite display color monitor product. Each monitor is customized to meet the needs of OEMs or sold "off the shelf" as lower cost color standard XCEL-Lite models. The monitors also come with a range of options, including: a wide range of phosphors, customer headers, video to all standard formats or customized, front access controls for brightness, contrast, and power, ruggedized exteriors, EMI/RFI shielding, low energy power and universal power supplies. The predominant market segments for these displays are medical, test instruments and rugged continuous use ATMs. Color and monochrome monitors (including XCEL-Lite) are sold in Europe through XCEL UK, Ltd.

Subsystems

         According to IPC, the United States value added contract manufacturing market was approximately $14 billion in 1996 and is growing about 20% per year. Based on industry data, the Company believes that OEMs are increasingly relying upon independent manufacturers of complex electronic interconnect products rather than on in-house production. The Company believes that the current trend towards increased reliance by OEMs on independent manufacturers reflects the OEMs' recognition that, for complex electronic interconnect products, independent manufacturers can provide greater specialization, expertise, responsiveness and flexibility and can offer shorter delivery cycles than can be achieved by internal production.

         In addition, the use of independent manufacturers allows OEMs to focus their efforts and resources on other areas such as product research and development and marketing. Other factors which lead OEMs to utilize contract manufacturers include:

         Reduced Time-to-Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life-cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time-to-market by using a contract manufacturer's established manufacturing expertise and infrastructure.

         Reduced Capital Investment Requirements. As electronic products have become more technologically advanced, the manufacturing process has become increasingly sophisticated and automated, requiring a greater level of investment in capital equipment. By using contract manufacturers, OEMs can reduce their overall capital equipment requirements while maintaining access to advanced manufacturing facilities.

         Focused Resources. Because the electronics industry is experiencing greater levels of competition and rapid technological change, many OEMs increasingly are seeking to focus their resources on activities and technologies in which they add the greatest value. By offering comprehensive electronic assembly and turnkey manufacturing services, contract manufacturers allow OEMs to focus on core technologies and activities such as product development, marketing and distribution.

         Access to Leading Manufacturing Technology. Electronic interconnect products and electronic interconnect product manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise in process development and control. OEMs are motivated to work with a contract manufacturer in order to gain access to the contract manufacturer's process expertise and manufacturing know-how.

         Improves Inventory management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a contract manufacturer's volume procurement capabilities. By utilizing a contract manufacturer's expertise in inventory management, OEMs can better manage inventory costs and increase their return on assets.

         The Company offers complete manufacturing solutions to OEMs, including concurrent engineering, assembly of printed circuit boards incorporating its input and display components, assembly of subsystems, test engineering, software development and accessory packaging. The Company believes that its ability to manufacture various electronic components, combined with its engineering integration capability, provides it with a number of competitive advantages in providing custom subsystem assemblies that can enable it to capture a significant portion of this growing market. In addition, the Company's manufacturing technologies and processes now include, in addition to SMT, tape automated binding full grid arrays, and chip on board chip in flux.

         By integrating the Company's printed circuit boards and components, the Company is able to engineer and manufacture communications equipment, medical testing equipment, industrial machine controllers, and military weapons subsystems. Medical equipment, gasoline service point of sales terminals, and machine tools use the Company's proprietary PF-Shield, a thin, tough PolyFilm which provides environmental protection from dust and most fuels, solvents and petroleum based products without detracting from the equipment's cosmetic appearance or performance. Furthermore, the shield is highly resistant to puncture, is flame retardant and remains flexible from -75 degrees Celsius to 150 degrees Celsius. XIT's industrial machine controller products eliminate interference and cross-talk between adjacent monitors, utilize high grade plastics (Digidome) that will not deteriorate when exposed to petrochemicals, and offer custom panels and keycaps that withstand the abusive industrial environment. XIT's military products utilize the highest quality materials to withstand nuclear, biological, and chemical contamination and extreme environmental conditions encountered in worldwide military deployment including rigorous shock and vibration.

CUSTOMERS AND MARKETING

         Customers for the Company's Instrumentation and Test product line include AT&T, the RBOCS, international telephone companies (including France Telecom), and private communications networks. Datacom test equipment and modem equipment are purchased by telecommunications equipment manufacturers and used in the design, manufacture, installation and maintenance of the electronic equipment they provide. Telecom test instruments are purchased by the major long distance carriers.

         The principal customer for the Circuits Sector is the Cellular Infrastructure Group of Motorola. Substantially all manufacturing for Motorola is done at Arnold Circuits. During the year ended September 30, 1996, and the
quarter ended March 31, 1997, sales to Motorola accounted for 41% and   %,
respectively, of the Company's sales. The Company has commenced efforts to market its products to other customers to reduce its reliance on Motorola and has commenced sales to other customers who it believes will become significant customers. The loss of Motorola as a customer, or a significant reduction in the dollar amount of orders from Motorola, would have a material adverse affect on the Company. See "Risk Factors; Dependence on Major Customer."

         The principal customers for Components and Subsystems are OEMs in the electronics industry, including manufacturers of communications equipment, industrial and business computers, automatic teller machines, medical devices, industrial instruments and test equipment, and aerospace and military products.

         The Company markets its products through a combination of direct sales engineers, distributors and independent sales representatives primarily in the United States, Europe and Japan.

BACKLOG

         The Company's business is not generally seasonal, with the exception that the printed circuit board industry generally slows in the last calendar quarter of each year. The Company's backlog of firm, unshipped orders was as follows by business sector at March 31, 1997 and September 30, 1996 and 1995, respectively.


                                                            ( in thousands )


                                        March 31, 1997       Sept 30, 1996          Sept 30, 1995
                                       ---------------       ---------------       ---------------
Circuits                               $         5,721       $        11,019       $        14,087
Components and Subsystem
Assemblies                                       7,631                 9,187                 2,937
Instrumentation and Test
Equipment                                        3,551                 - 0 -                 - 0 -
                                       ---------------       ---------------       ---------------
                                       $        16,903       $        20,206       $        17,024
                                       ===============       ===============       ===============

         The decline in backlog for the Circuits Sector is principally the result of Arnold Circuit's major customer, Motorola, changing its ordering pattern, compounded in 1997 by a deferral of orders by the customer pending correction of late delivery problems. Motorola as a matter of policy has reduced its order quantities from a 12 month supply in the September 30, 1995 time frame to a 3 to 6 month supply beginning in the September 30, 1996 time frame and forward. The increase in backlog for the Components and Subsystem Assemblies Sector beginning at September 30, 1996 is due to the backlog of Abbott, acquired in September 1996, of $5,080,000 and $5,992,000 at March 31, 1997 and September 30, 1996, respectively. Order backlog for Abbott is volatile and the decline from September 30, 1996 to March 31, 1997 is not indicative of an adverse trend. The backlog for the Instrumentation and Test Equipment Sector at March 31, 1997 is that of CXR, acquired on March 26, 1997. Backlog for CXR is not deemed a significant measure of its business, as its customers generally order on a just-in-time basis; however, at March 31, 1997, CXR had one significant order which had been placed on an extended contract basis. The order backlog at March 31, 1997 is expected to be shipped during the year ended December 31, 1997, with the exception of approximately $2,600,000 of Abbott orders whose fulfillment extends beyond that date.

MANUFACTURING

         The Company purchases the electronic components required for the manufacture of its various product lines from a number of vendors and has experienced no significant difficulties in obtaining timely delivery of components. In addition, the Company has begun internal sourcing of certain electronic components following the Merger. Management has determined that there would be little, if any, cost savings from outside manufacturing.

PRODUCT DEVELOPMENT AND ENGINEERING

         The Company's product development and engineering is critical in view of rapid technological innovation in the electronics hardware industry. Current research and development efforts are concentrated in the Instrumentation and Test Equipment Sector (CXR) and at HyComp. For the years ended September 30, 1996, September 30, 1995, and September 30, 1994, product development costs of XIT were approximately $309,000, $328,000 and $639,000, respectively.

         The product development costs of CXR were $2,612,000 and $2,373,000 during the years ended December 31, 1996 and December 31, 1995, respectively. These product development costs were related primarily to development of new telecommunications test equipment, trunk testing system products and data communications equipment. Current research expenditures are directed principally towards enhancements to the current test instrument product line and development of increased band width (faster speed) transmission products. These expenditures are intended to improve market share and gross margins, although no assurances may be given that such improvements will be achieved.

         CXR also makes use of the latest CAD (Computer Aided Design) equipment to design and package its products. This puts CXR in the position to take full advantage of the latest CAE (Computer Aided Engineering), and EDA workstation tools (Engineering Design Automation) to design, simulate and test its advanced product features or product enhancements for custom circuits and miniaturization purposes. With the above mentioned tools, product developments are turned around very quickly, keeping the highest quality and reliability integrated as part of the overall development process. This kind of capability also allows CXR to offer custom featured designs for the potentially expanding Original Equipment Manufacturers (OEM) customers, whose needs require the integration of CXR's products with their own.

        In 1992, HyComp began investigating the feasibility of a lower cost alternative flip chip assembly process than that developed by IBM in the 1980s. The HyComp process called "adhesive flip chip" uses conductive adhesives as interconnections, instead of deposited metals. The adhesive flip chip process promises all the benefits of the flip chip, but with substantially lower capital investment and manufacturing costs. In 1995, HyComp received a contract from the Advanced Research Projects Agency of the Department of Defense ("ARPA") to study the feasibility of commercializing flip chip technology. In 1996, HyComp received a contract continuation in the amount of $750,000 from the ARPA to set up and operate an adhesive flip chip assembly line.

        In microelectronic applications, packaging has become a primary focus. As chips approach the limits of on-chip densities, packaging which spaces chips closely becomes key to increasing performance while decreasing size. Flip chip technology gives the highest chip density of any packaging method. Instead of placing chips in space wasting individual packages, they are assembled face down onto matching connections on a substrate or board. Since the connections are under the chip, no additional space is required for bonded wires or leads.

         Company management believes that adhesive flip-chip has significant potential size, performance and cost advantages for hybrid circuit manufacture. It is expected that the two year ARPA program will make HyComp the only hybrid company experienced in adhesive flip chip assembly, a significant market advantage. Management believes that over the next five years, flip chip will be the microelectronic packaging of choice for high performance circuits. As of June 1997, a prototype production process has been implemented and initial commercial samples have been produced for potential customers.

PATENTS AND TRADEMARKS

         The Company regards its software, hardware and manufacturing processes as proprietary and relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions, including employee and third-party nondisclosure agreements, to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford some limited protection. The laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The

Company requires that its employees enter into confidentiality agreements as a condition of employment.

COMPETITION

         The Instrumentation and Test Equipment Sector has numerous competitors with greater technological, financial and marketing resources than those possessed by the Company. The ability of the Company to compete in the Instrumentation and Test product lines is dependent on several factors including price, technology, product performance, service and its ability to attract and retain qualified management and technical personnel.

         The market for printed circuit boards in the United States is fragmented and very competitive. The Company believes there are over 700 companies producing circuit boards in the United States. XIT competes primarily against other independent manufacturers. There are no dominant manufacturers in the segment of the industry served by XIT. XIT believes that relatively few producers in the United States have the technological competence, manufacturing processes, and facilities to produce complex multi-layer surface mount circuit boards in commercial volumes.

        The Company also faces competition in this sector from certain captive circuit board manufacturers. These manufacturers may seek orders in the open market to fill excess capacity, thereby increasing price competition. A number of the Company's competitors are larger than the Company and have greater financial, marketing and other resources. The Company believes that competition in circuits manufacturing is based on product quality, technological capability, responsiveness to customers in delivery and service, and price.

         The Company's Components and Subsystem Assemblies Sector competes in a highly fragmented market composed of a diverse group of U.S. based manufacturers. The Company believes that the primary bases of competition in this market segment are capability, price, manufacturing quality, advanced manufacturing technology, and reliable delivery. The Company believes that by focusing on low to medium-volume production, and by manufacturing subsystems using its inhouse manufactured components, the Company can compete effectively. Additionally, by taking on a wider range of systems than its larger competitors and by having access to a diversified customer base, the Company believes it is able to diversify its workload and is not as dependent as some of its competitors on individual contracts, customers or industries.

REGULATION

         The Federal Communication Commission ("FCC") has adopted regulations with respect to the interconnection of communications equipment with telephone lines and radiation emanations of certain equipment. CXR has complied with these regulations and received all necessary FCC approvals for its line of trunk testing equipment. As additional products require certification, CXR believes it will be able to satisfy all such future requirements. CXR believes it complies with environmental regulations since it assembles, rather than manufactures, electronic components and therefore discharges into the environment are believed to be negligible.

         XIT's product lines are subject to certain federal and state statutes governing safety and environmental protection. XIT believes that it is in substantial compliance with all such regulations and XIT is not aware of any proposed or pending safety or environmental rule or regulation which, if adopted, would have a material impact on its business or financial condition.

EMPLOYEES

         As of May 31, 1997, the Company employed approximately 447 persons. Of these employees, 326 employees are employed in the United States and 121 are employed in Europe and Japan.

         None of the Company's employees are represented by unions and there have not been any work stoppages at any of the Company's facilities. The Company believes that its relationship with its employees is good.

                             DESCRIPTION OF PROPERTY

                  The Company leases or owns approximately 250,000 square feet of administrative, production, storage and shipping space. All of these facilities are leased other than the Melbourne, UK and Abondant, France facilities. The Ontario facility is owned by Capital Source Partners, a California real estate partnership in which XIT holds a 50% ownership interest.


     Business Unit                                         Location                Function
     -------------                                         --------                --------
Digitran Division (Components and                          Ontario,                Corporate
Subsystem Assemblies)                                      California              headquarters/
                                                                                   Manufacturing

XCEL Circuit Division (Circuits)                           Monrovia,               Administrative/
                                                           California              Manufacturing

XCEL Corp. Ltd.                                            Melbourne,              Administrative
(Components and Subsystem Assemblies)                      United
                                                           Kingdom

XCEL Power Supplies                                        Ashford,                Administrative/
(Components and subsystem                                  United                  Manufacturing
assemblies)                                                Kingdom

XCEL Japan, Ltd. (Components and                           Higashi-                Administrative/
Subsystem Assemblies)                                      Gotanda,                Assembly
                                                           Tokyo, Japan

Arnold Circuits (Circuits)                                 La Habra,               Administrative/
                                                           California              Manufacturing

HyComp, Inc. (Circuits)                                    Marlborough,            Administration/
                                                           Massachusetts           Manufacturing

CXR S.A. (Instrumentation and test                         Paris, France           Administrative
equipment)

CXR                                                        San Jose,               Administrative/
(Instrumentation and                                       California              Manufacturing
test equipment)

CXR, S.A.                                                  Abondant,               Manufacturing
(Instrumentation                                           France
and Test Equipment)

         The lease for the San Jose, California facility expires July 1997 and it is anticipated that it will be renewed. The lease for the Paris, France facility expires in May 1998. The Ontario facility is covered by a lease that expires in September 2000, with options to extend until September 2010. The Monrovia facility is covered by a lease that expires on October 31, 1997, with an option to renew until October 31, 1998. The LaHabra facility is leased from four separate property owners pursuant to leases, each of which terminates in March 2000. Each of these leases may be extended for five years subject to agreement on a minimum monthly rental. The Concord facility is subject to a lease that expires in September 2001, with options to renew until April 2016. The Marlborough facility is subject to a lease which expires in October 2000, and the Tokyo facility is subject to a lease which expires in March 1998. The Ashford facility is subject to a fifteen year lease which expires on September 6, 2011, subject to the right of the Company to terminate the lease after five years, and the rights of the Company or the landlord to terminate the lease after ten years.

         The Company believes that these facilities are adequate for the current business operations.

                                LEGAL PROCEEDINGS

         In September 1994, Raymond Jacobson, a former officer and director of the Company and a participant in the Company's deferred compensation plan, brought an action against the Company in the California Superior Court, Santa Clara County, alleging that the Company had breached its contract to pay Mr. Jacobson $3,495 bi-weekly for life under his deferred compensation agreement dated May 11, 1993 (the "1993 Agreement"), by discontinuing payment in August 1994. The 1993 Agreement superseded a previous deferred compensation agreement dated April 1, 1977 (the "1977 Agreement") which had provided for twice the level of payments. Mr. Jacobson was claiming damages of approximately $1,200,000, which he purported to be the present value of all payments to be made under the 1993 Agreement. In June 1995, the Company paid Mr. Jacobson all amounts past due under the contract plus interest and reinstated the bi-weekly payments, which have continued to date.

         On May 20, 1996, Daniel Dror & Co, Inc. ("DDC"), instituted a suit against Mr. Jacobson in the District Court for Galveston County, Texas alleging damages arising from DDC's investment of more than $2,000,000 for the purchase of 1,072,000 shares of the Company's common stock. On February 11, 1997, Mr. Jacobson, through his attorney, demanded that the Company indemnify him, hold him harmless and pay for the cost of defense, including reasonable attorney's fees and costs in connection with the litigation instituted against him by DDC. This suit was subsequently dismissed by DDC.

         On February 14, 1997, Mr. Jacobson, through his attorney, gave notice to the Company that he believed that the litigation instituted against him by DDC provided a basis for him to rescind the 1993 Agreement and assert his rights to full payment under the 1977 Agreement.

         Notwithstanding the above, the Company management and Mr. Jacobson have conducted settlement discussions since June 1996, and the Company believes that an enforceable settlement was reached on January 22, 1997. Mr. Jacobson apparently disclaims this agreement based on the actions noted above. On February 28, 1997 the Company filed a motion for leave to file a cross-claim asserting that the January 22, 1997 agreement supersedes all previous agreements with Mr. Jacobson.

         A court supervised settlement conference with Mr. Jacobson was held on March 26, 1997. Although a tentative settlement was reached, the settlement was subject to fulfillment of a number of conditions subsequent which did not occur and therefore was not binding on either party. Subsequent thereto, several settlement offers have been proposed by Mr. Jacobson's counsel, none of which are acceptable to the Company.

         Currently, the Company's motion for leave to cross-claim has been granted and a trial setting conference has been scheduled for July 1, 1997.

         The Company does not believe that the cost of settling this matter, or alternatively, a monetary judgement against the Company, would be materially in excess of amounts already recorded by the Company for the deferred compensation arrangement.

         In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 30,000 shares of Common Stock for which payment had been made. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since the Company cannot issue unrestricted shares (absent registration), the Company has answered Mr. Scheinfeld's motion and is seeking to compel him to serve a complaint upon the defendants.

         Although the ultimate outcome of the matters noted above cannot be predicted with certainty, pending actual resolution, in the opinion of management, the disposition of these matters will not have a material adverse affect on the consolidated results of operations or financial position.

                               MARKET INFORMATION

Since September 11, 1996, the Company's Common Stock has been trading on the NASDAQ SmallCap Market under the symbol MCTL. Prior to that date, the shares of the Company's Common Stock had been listed on the American Stock Exchange under the symbol MOL. Accordingly, the tables below reflect the high and low sales prices for a share of the Company's Common Stock during the period they were listed on the AMEX, and the high and low bid information for the period during which they were listed on the NASDAQ SmallCap Market. The quotations below for dates commencing September 11, 1996 reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

On August 15, 1996, the shareholders of the Company ratified a one-for-five reverse stock split effective for holders of record on August 29, 1996. The sales prices below have been restated to give effect to the reverse split.


1997                      High             Low
----                      ----             ---
June 19, 1997         $   2.0625       $   1.8125
First Quarter             3.4375           1.4375

1996
----
Fourth Quarter        $     3.25       $   1.0625
Third Quarter              5.625            3.125
Second Quarter              8.75           4.6875
First Quarter              9.375           5.3125

1995
----
Fourth Quarter        $   6.5625       $   4.0625
Third Quarter               7.50           5.3125
Second Quarter              6.25             3.75
First Quarter              4.375            3.125

(b)  Shareholders:

As of June 19, 1997, the Company had approximately 3,847 shareholders of record.

(c)  Dividends:

The Company has not declared or paid any cash dividend since its inception. It has been the general policy of the Board of Directors to retain all earnings in the Company to support the expansion and development of new products.

                             SELECTED FINANCIAL DATA

         The following tables summarize selected historical and pro forma consolidated financial data for the Company for the five years ended September 30, 1996 and the three month periods ended March 31, 1997 and March 31, 1996, which have been derived from and should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations. The financial data as of and for the three months ended March 31, 1997 and March 31, 1996 are unaudited, but have been prepared on the same basis as the audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the data presented. Results of operations for the three months ended March 31, 1997 are not necessarily indicative of results that may be expected for the full year. All amounts are in thousands, except per share data.




                              Three Months
                                 Ended
                                March 31                                Year Ended September 30
                        ------------------------       ---------------------------------------------------------------------
                          1997            1996           1996           1995           1994            1993           1992
Net sales               $  7,707        $  7,336       $ 31,249       $ 19,602       $ 14,237        $ 13,766       $ 15,993

Net income (Loss)       $   (603)       $    282       $  1,083       $    337       $   (672)       $  1,430       $    382

Net income (Loss)       $   (.10)       $    .05       $    .17       $    .07       $   (.14)       $    .33       $    .13
per share

Total Assets            $ 31,968        $ 15,239       $ 19,613       $ 15,955       $ 11,137        $ 10,716       $ 10,631

Long Term               $  4,822        $  2,962       $  3,453       $  2,358       $    740        $    762       $  4,027
Obligations

Stockholders'           $  9,913        $  4,784       $  5,846       $  4,464       $  3,263        $  3,769       $  1,245
Equity

Shares                     9,311           5,814          6,063          5,814          4,886           4,659          3,004
Outstanding at
Period End

         No cash dividends were declared during any of the periods presented. Shares outstanding and net income (loss) per share have been restated to give effect to the recapitalization of the Company as a result of the Merger whereby XIT (the accounting acquiror) acquired CXR in a "reverse acquisition."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         WHEN USED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND," "SHOULD," "BELIEVE," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, OPERATING COSTS AND FINANCIAL POSITION. SPECIFICALLY, FORWARD-LOOKING STATEMENTS ARE INCLUDED IN THE FOLLOWING SECTIONS BELOW: RESULTS OF OPERATIONS-EFFECTS OF ACQUISITIONS ON THE THREE MONTHS ENDED MARCH 31, 1997, LIQUIDITY AND CAPITAL RESOURCES, OUTLOOK, AND NEW ACCOUNTING PRONOUNCEMENTS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY THAN THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

         As discussed previously and in the notes to the accompanying consolidated financial statements, the consolidated financial statements presented are those of XIT Corporation because of the reverse acquisition by XIT of MicroTel International, Inc. and its subsidiaries in the Merger. The pre-Merger company and "accounting acquiree" is described as CXR in the discussion below. XIT is referred to as the "Company."

         The Company conducts its operations out of various facilities in the U.S., France, England, and Japan and organizes itself in three product line sectors- Circuits, Components and Subsystem Assemblies, and Instrumentation and Test Equipment. The Circuits Sector operates principally in the Company's U.S. market, the Components Sector operates in its U.S., European and Asian markets, and the Instrumentation and Test Equipment Sector operates principally in its U.S. and European markets. The Components and Subsystems Assembly Sector is referred to as "the Components Sector" in the discussion below for brevity.

         The Company's Instrumentation and Test Equipment Sector business is conducted solely by CXR and therefore its results of operations are not included in the results of operations for the years ended September 30, 1996, 1995 and 1994.

RESULTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 1996 VERSUS YEAR ENDED SEPTEMBER 30, 1995 AND YEAR ENDED SEPTEMBER 30, 1995 VERSUS YEAR ENDED SEPTEMBER 30, 1994

SALES

         Consolidated net sales grew by $11,647,000 or 59.4% in 1996 over 1995 and by $5,365,000 or 37.7% in 1995 over 1994. The growth in sales was due in large part to the net effects of acquisition and disposition activity during the respective periods. The table below depicts the composition of consolidated net sales by business sector, separately identifying operations which were acquired or disposed of during the three year period ended September 30, 1996.



                                                 ( in thousands)
                                         1996          1995          1994
                                         ----          ----          ----
Circuits Sector
HyComp (acquired 7/6/94)               $ 3,027       $ 2,696       $   752
Arnold Circuits(acquired 8/1/95)        13,586         2,827
Etch-Tek (acquired 5/1/96)               1,648
Other                                      605           469           318
                                       -------       -------       -------
                                        18,866         5,992         1,070
                                       -------       -------       -------
Components Sector
Computron (disposed of 5/31/95)                        2,905         4,273
XCMD (established 5/95)                    365           343
Abbott (acquired 9/1/96)                   328
Other                                   11,690        10,362         8,894
                                       -------       -------       -------
                                        12,383        13,610        13,167
                                       -------       -------       -------
Total Net Sales                        $31,249       $19,602       $14,237
                                       =======       =======       =======


         Net sales in 1996 for the Circuits Sector increased by $12,874,000 or 214.9% and net sales for the Components Sector declined by $1,227,000 or 9% from the respective sales levels in 1995. The growth in Circuits Sector sales was comprised principally of the incremental sales of $12,407,000 from the inclusion in 1996 of Arnold Circuits' full year results, versus two months in 1995, and five months of operations for Etch-Tek. The remaining growth of $467,000 was comprised of market share gains by HyComp and XCEL Circuits. The sales volume for Arnold Circuits for 1996 of $13,586,000 is lower than that expected by analyzing the two months' sales of $2,827,000 in 1995, due not only to normal seasonal softness in the circuits industry in the last calendar quarter of each year, but also to a significant decline in product demand from its major customer, Motorola. Sales for Arnold Circuits in 1996 declined by approximately $1,008,000 from its sales for the entire year ended September 30, 1995, including the two months its operations were included in the Company's consolidated results.

         The decline in net sales in 1996 for the Components Sector was the net result of the loss of revenues from Computron, which had sales of $2,905,000 in 1995 prior to its disposal, being partially offset by the incremental sales from the acquisition of Abbott in 1996 of $328,000 and sales gains by the other Sector operations of $1,350,000. The sales gains for the other Sector operations in 1996 were comprised of a) an increase in sales of XCEL-Lite display monitors of approximately $1,177,000, principally to the Sector's one major account for this product line, and b) a net improvement in sales for other Sector products of $173,000. The latter improvement was also the combined result of several factors, with a general decline in sales in the Sector's Asian markets due to price competition being more than offset by an increase in sales in the Sector's U.S. and European markets due principally to a favorable product mix shift to higher priced digital switches than those sold in 1995.

         Net sales in 1995 for the Circuits Sector increased by $4,922,000 or 460% over those in 1994. This growth resulted principally from the incremental sales of $4,771,000 from the inclusion in 1995 of a full year's operations for HyComp, versus three months in 1994, and two months of Arnold Circuits' operations subsequent to its acquisition. Net sales in 1995 for the Components Sector improved by $443,000 or 3.4% over those in 1994, with a decline in revenues from Computron of $1,368,000, which was sold on May 31, 1995, being more than offset by the incremental revenues of the start-up operations of XCMD of $343,000 and gains of $1,468,000 for the remainder of the Sector's operations in all of its geographic markets. The latter gains were comprised principally of an increase in sales of XCEL-Lite display monitors of $1,123,000, as a result of a major new account, and to both improved pricing and market share gains for the Sector's subsystem manufacturing businesses.

GROSS PROFIT

         The composition of consolidated gross profit by business sector and the percentages of related net sales (in parentheses) are as follows for the three years ended September 30, 1996, 1995 and 1994, respectively:


                                              ( dollars in thousands)

                               1996                      1995                      1994
                               ----                      ----                      ----
Circuits Sector          $ 3,570  (18.9%)          $ 1,445  (24.1%)          $   163   (15.2%)
Components Sector          4,622  (37.3%)            3,825  (28.1%)            4,051   (30.8%)
                         -------                   -------                   -------
Total Gross Profit       $ 8,192  (26.2%)          $ 5,270  (26.9%)          $ 4,214   (29.6%)
                         =======                   =======                   =======

         Consolidated gross profit as a percentage of sales declined by .7% from 26.9% in 1995 to 26.2% in 1996, as the effects of a 9.2% improvement in gross profit percentage for the Components Sector was more than offset by the effects of a 5.2% decline for the Circuits Sector due to the Circuits Sector's greater weighing in the consolidated sales mix. The improvement for the Components Sector was the combined result of a) the favorable product mix shift to higher priced (and higher margin) switches noted above under SALES,
b) improved absorption of fixed manufacturing costs and material pricing resulting from the increase in sales and production of XCEL-Lite monitors, c) relatively higher margins for products sold by Abbott (acquired in 1996), than those historically achieved for Sector products, and d) the inclusion in 1995 of product sales by Computron, prior to its disposition, at lower margins than the average for the Sector. The decline in gross profit for the Circuits Sector was caused by a) higher costs for Arnold Circuits' product sales due to the underabsorption of fixed manufacturing costs related to declining sales levels and manufacturing inefficiencies from a product mix change to higher technical content circuit boards, and b) relatively lower margins on 1996 Etch-Tek product sales, after its acquisition, than historically achieved by the Sector.

         Consolidated gross profit as a percentage of sales declined by 2.7% from 29.6% in 1994 to 26.9% in 1995, as an increase of 8.9% for the Circuits Sector was outweighed by a 2.7% decline for the Components Sector due to the Components Sector's greater weighing in the consolidated sales mix. The improvement for the Circuits Sector in 1995 versus 1994 was due principally to the inclusion in 1995 of a full year of HyComp's sales and two months of Arnold Circuits' operations, as both of these unit's sales have higher margins than the average achieved by the Sector in 1994. The decline in the Components Sector was due principally to the replacement of lost Computron sales with lower margin XCEL-Lite product sales.


OPERATING EXPENSES

         Operating expenses for the years ended September 30, 1996, 1995 and 1994 were comprised of the following:


                                                        ( in thousands)
                                                 1996         1995         1994
                                                ------       ------       ------
Commissions                                     $1,438       $  517       $  149
Other Selling                                      971          974        1,106
                                                                          ------
  Total Selling Expense                          2,409        1,491        1,255
General & Administrative Expense                 3,970        3,379        2,831
                                                                          ------
  Total Selling, General & Administrative       $6,379       $4,870       $4,086
                                                ======       ======       ======
Engineering, research & development             $  309       $  328       $  639
                                                ======       ======       ======

         Total selling expense as a percentage of net sales was 7.7%, 7.6% and 8.8% for the years ended September 30, 1996, 1995 and 1994, respectively. Commissions as a percentage of sales increased from 1.1% in 1994 to 2.6% in 1995 and to 4.6% in 1996, as a result of and in direct relation to the increase in Circuits Sector sales during these periods. In contrast to Components Sector sales which are primarily achieved through direct selling, substantially all Circuits Sector sales are made through manufacturer representatives. Other selling expense, which consists of sales and marketing departmental costs, was comparable between 1996 and 1995, with the incremental costs of acquired operations being offset by the elimination of Computron's costs after its disposal in May 1995. The reduction in other selling expense of

$132,000 from 1994 to 1995 was the combined result of a) a $104,000 increase in costs representing the net effects of acquired operations and the disposal of Computron on the periods, and b) a $236,000 reduction in costs due to cutbacks in sales administration and direct sales personnel.

         General and administrative expense increased by $591,000 in 1996 versus 1995, and by $548,000 in 1995 versus 1994. Excluding the incremental effects of acquired operations net of the disposal of Computron of $836,000 and $439,000 in 1996 and 1995, respectively, general and administrative expense declined by $245,000 in 1996 versus 1995, and increased by $109,000 in 1995 versus 1994. The decline in 1996 was the combined result of reversals of accruals of $399,000 related to the favorable disposition in 1996 of certain long-disputed administrative costs, offset by a general increase of $154,000 in administrative expense levels, principally in personnel costs. The increase in 1995 was due to incremental legal fees related to acquisition and disposition activities.

         Engineering, research and development costs originated solely from the research and product development activities of HyComp in 1996 and 1995 and were relatively comparable between the periods. Such costs in 1994 included the activities of a Components Sector project engineering group which was discontinued in that year and product development activities at Computron to develop a lower cost monitor, which were also discontinued in 1994. The costs of these latter activities of $541,000, less the effects of only a partial year of HyComp's research and development activities being included in 1994, resulted in a $311,000 decline in engineering, research and development costs in 1995 versus 1994.

OTHER INCOME AND EXPENSE

         The increase in interest expense of approximately $102,000 in 1996 compared to 1995, and of approximately $67,000 in 1995 compared to 1994, resulted principally from increased average borrowings during the respective periods.

         Fluctuations in other income (expense), net resulted principally from differences in foreign currency exchange gains and losses incurred during the respective periods. Other income in 1995 also includes as a separate line item the gain on the sale of the Computron Division of $479,783.

INCOME TAXES

         Income taxes are nominal in the respective periods as the Company is in a loss carryforward position for U.S. Federal tax purposes, as well as in most foreign jurisdictions.

THREE MONTHS ENDED MARCH 31, 1997 VERSUS THREE MONTHS ENDED MARCH 31, 1996

EFFECTS OF ACQUISITIONS ON THE THREE MONTHS ENDED MARCH 31, 1997

         The consolidated results of operations for the three months ended March 31, 1997 include the full or partial results of operations of three companies acquired since March 31, 1996. They include the full quarterly results of both Etch-Tek acquired on May 1, 1996, and Abbott acquired on September 1, 1996. They also include the results of operations of CXR for the five days ended March 31, 1997. The table below separates the results of the acquired entities from the consolidated totals for the three months ended March 31, 1997 in order to provide a more meaningful basis for a comparative discussion of these results versus the three months ended March 31, 1996.



                                                        (in thousands)
                                                 Three Months Ended March 31
                                 ------------------------------------------------------------
                                                    1997                            1996
                                 -------------------------------------------     ------------
                                 Consolidated    Acquisitions    Comparative
                                 ------------    ------------    -----------
Net sales                        $      7,707    $      2,540    $      5,167    $      7,336
Cost of sales                           6,234           1,856           4,378           5,372
                                 ------------    ------------    ------------    ------------
Gross profit                            1,473             684             789           1,964
Selling expense                          (613)           (161)           (452)           (659)
General & administrative               (1,162)           (418)           (744)           (808)
Engineering & product
 development                              (98)            (31)            (67)           (106)
Interest                                 (198)            (71)           (127)           (128)
Other income (expense)                     (1)                             (1)             22
Income taxes                               (4)                             (4)             (3)
                                 ------------    ------------    ------------    ------------
Net Income (loss)                $       (603)   $          3    $       (606)   $        282
                                 ============    ============    ============    ============


         As can be seen from the table, the consolidated results of operations for the three months ended March 31, 1997 were significantly impacted by the results of the acquired companies. Net sales, gross profit, and operating expenses (selling, general and administrative, and engineering and product development) of these companies represented 32.9%, 46.4%, and 32.6%, respectively, of the consolidated totals.

         The table following summarizes by company the incremental results related to the acquired companies for the three months ended March 31, 1997:


                                              (in thousands)
                          Etch-Tek        Abbott          CXR             Total
                          --------        ------          ---             -----
Net sales                 $   947         $ 1,093         $   500         $ 2,540
                          =======         =======         =======         =======
Gross profit              $    44         $   428         $   212             684
                          =======         =======         =======         =======
Operating expenses           (177)           (326)           (107)           (610)
Interest expense              (66)            (55)                            (71)
                          -------         -------         -------         -------
Net income (loss)         $  (149)        $    47         $   105         $     3
                          =======         =======         =======         =======



         The level of business volume for CXR for the five days ended March 31, 1997 is not indicative of its pro rata sales per period, as its revenues have historically been higher towards the end of each quarter due to the buying pattern of its principal customers. For the entire three months ended March 31, 1997, CXR incurred a net loss of $(1,904,000) on net sales of $3,496,000. Included in these quarterly results prior to March 26, 1997, CXR incurred certain significant charges as follows: i) $462,000 of compensation expense related to certain officers and directors whose corporate capacities would terminate or change at the date of the merger with the Company and ii) $287,000 of asset write-downs and severance costs related to the reassessment of the impact on asset realizable values and certain cutbacks in personnel, respectively, necessitated by the continuing sluggishness of its business volume. These charges directly impacted the net loss of CXR for the quarter, as there are no tax effects because CXR is in a net operating loss carryforward position. Additionally, the consolidated results of operations for the three months ended March 31, 1997 included amortization of the goodwill originating in the acquisition of CXR of $5,000 for the five days subsequent to the merger, whereas annual amortization is estimated to approximate $327,000.

         Although not necessarily indicative of the results that would have occurred or of results which may occur in the future, Note 2 to the consolidated condensed financial statements for the three months ended March 31, 1997 and 1996 presents summary pro forma results as if the merger had taken place at the beginning of the first quarter of 1997.

COMPARATIVE RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 1997 VERSUS THREE MONTHS ENDED MARCH 31, 1996

         The following discussion relates to the comparison of the results of operations for the three months ended March 31, 1997, excluding the results of the acquired companies, to the results for the same period of the prior year (see the first table above under Effects of Acquisitions on the Three Months Ended March 31, 1997).

         Net sales for the first quarter of 1997 declined by $2,169,000 or 29.6% from those in the same period of the prior year. This decline was comprised of lower net sales for the Company's Circuits and Components Sectors of $1,636,000 and $533,000, respectively. The decrease in the Circuits Sector was due principally to lower demand from the major customer of the group, Motorola, compounded by an inability to ship the lower level of orders received as a result of material sourcing problems caused by cash flow constraints. The decrease in the Components Sector was due principally to the loss of a major account for display monitors.

         Gross profit, as a percentage of sales, declined from 26.8% in the first quarter of 1996 to 15.3% for the first quarter of 1997. This decline was the direct result of the lower sales volume noted above and the consequential decline in absorption of the Company's fixed manufacturing costs, particularly in the capital intensive Circuits Sector.

         Operating expenses (selling, general and administrative, and engineering and product development) declined by $310,000 in total from $1,573,000 in the first quarter of 1996 to $1,263,000 in the first quarter of 1997. Selling expenses, which include a significant commissions component and are therefore largely variable, were comparable as a percentage of sales at 8.8% in 1997 versus 9% in 1996. General and administrative expenses in 1997 declined by $64,000 or 7.9% from 1996 as a combined result of the streamlining of the administrative structure in the Circuits Sector, offset in part by higher corporate administrative costs. The latter corporate cost increases relate principally to higher personnel costs and the implementation of a new computer system. Engineering and product development expenses declined by $39,000 from 1996 to 1997 due principally to an increase in the amount of such costs billable to specific contracts.

         Interest expense was approximately the same between the two periods reflecting comparable average borrowings during the periods. Other income (expense) is principally comprised of foreign currency exchange gains and losses incurred during the respective periods.

         Income taxes are nominal in the respective periods as the Company is in a loss carryforward position for Federal income tax purposes, as well as in most foreign jurisdictions.

LIQUIDITY AND CAPITAL RESOURCES

         Cash provided by operations was approximately $706,000, $292,000 and $919,000 for the years ended September 30, 1996, 1995 and 1994, respectively. The principal non-cash item contributing to these cash flows is depreciation and amortization which was approximately $589,000, $278,000 and $212,000 in 1996, 1995 and 1994, respectively, with the increasing trend due principally to acquired operations. The increase in cash provided by operations of $414,000 in 1996 versus 1995 was due principally to the positive effects of the improvement in results of operations, the increase in depreciation and amortization, and the inclusion in 1995 of the non-cash gain on the sale of Computron, offset by a decrease in accrued expenses in 1996 related principally to the accrual reversals discussed above under "Results of Operations."

Cash provided by operations in 1995 decreased by $627,000 from 1994, although results of operations improved. This was due to the non-cash gain on Computron in 1995, and to a greater extent, a decline in 1994 of the level of accounts receivable at year-end caused by a significant decline in sales by Computron and XCEL Japan in the fourth quarter of that year versus the comparable period of the prior year.

         Cash of $58,000 was used in operations in the first quarter of 1997 versus cash of $116,000 being provided by operations in the first quarter of 1996. The increase in cash use was caused by the decline in results of operations, coupled with changes in working capital management during the respective periods. In the first quarter of 1996, the Company had refinanced its bank borrowings on more favorable terms and used much of the incremental cash to pay down older accounts payable. In 1997, the Company reduced its inventory levels and elongated its payables cycle due to lack of available borrowings.

         Cash used for the acquisitions of Arnold Circuits in 1995 and Etch-Tek in 1996 was obtained from additional bank borrowings, collateralized by their assets, and the acquisition of Abbott in 1996 was financed by cash from operations. Proceeds from the sale of Computron were used principally to retire bank debt.

         Capital expenditures were approximately $786,000, $94,000 and $165,000 in 1996, 1995 and 1994, respectively, with the substantial increase in 1996 due principally to purchases by the capital intensive Circuits Sector. There are currently no formal commitments for 1997 capital expenditures, however, planned expenditures, again principally for the Circuits Sector, approximate $800,000.

         All of the Company's banking facilities are asset-based borrowing arrangements, with substantially all availability borrowed at any given time. Further, as discussed in Note 4 to the consolidated condensed financial statements for the three months ended March 31, 1997 and 1996, the bank lines of credit for both the Company and one of its subsidiaries expire under current extension arrangements on June 30, 1997. Based on discussions with the bank, management believes that the lines will be renewed with more favorable advance rates and less restrictive financial covenants. However, there can be no assurances that this will occur.

         On February 20, 1997, the Company accepted a commitment from Yorkton pursuant to which Yorkton would use its best efforts to raise a minimum of $5,000,000 and a maximum of $10,000,000 through a private placement of investment units consisting of one share of restricted common stock and one quarter of a warrant to purchase one share of restricted common stock. On April 14, 1997, a first closing occurred on 2,000,000 investment units, for gross proceeds of $5,000,000. Net proceeds to the Company were $4,400,000. The Units were issued to European institutional investors pursuant to the exemption afforded by Regulation S under the Securities Act of 1933, as amended. The offering, which was structured to accommodate multiple closings, would terminate on the earlier of i) the date the maximum offering of $10,000,000 was contracted or ii) the extended termination date of May 31, 1997. The offering expired on May 31, 1997 with no additional closings.

         The proceeds of the closing of the Yorkton private placement have alleviated the immediate cash flow problems of the Company. However, management believes that future cash flows from operations will need to be supplemented to support its working capital and business development needs for the next twelve months. Management will actively seek additional funds through an additional private placement of debt or equity securities. There can be no assurance, however, that alternative financing will be available, or if available, that it will be on terms favorable to the Company.

         There are two significant legal proceedings pending against the Company (see Note 5 to the consolidated condensed financial statements for the three months ended March 31, 1997 and 1996). Management believes that the outcome of these pending litigations will not have a material adverse effect on the results of operations or financial position of the Company.

OUTLOOK

         In the Circuits Sector, sales demand for product from Motorola has increased in the subsequent period and the Company's delivery performance has improved. Further, sales efforts for the Sector have been intensified, with initial success, to both increase sales volume and to dilute the Sector's concentration in and consequential dependence on Motorola. The Company has also implemented yield improvement measures, reductions in overtime and outsourcing, and improved cost controls in the Sector's operations, and further, expects higher pricing for digital products sold to Motorola as the current contracts are renewed. The combination of the above factors and the positive effects of increased volume on absorption of fixed manufacturing costs should improve gross profit margins in the future.

         In the Components Sector, the Company is in the process of qualifying itself and its products with a new prospective customer. If obtained, revenues from such customer should replace the loss in revenue which resulted from the loss of the major display monitor account in 1996.

         During 1996 and continuing in the first quarter of 1997, domestic sales of the Instrumentation and Test Equipment Sector (CXR Telcom and CXR S.A.) were negatively impacted by delays in buying by its principal customers, as a result of the consolidation and/or restructuring of these companies in the wake of the passage of the Telecommunications Bill of 1996, and European sales were negatively impacted by a decline in sales to France Telecom during its pre-privatization reorganization and a generally weak French economy. Additionally, sales for both operating subsidiaries have been negatively impacted by the rapid obsolescence of the analog-based components of their product lines, particularly older transmission products; and further, both sales and margins have been impacted by extreme price competition for transmission products in general.

         In the fourth quarter of 1996 and in the first quarter of 1997 prior to the merger, CXR reduced the carrying value of certain inventory and capitalized software by $1,006,000 and $209,000, respectively. These write-downs resulted from its reassessment of the anticipated continuing near-term impact of the industry and economic factors noted above on asset realizability. Although the Company believes based on its current assessment that the write-downs are adequate, there can be no assurance that further write-downs of operating assets, as well as write-downs of the goodwill originating in the merger, will not be necessary should actual business conditions deteriorate.

         Although the negative impact of the reorganizations of the Sector's domestic customers continues, it is believed to be a temporary phenomenon. The industry repositioning is expected to result in growth as the changed entities emerge and the long distance carriers vie for the local loop business of the RBOC's and as the RBOC's compete for long distance services. Final implementation guidance on the deregulation provided for in the Telecommunications Bill of 1996 was released in late August 1996 by the federal government, allowing the local and long distance telephone companies to begin entering each others' markets. CXR Telcom has been working with its customers to prepare for their future needs in the expansion of their markets. The first major order received in support of such expansion was a $2,340,000 order from AT&T in April 1997 for equipment to support AT&T's expansion into the local markets.

         To overcome the negative factors impacting the Sector's European operation, CXR S.A. has implemented several changes to its business strategy. It has introduced a new line of ISDN Terminal Adapters to its transmission product line, has begun a new business unit which provides networking solutions to the business user utilizing O.E.M. products, and has refocused its marketing to expand its markets outside of France, including the establishment of a subsidiary in England. Revenue improvements have begun to be realized as a result of these efforts.

         At September 30, 1996, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $7,800,000 available to reduce future taxable income. Additionally, at December 31, 1996, CXR had net operating loss carryforwards for Federal and state tax purposes of approximately $19,900,000 and $4,800,000, respectively. The expiration of these net operating loss carryforwards is detailed in the notes to the applicable financial statements included elsewhere herein. As a result of the merger, both entities have undergone a change in control for tax purposes, which will limit the use of these domestic net operating loss carryforwards to approximately $825,000 per year until their expiration.

NEW ACCOUNTING PRONOUNCEMENTS

         In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 is effective for fiscal years beginning after December 15, 1995 and encourages, but does not require, a fair market based method of accounting for employee stock options or similar equity instruments. SFAS No. 123 allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO No. 25), but requires pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting had been applied. The Company has adopted SFAS No. 123 in fiscal 1997, electing to continue to measure compensation costs under APBO No. 25 and to comply with the pro forma disclosure requirements. Consequently, the implementation of SFAS No. 123 had no effect on the Company's financial position or results of operations.

         In February 1997 the FASB issued SFAS No. 128 "Earnings per Share," which will become effective for the Company for its year end December 31, 1997, requiring restatement of quarterly and prior year financial information, if applicable. This pronouncement provides a different method of presenting and calculating earnings per share (EPS) than is currently used in accordance with APB No. 15 "Earnings per Share" and modifies existing disclosure requirements. The principal difference is that SFAS No. 128 provides for the calculation and presentation of Basic and Diluted EPS. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share of APB No. 15. As common stock equivalents have historically been antidilutive, implementation is expected to have no effect on previously reported EPS. However, based on the current trading value of the Company's common stock and assuming the Company is profitable, it is expected that future presentations of EPS will include differing values for Basic and Diluted EPS due to the effects of common stock equivalents.

                        DIRECTORS AND EXECUTIVE OFFICERS


         The current directors and executive officers of MicroTel are as follows:


Name                                    Age                                     Titles
----                                    ---                                     ------
Carmine T. Oliva                        54                                      Chairman of the Board of
                                                                                Directors, President and
                                                                                Chief Executive Officer
David Barrett                           45                                      Director
Laurence P. Finnegan, Jr.               59                                      Director
Barry E. Reifler                        46                                      Chief Financial Officer
Robert Runyon                           71                                      Secretary and Director
Jack Talan                              72                                      Director

         CARMINE T. OLIVA was appointed Chairman of the Board, President and Chief Executive Officer of MicroTel upon consummation of the Merger on March 26, 1997. He has been the Chairman, President and Chief Executive Officer of XIT since its founding in 1983. From 1980 to 1983, he was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva is the founder of XIT. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War.

         DAVID BARRETT was appointed as a Director of MicroTel upon consummation of the Merger on March 26, 1997. He has been a partner at Baldwin Brothers, Inc., of Marion, Massachusetts, an investment advisory firm, since January 1982. He also serves as Chairman of the Finance Committee of Tobey Health Systems, Inc., as a member of the Board of Advisors of Pell Rodman Venture Partners LP of Boston, Massachusetts; as Trustee and Treasurer of Friends Academy and on the Investment Committee of Tabor Academy.

         LAURENCE P. FINNEGAN, JR. was appointed as a Director of MicroTel upon consummation of the Merger on March 26, 1997. In addition to being a director of XIT since 1985, Mr. Finnegan joined XIT as its Chief Financial Officer on a part-time basis in 1994. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer and Executive Vice President, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since 1994, he has been a principal of Gwyn Allen Partners, Bethlehem, Pennsylvania, an executive management consulting firm, and President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania.

         BARRY E. REIFLER has been the Chief Financial Officer of MicroTel since February 9, 1996. From 1989 to 1995, Mr. Reifler was the Chief Financial Officer of Kleer-Vu Industries, a publicly-traded manufacturer of photo storage products, and was thereafter a consultant to Kleer-Vu until his appointment as Vice-President and Chief Financial Officer of MicroTel. From 1978 to 1989, Mr. Reifler, a Certified Public Accountant, was with the international public accounting firm of Deloitte and Touche.

         ROBERT RUNYON was appointed as a Director and Secretary of MicroTel upon consummation of the Merger on March 26, 1997. He is the owner and principal of Runyon and Associates, a human resources and business advisor firm since 1990. Prior to the Merger, Mr. Runyon served XIT both as a director and as consultant in the areas of strategic development and business planning, organization, human resources, and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Senior Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980.

         JACK TALAN has been a director of MicroTel since 1995 and was the interim Chairman and Chief Executive Officer of MicroTel from November 15, 1996 until the appointment of Mr. Oliva as Chairman, President and Chief Executive Officer on March 26, 1997. Since March 1993, Mr. Talan has been a Director of World Wide Collectibles, a public company which markets a system designed to assure and protect the integrity of limited edition collectibles, and was the President of that company until his resignation in December 1996. Since 1990, Mr. Talan has been the Principal and President of Jack Talan, Inc., a sales and marketing consulting company. Additionally, Mr. Talan was the co-founder, major shareholder, director and Senior Vice President of Arista Corp., a publisher and distributor of educational materials until it was sold in 1985.

                             EXECUTIVE COMPENSATION

The cash compensation paid by the Company during the year ended December 31, 1996 to its Chief Executive Officers and other executive officers earning salary and bonus exceeding $100,000 is presented in the Summary Compensation Table below.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------
Name and Principal        Year             Salary      Other        Restricted    Options/SARs      All Other
     Position                                          Annual          Stock         Shares       Compensation
                                                    Compensation       Awards                           $
                                                          $             $(5)

---------------------------------------------------------------------------------------------------------------
    Jack Talan,     Ended 12/31/96 (1)      -0-       10,000                         155,000
CEO, from 11/15/96
    to 3/26/97
                   --------------------------------------------------------------------------------------------
                     Ended 12/31/95         -0-       10,000           15,625          5,000


                   --------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
 Daniel Dror, CEO,   Ended 12/31/96       -0- (2)
  Until 11/15/96
                   --------------------------------------------------------------------------------------------
                     Ended 12/31/95       174,417                      78,125         25,000         966,846
                                                                                                       (3)
                   --------------------------------------------------------------------------------------------
                    Six Months Ended       11,077 (2)
                        12/31/94
                   --------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
   Henry Mourad,     Ended 12/31/96       150,000                                     82,000
     President
   until 3/26/97
                   --------------------------------------------------------------------------------------------

                     Ended 12/31/95       150,000                      15,625          5,000
                   --------------------------------------------------------------------------------------------
                    Six Months Ended       72,263                                     40,000
                        12/31/94
                   --------------------------------------------------------------------------------------------
                      Ended 6/30/94       150,000                                     20,000
                   --------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Jacques Moisset, VP  Ended 12/31/96       173,106                                     12,000
        (4)
                   --------------------------------------------------------------------------------------------
                     Ended 12/31/95       181,132                                     48,000
                   --------------------------------------------------------------------------------------------
                    Six Months Ended       76,478
                        12/31/94
                   --------------------------------------------------------------------------------------------
                      Ended 6/30/94       139,132
---------------------------------------------------------------------------------------------------------------

(1) Jack Talan became Chairman and Chief Executive Officer on 11/15/96, upon Daniel Dror's resignation. At that time, Mr. Talan was authorized $3,000 in fees for previous Board service and $2,500 per month in compensation to serve as Chairman and Chief

      Executive. Mr. Talan received both the back fees of $3,000 and two months of compensation totaling $5,000 in restricted stock issued at a 20% discount to the market on the date of issuance (for a value of $10,000).

(2) The Board of Directors awarded Daniel Dror $144,000 per year beginning July 1, 1994. In 1994, Mr. Dror received four weeks payment of $11,077 and waived the remaining payments. In 1996, Mr. Dror waived all salary payments.

(3) Upon his resignation on November 15, 1996, Mr. Dror was awarded a severance package which included a) 50,000 shares of restricted stock with a market value of $118,750, (b) options to acquire 250,000 shares of common stock at an exercise price of $2.375 per share, and (c) options to acquire 300,000 shares of common stock at $.01 per share. The fair market value of the two option grants is estimated at $848,096 using the Black-Scholes Model as a computation methodology.

(4) Jacques Moisset is paid in French Francs, which are translated hereon at annual average exchange rates.

(5) At 12/31/96, the number and value of the aggregate restricted stock awards for the above named executives was Mr. Talan-5,000 shares valued at $7,500; Mr. Dror-75,000 shares (including those noted in footnote 3 above) valued at $112,500; and Mr. Mourad-5,000 shares valued at $7,500. The shares of Messrs. Talan and Mourad vest ratably over three years beginning March 16, 1995, and Mr. Dror's shares all vested immediately upon his resignation on 11/15/96.




            The following two tables depict stock option grants and exercises by named executives for the year ended December 31, 1996 and the status of outstanding stock options to them at December 31, 1996.

       OPTIONS/SAR GRANTS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1996


===================================================================================================
     (a)                 (b)            (c)             (d)               (e)               (f)
---------------------------------------------------------------------------------------------------
    Name            Options/SARs     % of Total     Exercise or    Expiration Date      Grant Date
                     Granted (#)    Options/SARs    Base Price                        Present Value
                                     Granted to       ($/Sh)                              ($) (3)
                                    Employees in
                                    Fiscal Year
---------------------------------------------------------------------------------------------------
 Jack Talan CEO         5,000            .3%          3.125            3-16-98              4,512
                       50,000           3.4%          2.00            12-31-96             23,474
                      100,000           6.7%          1.80            12-31-96             47,440
---------------------------------------------------------------------------------------------------
  Daniel Dror,         25,000(1)        1.7%          3.125           11-14-99             18,878
   Former CEO         250,000(2)       16.8%          2.375           11-14-01            288,236
                      300,000(1)       20.1%           .01             12-3-99            559,860
---------------------------------------------------------------------------------------------------
  Henry Mourad          4,000            .3%          3.125            5-14-01              4,993
    President           8,000            .5%          3.125             5-2-02             10,843
                       20,000           1.3%          3.125             7-1-98             16,216
                       50,000           3.4%          1.80            12-31-96             23,798
---------------------------------------------------------------------------------------------------
Jacques Moisset,        2,000            .1%          3.125            8-23-00              2,439
       VP               4,000            .3%          3.125            5-14-01              5,214
                        6,000            .4%          3.125             5-2-02              1,895
===================================================================================================

(1) 10,000 options of the 25,000 option repricing and all of the 300,000 option grant were assigned to others by Mr. Dror.

(2) This option is exercisable only after Mr. Dror repays a certain indebtedness to the Company approximating $211,000, which amount is due in 5 annual installments and which may be repaid by surrendering the options for value equivalent to the lesser of the future appreciation of the underlying stock over the exercise price or $.50 per share.

(3) Grant date value was determined using a modified Black-Scholes pricing model assuming no dividend yield, expected volatility of approximately 56%, risk-free rate of return 6.6%, and time of exercise generally at 2/3 of the remaining exercise period.

                     AGGREGATED OPTION/SAR EXERCISES IN 1996
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1996


==================================================================================================================
        (a)                   (b)                  (c)                     (d)                         (e)
------------------------------------------------------------------------------------------------------------------
Name                  Shares Acquired on    Value Realized ($)    Number of Securities        Value of Unexercised
                      Exercise (#)                                Underlying Unexercised      In-the-money
                                                                  Options/SARs at 12/31/96    Options/SARs at
                                                                  (#)                         12/31/96 ($)

                                                                  Exercisable/                Exercisable/
                                                                  Unexercisable               Unexercisable
------------------------------------------------------------------------------------------------------------------
Jack Talan CEO        105,556               43,750                5000/0                      0/0
------------------------------------------------------------------------------------------------------------------
Daniel Dror Former                                                265,000/0                   0/0
CEO (1)
------------------------------------------------------------------------------------------------------------------
Henry Mourad          50,000                22,500                72,000/0                    0/0
President
------------------------------------------------------------------------------------------------------------------
Jacques Moisset VP                                                60,000/38,400               0/0

==================================================================================================================

(1) Does not include options assigned by Mr. Dror to others; of the options assigned to others, 300,000 options were exercised in 1996 for value realized of $484,500.

COMPENSATION OF DIRECTORS.

During the year ended December 31, 1996, there were no standard arrangements for compensation of directors. However, on November 15, 1996, the Board authorized the payment of $3,000 in fees for past service on the Board of Directors to Mr. Talan and $2,500 per month to serve as Chairman and Chief Executive Officer. Additionally, on that date the Board authorized the payment of $15,000 to Mr. Lewisham for past Board service and $4,000 in expense reimbursement. Mr. Talan received his total fees for 1996 of $8,000 in restricted stock of the Company issued at a 20% discount to market (4,445 shares), and Mr. Lewisham received his in cash. Since the Merger, the Compensation Committee has been considering the issue of non-employee director compensation but no policy has yet been adopted.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

      Pursuant to the employment agreement dated April 12, 1994, as amended between the Company and Henry A. Mourad (the "Mourad Agreement"), Mr. Mourad is employed as President of CXR Telcom. The Mourad Agreement provides for an annual salary of $150,000. The Mourad Agreement is for a rolling term of two years, such that on April 1 of each year it shall have an unexpired term of two years. In the event of the termination of Mr. Mourad's employment by the Company without cause, or by Mr. Mourad for cause (which does not include a change of control), Mr. Mourad shall be entitled, until the expiration date of the employment agreement (or up to two years), to receive his salary, at an annual amount equal to the average of the three highest annual incentive compensation payments made to Mr. Mourad by the company prior to such termination, medical care, pension and similar benefits.

In the event of a termination for cause, Mr. Mourad is entitled to salary and benefits only through the date of termination.

      Pursuant to the employment agreement dated July 1, 1995 between the Company and Jacques Moisset, Mr. Moisset is employed as President of CXR S.A. for a term of three years at an annual salary of 885,000 French Francs. There are no provisions in Mr. Moisset's employment agreement for payments upon termination of employment or upon a change in control.

      Pursuant to the employment agreement between the Company and Barry E. Reifler, dated February 9, 1996, as amended (the "Reifler Agreement"), Mr. Reifler is employed as Chief Financial Officer at an annual salary of $150,000. The Reifler Agreement contains a change-in-control arrangement such that within three months of a change-in-control, Mr. Reifler can elect to terminate the Reifler Agreement and receive the following benefits: (i) payments based on an annual salary of $125,000 plus current employee benefits payable for a period of two years; (ii) the issuance of 30,000 shares of common stock pursuant to a stock option Mr. Reifler holds, the Company deeming such exercise price paid;
(iii) the issuance of 10,000 shares of common stock pursuant to a restricted stock award and (iv) the payment by the Company to Mr. Reifler of all income tax liabilities associated with such stock issuance. The merger between a wholly-owned subsidiary of the Company and XIT Corporation constituted a change-in-control as defined in the Reifler Agreement.

      Mr. Reifler has given notice to the Company that he has exercised his right to terminate the Reifler Agreement. The Company has begun the process of identifying a successor to Mr. Reifler.

      Pursuant to the employment agreement dated January 1, 1996 between the Company and XIT Corporation (the "Oliva Agreement"), Carmine T. Oliva is employed as Chairman, President and Chief Executive Officer of XIT Corporation for a term of five years at an annual salary of $250,000. On May 6, 1997, the Board of Directors of the Company voted to assume the obligations of XIT under this Agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of the Company. The Agreement is subject to automatic renewal for three successive two year terms commencing on January 1, 2001, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew. Mr. Oliva had deferred $104,000 in salary prior to the effective date of the Oliva Agreement. This and any other Deferred Salary shall be due and payable upon any Redesignation, as defined in the Oliva Agreement, of Mr. Oliva by the Board, to offices or positions other than, or in addition to, Chairman, President and Chief Executive Officer and a subsequent resignation by Mr. Oliva due to such Redesignation. If any such Redesignation occurs during the initial term of the Oliva Agreement, XIT shall pay Mr. Oliva his annual salary for three years following the effective date of such resignation or until January 1, 2001, whichever is longer. In the event of Mr. Oliva's termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause, Mr. Oliva shall be paid his annual salary for two and one-half years following the effective date of such termination or until January 1, 2001, whichever is longer. If such termination occurs during a renewal period, Mr.

Oliva shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement, including deferred salary. XIT may terminate the Agreement upon thirty days written notice in the event of a merger or reorganization of XIT in which the shareholders of XIT immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation. The Merger did not trigger the application of that termination provision, since, pursuant to the Merger, the former shareholders of XIT were issued approximately 6,119,130 shares of common stock of the Company or approximately 65% of the issued and outstanding common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

      During the fiscal year ended December 31, 1996, the Compensation Committee of the Board of Directors consisted of William Lewisham and Jack Talan. From November 15, 1996 through the end of the fiscal year, Mr. Talan also served as President and Chief Executive Officer of the Company. See "Compensation of Directors" and Item 13,"Certain Relationships and Related Transactions" for a description of certain transactions between the Company and Messrs. Talan and Lewisham.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

      The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of June 9, 1997 by the following: (i) each person who is beneficial owner of more than five percent (5%) of the Company's outstanding common stock; (ii) each Director; (iii) each of the named executive officers of the Company; and (iv) all Directors and executive officers as a group.

==================================================================================
     Name and Address            Number of Shares
    of Beneficial Owner            Beneficially            Percent of Class(1)
                                     Owned(1)
----------------------------------------------------------------------------------
The Bertrand Family Trust                 595,106                            5.27%
c/o Robert J. Bertrand and
Docas L. Bertrand, Trustees
851 Arbolando Drive
Fullerton, CA  92835
----------------------------------------------------------------------------------
Carmine T. Oliva                        1,863,422(2)                        15.45%
c/o MicroTel International,
Inc.
4290 East Brickell Street
Ontario, CA 91761
----------------------------------------------------------------------------------
Samuel J. Oliva                           705,284(3)                         6.19%
80 Brandywyne Drive
Florham Park, NJ 07932
----------------------------------------------------------------------------------

==================================================================================
     Name and Address            Number of Shares
    of Beneficial Owner            Beneficially            Percent of Class(1)
                                     Owned(1)
----------------------------------------------------------------------------------
Laurence P. Finnegan, Jr.                   132,349(4)                      1.16%
3 Woods Lane
Ambler, PA 19002
----------------------------------------------------------------------------------
Robert Runyon                               327,302(5)                      2.86%
10 Eagle Claw Drive
Hilton Head, SC
29926
----------------------------------------------------------------------------------
David A. Barrett                            268,471(6)                      2.36%
7 Barnabas Road
Marion, MA 02738
----------------------------------------------------------------------------------
Jack E. Talan                               166,000(7)                      1.47%
26 E. 63rd, #11E
New York, NY 10021
----------------------------------------------------------------------------------
Barry Reifler                                40,000(8)                          *
3071 Green Fairway
Cove So.
Collierville, TN
38017
----------------------------------------------------------------------------------
Elk International                         1,395,000(9)                     11.48%
Corporation Limited
Post Office Box No.
3247
Nassau, Bahamas
----------------------------------------------------------------------------------
Daniel Dror                              1,395,000(10)                     11.48%
1412 North Blvd.
Houston, TX 77006
----------------------------------------------------------------------------------
All executive                                2,797,544                     22.49%
officers and
directors as a group
(6 persons)
==================================================================================

*(less than 1%)

(1) Includes shares of MicroTel Common Stock underlying the warrants, options and convertible securities outstanding and held by the beneficial owner with respect to whom the calculation is made, but does not include shares of Common Stock that may be acquired within more than 60 days after April 1, 1997 upon the exercise or conversion of such warrants, options or convertible securities.

(2) Includes 478,670 shares held jointly by Mr. Oliva and his wife, as well as 81,889 shares held individually by Mr. Oliva's wife. Also includes
      764,378 shares, which will be issuable to Mr. Oliva upon the exercise of MicroTel options and warrants.

(3) Includes 94,056 shares which will be issuable to Mr. Oliva upon the exercise of MicroTel options and warrants.

(4) Includes 4,789 shares held jointly by Mr. Finnegan and his wife, and 88,178 shares which will be issuable to Mr. Finnegan upon the exercise of MicroTel options and warrants.

(5) Includes 147,217 shares which will be issuable to Mr. Runyon upon the exercise of MicroTel options and warrants.

(6) Includes 91,807 shares which will be issuable to Mr. Barrett upon the exercise of MicroTel options and warrants; 43,639 shares held by various trusts of which Mr. Barrett is the trustee, and members of Mr. Barrett's immediate family are beneficiaries; and 4,595 shares held by Mr. Barrett's wife.

(7) Includes 5,000 shares issuable to Mr. Talan upon the exercise of MicroTel options and warrants, 5,000 shares authorized on March 16, 1995 to Mr. Talan as an incentive award to be earned for continuing services over a three-year period.

(8) Includes 30,000 shares to be issued in connection with the termination of Mr. Reifler's employment.

(9) Includes 540,000 shares owned by Elk International Corporation Limited, and 750,000 shares issuable upon the exercise of MicroTel warrants. Also includes 15,000 shares issuable upon the exercise of MicroTel stock options owned by Mr. Dror and 90,000 shares issuable to Elk upon the exercise of warrants owned by Elk. See footnote 10 below.

(10) Includes 15,000 shares issuable upon the exercise of MicroTel stock options, and the shares and shares underlying options and warrants of Elk International Corporation Limited as set forth in footnote (9) above. Elkana Faiwuszeiwicz, the President and control person of Elk International Corporation Ltd. ("Elk"), is the brother of Mr. Dror. Based upon information contained in Elk's Schedule 13D filed with the Securities and Exchange Commission dated January 25, 1994, Mr. Dror may be deemed a "control" person of Elk and Mr. Dror, Daniel Dror & Company, Inc. ("DDC") and Elk may be deemed to constitute a "group" as those terms are defined under the Securities Act and Exchange Act and the rules and regulations promulgated thereunder. Mr. Dror and DDC each disclaim any beneficial ownership in Elk and in stock of the Company owned by Elk.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

      Daniel Dror was the Company's Chairman and Chief Executive Officer from 1994 until his resignation on November 15, 1996. Elkana Faiwuszeiwicz, the President and control person of Elk, is the brother of Mr. Dror. Based upon information contained in Elk's Schedule 13D filed with the Securities and Exchange Commission dated January 25, 1994, Mr. Dror may be deemed a "control" person of Elk and Mr. Dror, Daniel Dror & Company, Inc. ("DDC") and Elk may be deemed to constitute a "group" as those terms are defined under the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Mr. Dror and DDC each disclaim any beneficial ownership in Elk and in stock of the Company owned by Elk.

      Pursuant to an agreement dated January 5, 1994, the Company issued 300,000 shares of the Company's common stock to the designees of DDC for $600,000 (or $2.00 per share) including 210,000 shares to Elk. Additionally, pursuant to the agreement, the Company issued to Elk warrants to purchase 100,000 shares for $2.50 per share, exercisable at any time prior to December 25, 1995. The Company also entered into a common stock purchase agreement with DDC on March 10, 1994 whereby DDC, or its designee, was to acquire 1,260,000 shares of the Company's common stock for an aggregate of $2,520,000 (or $2.00 per share), payable in cash, or at the option of the Company, in cash, cash equivalents, or marketable securities or any combination thereof. The stockholders of the Company approved the common stock purchase agreement (the Agreement) on April 16, 1994. The Agreement provided for a closing by June 30, 1994 contingent upon all conditions to closing being fulfilled.

      As permitted under the terms of the Agreement, the Board of Directors on July 27, 1994 amended the Agreement, following claims by DDC and its designee raised prior to June 30, 1994 that certain closing conditions had not been satisfied. The amended Agreement required the Company to issue and sell 911,484 shares to Elk as designee of DDC, for an aggregate purchase price of $1,882,967 (based on the previously agreed price of $2.00 per share), in cash, cash equivalents or marketable securities. In September 1994, Elk tendered the assignment of an interest-free promissory note in the amount of $805,555 secured by shares of another public company and transferred a brokerage account to the Company consisting of cash and common stock of $1,077,412 amounting to an aggregate of $1,882,967 (the Company assumed the liability for certain financial instruments amounting to $506,250 which were secured by the cash and common stock investments in the brokerage account). Subsequent to this transfer, a loan of $226,000 was made from the brokerage account to another entity controlled by DDC which loan was payable with 15% interest on December 31, 1995. Although no formal agreements were signed, DDC indicated its intent to reimburse the Company for any loss resulting from the settlement of the financial instruments and indebtedness from the related party. The acceptance of the consideration received and subsequent loan were authorized by Daniel Dror in his capacity as Chairman of the Company's investment committee prior to formal review by the Board of Directors.

      The Board of Directors subsequently reviewed the consideration tendered under the amended Agreement and determined that it would be in the best interests of the Company to accept payment from Elk with securities less likely to experience significant fluctuations in value. On November 8, 1994 the Company executed a second amendment to the Agreement dated October 16, 1994 with DDC whereby the transactions under the previous amendment were effectively rescinded and the Company agreed to issue and sell 668,725 shares to Elk as designees of DDC, for the aggregate purchase price of $1,337,449 (or $2.00 per share) on or before December 31, 1994.

      In payment of the purchase price under the second amendment to the Agreement, the Company accepted assignment of a promissory note payable to Elk from a limited partnership in the aggregate amount of $1,444,444 payable on December 31, 1995. The face amount of the promissory note includes the purchase price of $1,337,449 plus $106,995, representing interest on the purchase price at an interest rate of 8% per annum for the period commencing on December 31, 1994, through December 31, 1995. At a board meeting held in December 1995 the Company agreed to accept $250,000 to extend the note to December 15, 1996 and $100,000 as prepaid interest for the extension period. The $350,000 was recognized as income in 1996 over the extension period of the note. As a result of this agreement the Board extended the option period of the remaining 90,000 Elk warrants for two years. Payment of the promissory note was secured by escrowed shares of another public company and the shares issued to Elk were being held in escrow and were to be delivered to Elk when the promissory note had been fully satisfied.

      In June 1996, Elk was given the right to make alternative cash payment to the Company for the stock subscription through December 15, 1996 releasing shares from escrow at the price of $2.00 per share, and to receive a corresponding assignment of proceeds from the promissory note when collected. Elk made payments against the stock subscription aggregating $380,000 through November 14, 1996, releasing 190,000 shares of common stock from the escrow.

      On November 15, 1996, the Company and Elk entered into an agreement pursuant to which Elk received (i) an option exercisable for a period of three years to purchase 500,000 shares of Common Stock at an exercise price of $2.375 per share, (ii) the extension of an outstanding warrant to purchase 90,000 shares of Common Stock for three years, and (iii) the return to Elk of the $1,444,444 promissory note. In exchange for the foregoing, the remaining shares held in escrow by the Company and the subscription right were cancelled. The costs of this settlement totalling $807,000, including the valuation of the option grant of $700,000, was recorded in the fourth quarter of 1996.

      Also on November 15, 1996, Mr. Daniel Dror resigned as Chairman and Chief Executive Officer of the Company in anticipation of the pending merger with XIT. Mr. Jack Talan, a director of the Company, was appointed interim Chairman and Chief Executive Officer until consummation of the transaction.

      Upon his resignation, Mr. Dror (or his designee) received as a severance award for past service: (a) 350,000 shares of the Company's common stock; (b) an extension of the exercise period to November 14, 1999 on options he currently holds to purchase 25,000 shares of the Company's common stock; and (c) options to purchase 250,000 shares of the Company's common stock at a price of $2.375 per share. The latter options are exercisable for a period of 5 years, but only after Mr. Dror repays a certain indebtedness to the Company of approximately $211,000, which amount is due in 5 annual installments and which may be repaid by surrendering the options for value equivalent to the lesser of the future appreciation of the Company's common stock over the exercise price or $.50 per option. On December 3,

1996, it was mutually agreed between the Company and Mr. Dror to substitute an option to acquire 300,000 shares of the Company's Common stock at an exercise price of $.01 per share for 300,000 shares of the previous award and on December 23, 1996 these options were exercised. The compensation expense associated with this grant of $560,000, as well as the value of the 50,000 shares awarded of $119,000 and other costs totaling $82,000 related to the immediate vesting of previous stock based deferred compensation to Mr. Dror and the settlement of certain amounts due the Company by Mr. Dror, were recognized in the fourth quarter of 1996.

      Additionally, during 1996 and 1995, the Company granted 18,000 and 43,000 shares, respectively, as incentive stock awards principally to certain directors and officers, which vest generally over a three-year period. The total value of these shares based on the market price of the Company's common stock on the date of grant totalled $192,000. Compensation expense recognized by the Company for the awards totalled $106,000 and $46,000 for 1996 and 1995, including amortization of related deferred compensation.

      In October and November of 1996, the Company granted non-qualified stock options to acquire approximately 156,000 shares of the Company's Common Stock to certain officers at an exercise price equal to 80% of the market value on the date of the grant. Compensation expense associated with these grants approximated $48,000.

      On February 19, 1997, in recognition of past and future services to the Company, Mr. Talan was granted 150,000 restricted shares of the Company's common stock with a market value as of that date of $337,500 ($2.25 per share).

      On February 25, 1997 through March 5, 1997, Mr. Talan loaned the Company an aggregate of $500,000. Such loans bear interest at the rate of 6% per annum and were repaid in full in April 1997.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


      There are no indemnification provisions for directors, officers or controlling persons of the Company against liability under the Securities Act. However, as permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Article XI of the Company's By-laws provides for the indemnification of officers, directors and certain other persons acting on behalf of the Company (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person was or is and authorized representative of the company, in connection with a threatened, pending or completed third-party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of the

Company, if such person acted under the standards set forth in section (a) above and if such person was not found liable for negligence or misconduct in the performance of a duty to the Company (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). The Company's By-laws further provide for mandatory indemnification of authorized representatives of the Company who have been successful in defense of any third-party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

      In addition, Article Fifth of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties. Section 102(b)(7) of the DGCL allows for the elimination or limiting of the personal liability of a director for monetary damages for breaches of fiduciary duties as a director except for situations involving: (i) breach of the duty of loyalty; (ii) bad faith or misconduct;
(iii) unlawful dividends; or (iv) transactions were directors received an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for any alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Consolidated Financial Statements of MicroTel International, Inc.
  (Registrant)

      Independent Auditors' Report (KPMG Peat Marwick LLP) ..................  F-2
      Consolidated Balance Sheets at September 30, 1996 and 1995 ............  F-3
      Consolidated Statements of Operations for the Years ended
         September 30, 1996, 1995 and 1994 ..................................  F-4
      Consolidated Statements of Stockholders' Equity for the Years
         Ended September 30, 1996, 1995 and 1994 ............................  F-5
      Consolidated Statements of Cash Flows for the Years Ended
         September 30, 1996, 1995 and 1994 ..................................  F-6
      Notes to Consolidated Financial Statements for the Years
         Ended September 30, 1996, 1995 and 1994 ............................  F-7
      Consolidated Financial Statement Schedule II-
         Valuation and Qualifying Accounts for the Years Ended
         September 30, 1996, 1995 and 1994 ..................................  F-25
      Consolidated Condensed Balance Sheets at March 31, 1997
         And December 31, 1996 (Unaudited) ..................................  F-26
      Consolidated Condensed Statements of Operations for the
         Three Months Ended March 31, 1997 and 1996 (Unaudited) .............  F-27
      Consolidated Condensed Statements of Cash Flows for the
         Three Months Ended March 31, 1997 and 1996 (Unaudited) .............  F-28
      Notes to Consolidated Condensed Financial Statements (Unaudited) ......  F-29

Consolidated Financial Statements of MicroTel International, Inc.
  (Pre-merger)

      Report of Independent Certified Public Accountants (BDO Seidman, LLP)..  F-34
      Independent Auditors' Report (Deloitte & Touche LLP)...................  F-35
      Consolidated Balance Sheets at December 31, 1996 and 1995..............  F-36
      Consolidated Statements of Operations for the Years ended
         December 31, 1996 and 1995, the Six Months Ended
         December 31, 1994 and the Year ended June 30, 1994..................  F-37
      Consolidated Statements of Stockholders' Equity for the Years ended
         December 31, 1996 and 1995, the Six Months Ended
         December 31, 1994 and the Year ended June 30, 1994..................  F-38
      Consolidated Statements of Cash Flows for the Years ended
         December 31, 1996 and 1995, the Six Months Ended
         December 31, 1994 and the Year ended June 30, 1994..................  F-39
      Notes to Consolidated Financial Statements for the Years ended
         December 31, 1996 and 1995, the Six Months Ended
         December 31, 1994 and the Year ended June 30, 1994..................  F-40
      Consolidated Financial Statement Schedule II-
         Valuation and Qualifying Accounts for the Years ended
         December 31, 1996 and 1995, the Six Months Ended
         December 31, 1994 and the Year ended June 30, 1994..................  F-60

Unaudited Pro Forma Combined Condensed Financial Statements

      Explanatory Description................................................  F-61
      Unaudited Pro Forma Combined Condensed Statement of Operations
         For the Year Ended September 30, 1996...............................  F-62
      Unaudited Pro Forma Combined Condensed Statement of Operations
         For the Three Months Ended March 31, 1997...........................  F-63
      Notes to Unaudited Pro Forma Combined Condensed Financial Statements...  F-64

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
MicroTel International, Inc.:


We have audited the accompanying consolidated balance sheets of MicroTel International, Inc. and subsidiaries (formerly known as XCEL Corporation and subsidiaries) as of September 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of XCEL Corporation Ltd. and subsidiaries, which statements reflect total assets constituting 20% and 7% in 1996 and 1995, respectively, and total revenues constituting 7%, 8% and 10% in 1996, 1995 and 1994, respectively, of the related consolidated totals. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for XCEL Corporation Ltd. and subsidiaries, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroTel International, Inc. and subsidiaries (formerly known as XCEL Corporation and subsidiaries) as of September 30, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period then ended in conformity with generally accepted accounting principles.




                                         KPMG Peat Marwick LLP



Orange County, California
December 13, 1996, except as to
   Note 13, which is as
   of June 18, 1997

                                            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                                 (Formerly known as XCEL Corporation
                                                          and Subsidiaries)

                                                     Consolidated Balance Sheets

                                                     September 30, 1996 and 1995

                               ASSETS (NOTES 5 AND 7)                                            1996                     1995
                                                                                             ------------             -----------
Current assets:
    Cash                                                                                     $    785,149                 978,112
    Accounts receivable, net of allowance for doubtful accounts of $46,585 in 1996
      and $57,091 in 1995                                                                       4,568,308               3,448,215
    Inventories (note 2)                                                                        6,504,736               4,620,682
    Prepaids and other current assets                                                             555,979                 688,826
                                                                                             ------------             -----------

           Total current assets                                                                12,414,172               9,735,835

Goodwill, net of accumulated amortization of $2,330,485 in 1996 and $2,120,066 in
  1995                                                                                          1,903,130               2,113,543

Property, plant and equipment, net (note 3)                                                     5,059,920               3,868,773

Other assets                                                                                      236,244                 236,543
                                                                                             ------------             -----------

                                                                                             $ 19,613,466              15,954,694
                                                                                             ============             ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                         $  5,143,445               3,923,386
    Accrued expenses                                                                            1,331,720               1,756,733
    Notes payable to institutional lenders (note 5)                                             2,837,220               1,750,200
    Notes payable to officers, directors and stockholders (note 6)                                 27,000                 287,181
    Current portion of long-term debt (note 7)                                                    911,875               1,003,315
                                                                                             ------------             -----------

           Total current liabilities                                                           10,251,260               8,720,815

Long-term debt, less current portion (note 7)                                                   2,677,617               1,523,392
Minority interest (note 2)                                                                         63,839                 411,937
                                                                                             ------------             -----------

           Total liabilities                                                                   12,992,716              10,656,144

Series A redeemable preferred stock, no par value. Authorized, issued and outstanding 1,000 shares (aggregate liquidation preference of $390,000 in
    1996)(notes 4 and 9)                                                                          332,185                 357,688
Series B redeemable preferred stock, no par value.  Authorized, issued and outstanding 1,000 shares (aggregate liquidation preference of $520,000 in 1996)
    (notes 4 and 9)                                                                               442,914                 476,917

Stockholders' equity:
    Common stock, no par value.  Authorized 10,000,000 shares; issued and outstanding 4,177,417 and 4,005,591 shares in 1996 and 1995, respectively
      (note 9)                                                                                  9,018,077               8,551,264
    Accumulated deficit                                                                        (3,200,679)             (4,203,097)
    Equity adjustment from foreign currency translation                                            28,253                 115,778
                                                                                             ------------             -----------

           Total stockholders' equity                                                           5,845,651               4,463,945
Commitments and contingencies (note 11)
                                                                                             ------------             -----------
                                                                                             $ 19,613,466              15,954,694
                                                                                             ============             ===========

See accompanying notes to consolidated financial statements.

                                   MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                        (Formerly known as XCEL Corporation
                                                 and Subsidiaries)

                                       Consolidated Statements of Operations

                                   Years ended September 30, 1996, 1995 and 1994



                                                            1996                 1995                 1994
                                                        -----------           ----------           ----------
Net sales                                               $31,248,596           19,602,271           14,237,032
Cost of sales                                            23,056,559           14,332,550           10,023,203
                                                        -----------           ----------           ----------

           Gross profit                                   8,192,037            5,269,721            4,213,829
                                                        -----------           ----------           ----------
Operating expenses:
    Selling, general and administrative                   6,378,797            4,870,245            4,085,633
    Engineering, research and development                   309,151              327,844              639,319
                                                        -----------           ----------           ----------

           Operating income (loss)                        1,504,089               71,632             (511,123)

Other income (expense):
    Interest expense                                       (506,591)            (404,554)            (337,282)
    Gain from sale of asset (note 8)                             --              479,783                   --
    Minority interest in net income of
      consolidated subsidiary                                (4,072)              (2,857)              (4,005)
    Other, net                                              111,623              202,126              180,628
                                                        -----------           ----------           ----------

           Income (loss) before income taxes              1,105,049              346,130             (671,782)

Income taxes (note 10)                                       22,137                9,251                   --
                                                        -----------           ----------           ----------

           Net income (loss)                            $ 1,082,912              336,879             (671,782)
                                                        ===========           ==========           ==========

Net income (loss) per common share                      $       .17                  .07                 (.14)
                                                        ===========           ==========           ==========

Weighted-average common shares                            5,841,394            4,995,374            4,713,501
                                                        ===========           ==========           ==========

See accompanying notes to consolidated financial statements.

                                            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                                 (Formerly known as XCEL Corporation
                                                          and Subsidiaries)

                                           Consolidated Statements of Stockholders' Equity

                                            Years ended September 30, 1996, 1995 and 1994



                                                                                                       FOREIGN
                                                           COMMON STOCK                                CURRENCY
                                                    -------------------------       ACCUMULATED       TRANSLATION
                                                     SHARES         AMOUNT            DEFICIT         ADJUSTMENTS       TOTAL
                                                    ---------    ------------       -----------       -----------     ---------

Balance at September 30, 1993                       3,210,131    $  7,531,125       (3,858,399)          95,860       3,768,586

Stock issued in connection with HyComp
    acquisition                                       156,275         156,111               --               --         156,111

Foreign currency translation adjustment                    --              --               --           10,429          10,429

Net loss                                                   --              --         (671,782)              --        (671,782)
                                                    ---------    ------------       ----------          -------       ---------

Balance at September 30, 1994                       3,366,406       7,687,236       (4,530,181)         106,289       3,263,344

Stock issued in connection with
    Arnold Circuits, Inc. acquisition                 440,000         656,281               --               --         656,281

Stock issued for debt conversion (note 9)             199,185         207,747               --               --         207,747

Accretion of preferred stock                               --              --           (9,795)              --          (9,795)

Foreign currency translation adjustment                    --              --               --            9,489           9,489

Net income                                                 --              --          336,879               --         336,879
                                                    ---------    ------------       ----------          --------      ---------

Balance at September 30, 1995                       4,005,591       8,551,264       (4,203,097)          115,778      4,463,945

Stock issued in connection with acquisition
    of minority interest                               48,760         343,747               --                --        343,747

Stock issued for debt conversion (note 9)             123,066         123,066               --                --        123,066

Accretion of preferred stock                               --              --          (80,494)               --        (80,494)

Foreign currency translation adjustment                    --              --               --           (87,525)       (87,525)

Net income                                                 --              --        1,082,912                --      1,082,912
                                                    ---------    ------------       ----------           -------      ---------

Balance at September 30, 1996                       4,177,417    $  9,018,077       (3,200,679)           28,253       5,845,651
                                                    =========    ============       ==========           =======      ==========

See accompanying notes to consolidated financial statements.

                                           MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                                 (Formerly known as XCEL Corporation
                                                          and Subsidiaries)

                                                Consolidated Statements of Cash Flows

                                            Years ended September 30, 1996, 1995 and 1994


                                                                             1996               1995                 1994
                                                                         -----------         ----------            ---------
Cash flows from operating activities:
    Net income (loss)                                                    $ 1,082,912            336,879             (671,782)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Depreciation and amortization                                        589,681            277,969              211,603
        Amortization of goodwill                                             210,413            210,413              204,233
        Foreign currency translation adjustments                             (87,525)             9,489               10,429
        Gain on sale of Computron                                                 --           (479,783)                  --
        Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable                          11,898           (140,629)             772,443
          (Increase) decrease in inventory                                  (210,217)           217,293               (2,826)
          (Increase) decrease in prepaids and other assets                   145,772            (85,231)             156,785
          Increase (decrease) in accounts payable                           (296,166)           118,307              234,278
          Increase (decrease) in accrued expenses                           (740,046)          (172,816)               3,582
                                                                         -----------         ----------             --------

                  Net cash provided by operating activities                  705,722            291,891              918,745
                                                                         -----------         ----------             --------

Cash flows from investing activities:
    Purchase of property, plant and equipment                               (785,810)           (94,260)            (165,485)
    Cash paid for purchase of Arnold Circuits, Inc.                               --         (1,026,720)                  --
    Cash paid for purchase of Etch-Tek                                      (428,493)                --                   --
    Cash paid for purchase of Abbott Electronics                            (734,429)                --                   --
    Cash paid for purchase of HyComp, Inc.                                        --                 --              (90,745)
    Proceeds from sale of Computron                                               --          1,157,210                   --
    Minority interest                                                         (4,072)            27,857                4,005
                                                                         -----------         ----------             --------

                  Net cash provided by (used in) investing
                    activities                                            (1,952,804)            64,087             (252,225)
                                                                         -----------         ----------             --------

Cash flows from financing activities:
    Net increase (decrease) in notes payable to institutional
      lenders                                                                248,735           (216,481)            (218,797)
    Proceeds from other borrowings                                         2,000,000          1,333,693              606,646
    Payments on other borrowings                                          (1,054,616)          (710,811)            (980,140)
    Redemption of preferred stock                                           (140,000)                --                   --
                                                                         -----------         ----------             --------

                  Net cash provided by financing activities                1,054,119            406,401             (592,291)
                                                                         -----------         ----------             --------

                  Net increase (decrease) in cash                           (192,963)           762,379               74,229

Cash at beginning of year                                                    978,112            215,733              141,504
                                                                         -----------         ----------             --------

Cash at end of year                                                      $   785,149            978,112              215,733
                                                                         ===========         ==========             ========

Supplemental disclosures of cash flow information: Cash paid during the year for:
      Interest                                                           $   490,091            410,839              337,282
      Income taxes                                                            12,097              4,579                3,763
                                                                         ===========         ==========             ========

Supplemental disclosures of noncash investing and financing
    activities:
      Issuance of common stock, preferred stock and notes in
        connection with acquisitions                                     $  195,095           1,681,091              429,078
      Issuance of common stock in conversion of debt to equity
                                                                            123,066             207,747                   --
                                                                         ==========          ==========             ========

See accompanying notes to consolidated financial statements.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

                   Notes to Consolidated Financial Statements

                        September 30, 1996, 1995 and 1994



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         On March 26, 1997, as more fully discussed in note 13, publicly-traded MicroTel International, Inc. (MicroTel) merged with privately-held XIT Corporation (XIT), formerly XCEL Corporation prior to its name change on November 25, 1996. The merger was accounted for as a purchase of MicroTel by XIT in a "reverse acquisition" because the existing shareholders of MicroTel prior to the merger do not have voting control of the combined entity after the merger. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company, MicroTel, is not assumed to be the acquiror and the financial statements of the combined entity are those of the accounting acquiror (XIT), including any comparative prior year financial statements presented by the combined entity after the business combination. Consequently, the accompanying consolidated financial statements include the accounts of XIT and its wholly and majority-owned subsidiaries, collectively referred to herein as the Company. Significant intercompany accounts and transactions have been eliminated in consolidation.

         In conjunction with this first issuance of the accompanying consolidated financial statements as the historical financial statements of a publicly-traded company, the Company is presenting earnings per share information and has retroactively revised the period over which previously recorded goodwill is amortized from 30 years to 20 years. The revision in amortization period is based on the Company's current assessment of the estimated useful life of the goodwill and all prior periods have been restated to reflect the revised amortization period to be consistent with the amortization policy to be used in future periods. Certain reclassifications and disclosures have also been made in the accompanying consolidated financial statements to conform the statements to expected future presentations, including conformance to the requirements of Regulation S-X of the Securities and Exchange Commission, with no effect on previously reported results of operations.

         In accord with the reverse acquisition accounting treatment, the capital accounts of XIT are recapitalized as of the acquisition date to give effect to the merger exchange ratio (1.451478 common shares of MicroTel for each common share of XIT) and to convert XIT's no par value common stock to $.0033 par value common stock of MicroTel. Net income (loss) per share computations give retroactive effect to the recapitalization.

         BUSINESS

         The Company is a manufacturer of discrete components for data input and displays, including digital switches, keyboards and keypads, color and monochrome video displays, and flat panel displays. The Company also produces subsystem engineered and manufactured products (SEM) which are assembled in custom configurations from two or more of the Company's discrete data input and display components, and micro-electronic power supplies. Additionally, the Company manufactures bare printed circuit boards for its own use and for outside customer applications, and hybrid microelectronic circuits for outside customer applications.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets (or lease term, if shorter) using the double-declining-balance method for used equipment and the straight-line method for all other assets. Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

         GOODWILL

         Goodwill represents the excess of purchase price over the fair value of net assets acquired through business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over 20 years.

         The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," during fiscal 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position, results of operations or liquidity.

         NET INCOME (LOSS) PER SHARE

         Net income (loss) per common share for the years ended September 30, 1996, 1995 and 1994 was computed based on the weighted-average number of common shares outstanding. Common stock equivalents (shares assumed issued based on outstanding stock options and warrants) were anti-dilutive and therefore not included in the computations for all periods presented. The accretion of the excess of the redemption value over the carrying value of redeemable preferred stock (see note 9) of $80,494 and $9,795 have been deducted from net income for 1996 and 1995, respectively, in arriving at net income applicable to common stockholders used in the calculations of net income per share in those years.

         NEW ACCOUNTING PRONOUNCEMENTS

         In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is effective for fiscal years beginning after December 15, 1995 and encourages, but does not require, a fair market based method of accounting for employee stock options or similar equity instruments. SFAS No. 123 allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25 (APBO No. 25), "Accounting for Stock Issued to Employees," but requires pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting had been applied. The Company will adopt SFAS No. 123 in fiscal 1997. While the

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         Company is still evaluating SFAS No. 123, the Company currently expects to elect to continue to measure compensation costs under APBO No. 25, and comply with the pro forma disclosure requirements. If the Company makes this election, SFAS No. 123 will have no impact on the Company's financial position or results of operations.

         In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies new standards designed to improve the earnings per share (EPS) information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the 3% materiality provision and (c) revising the contingent share provisions and the supplemental EPS data requirements. SFAS No. 128 also makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company does not believe the implementation of SFAS No. 128 will have a material effect on net income (loss) per share.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of September 30, 1996, the fair value of all financial instruments approximated carrying value.

         REVENUE RECOGNITION

         Revenues are recorded when products are shipped.

         USE OF ESTIMATES

         Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

         INCOME TAXES

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (Statement No. 109), "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured, using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance for certain temporary differences for which it cannot make the

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         determination that realization of the related benefits is more likely than not. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         FOREIGN CURRENCY TRANSLATION

         Foreign assets and liabilities in the consolidated balance sheets have been translated at the current rate of exchange on the balance sheet date. Sales and expenses are translated at the average exchange rate for the year presented. Unrealized translation adjustments do not affect the results of operations and are reported as a separate component of stockholders' equity. The transaction gains and losses included in operations are not material.

         MAJOR CUSTOMERS

         In 1996, there were sales to one customer which accounted for approximately 41% of net sales during the year and 24% of accounts receivable at September 30, 1996. In 1995, there were sales to one customer which accounted for approximately 13% of net sales during the year and 15% of accounts receivable at September 30, 1995. In 1994, there were no sales to any individual customers which accounted for 10% or more of net sales.

         PRODUCT WARRANTIES

         The Company provides warranties for certain of its products for periods of generally one year. Estimated warranty costs are recognized at the time of the sale.

(2)      INVENTORIES

         Inventories are summarized as follows:

                                             1996                 1995
                                          ----------            ---------

         Raw materials                    $3,071,931            2,604,511
         Work-in-process                   2,950,217            1,647,966
         Finished goods                      482,588              368,205
                                          ----------            ---------

                                          $6,504,736            4,620,682
                                          ==========            =========

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



(3)    PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment consists of the following:

                                                                            1996                 1995
                                                                          ----------            ---------

           Land and buildings                                             $  224,439              227,931
           Machinery, equipment and fixtures                               7,172,176            5,416,694
           Leasehold improvements                                            575,716              547,877
                                                                          ----------            ---------
                                                                           7,972,331            6,192,502
           Less accumulated depreciation and amortization                  2,912,411            2,323,729
                                                                          ----------            ---------

                                                                          $5,059,920            3,868,773
                                                                          ==========            =========

(4)    ACQUISITIONS

       On May 1, 1996, the Company acquired all of the assets and assumed all of the liabilities of Etch-Tek, Inc. (Etch-Tek) for $460,000 in cash and a $195,095 promissory note. Etch-Tek is a manufacturer of quick turn prototype quantity and medium production printed circuit boards. The acquisition of Etch-Tek has been accounted for as a purchase, and accordingly, the results of operations of Etch-Tek for the five months ended September 30, 1996 are included in the Company's consolidated statement of income for the year ended September 30, 1996. Supplementary information related to the acquisition of Etch-Tek for the September 30, 1996 consolidated statement of cash flows is as follows:

                  Assets acquired                    $1,400,879
                  Liabilities assumed                  (745,784)
                  Promissory note                      (195,095)
                                                     ----------

                  Cash paid to sellers                  460,000

                  Cash acquired                         (31,507)
                                                     ----------

                  Net cash paid                      $  428,493
                                                     ==========

         On September 1, 1996, the Company acquired all of the common stock of Abbott Electronics Ltd. (Abbott), a British manufacturer of power supplies, for approximately $734,429, including transaction expenses.

         On August 1, 1995, the Company acquired all of the assets and assumed all of the liabilities of Arnold Circuits, Inc. (Arnold Circuits) for $1.2 million in cash, a $200,000 promissory note, 440,000 shares of XCEL common stock and 1,000 shares each of Series A and B redeemable preferred stock (note 9). Arnold Circuits is a manufacturer of printed circuit boards. The acquisition of Arnold Circuits has been accounted for as a purchase, and accordingly, the results of operations of Arnold Circuits for the two months ended September 30, 1995 are included in the

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         Company's consolidated statements of income for the year ended September 30, 1995. The 440,000 shares of XCEL common stock were valued at $656,281 based on the net book value of the assets acquired, which approximated fair value, less the preferred stock and the promissory note.

         Supplementary information related to the acquisition of Arnold Circuits for the September 30, 1995 consolidated statement of cash flows is as follows:

         Assets acquired                          $ 5,665,346
         Liabilities assumed                       (2,784,255)
         Promissory note                             (200,000)
         Series A preferred stock                    (353,490)
         Series B preferred stock                    (471,320)
         Common stock                                (656,281)
                                                   ----------

         Cash paid to sellers                       1,200,000

         Cash acquired                               (173,280)
                                                   ----------

                  Net cash paid                   $ 1,026,720
                                                  ===========

         Summarized below are the unaudited pro forma results of operations of the Company as though Arnold Circuits had been acquired at the beginning of the years ended September 30, 1995 and 1994.

                                     1995                  1994
                                  -----------           ----------

         Net sales                $31,369,303           25,718,863
                                  ===========           ==========

         Net income              $    585,291             (417,196)
                                 ============           ==========

         On July 6, 1994, the Company acquired 84.6% of the common shares outstanding of HyComp, Inc. (HyComp), a public company, by means of an exchange of the Company's common stock for HyComp common stock held by Metraplex Corporation and various other officers and directors of HyComp. HyComp is a manufacturer of thin film hybrid circuits for industrial, medical and military customers. The total purchase price was $306,521 (including acquisition costs of $150,410). The Company financed the acquisition through cash of $150,410, and 156,275 shares of the Company's common stock valued at $156,111 based on the net book value of assets acquired, which approximated fair value. In May 1996, the Company acquired an additional percentage of the common shares outstanding of HyComp, which increased the Company's ownership percentage to 90.7%. Also in May 1996, the Company acquired 96.1% of the preferred shares outstanding of HyComp. Each of these transactions was an exchange of the Company's common stock for the respective HyComp stock at recorded amounts that approximate fair value.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         The acquisition of HyComp has been accounted for as a purchase and accordingly, the results of operations of HyComp for the three months ended September 30, 1994 are included in the Company's consolidated statements of operations for the year ended September 30, 1994.

         For financial reporting purposes, HyComp's assets, liabilities and earnings are consolidated with those of the Company. Ownership interest in HyComp, other than that of the Company's, is included in the Company's financial statements as minority interest, and includes amounts applicable to HyComp's preferred stock of $6,123 and $157,000 at September 30, 1996 and 1995, respectively. Dividends on the preferred stock are cumulative at 8% per year, and minority interest at September 30, 1996 and 1995 includes cumulative dividends in arrears of $7,715 and $185,260, respectively.

         Supplementary information related to the acquisition of HyComp for the September 30, 1994 consolidated statement of cash flows is as follows:

         Assets acquired                                $ 1,582,912
         Liabilities assumed                             (1,276,391)
         Acquisition costs                                 (150,410)
         Common stock issued                               (156,111)
                                                        -----------
               Cash paid to sellers                              --

         Acquisition costs                                  150,410
         Less cash acquired                                 (59,665)
                                                        -----------

               Net cash paid                            $   90,745
                                                        ===========

(5)    NOTES PAYABLE TO INSTITUTIONAL LENDERS

                                                                                     1996                 1995
                                                                                  ----------            ---------

Line of credit with Foothill Capital Corporation, with interest payable
    monthly at prime plus 4%, collateralized                                      $       --            1,444,700
Line of credit with Imperial Bank, with interest payable
    monthly at prime plus 1%, collateralized                                       1,998,935              305,500
Foreign subsidiary line of credit with bank, with interest at
    6%, collateralized                                                               784,230                   --
Foreign subsidiary line of credit with bank, with interest at
    2%, collateralized                                                                54,055                   --
                                                                                  ----------            ---------

                                                                                  $2,837,220            1,750,200
                                                                                  ==========            =========

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         The Company has a line of credit with Imperial Bank which provides for maximum borrowings of $4,750,000. The line of credit was to expire January 15, 1997, was extended to June 30, 1997, and is collateralized by certain assets of the Company. Borrowings of a domestic subsidiary are also guaranteed by an officer of the Company. The Imperial Bank line of credit bears interest at the bank's prime (8.25% at September 30, 1996) plus 1% and is payable on demand.

         The line of credit agreement requires maintenance of certain financial ratios and contains other restrictive covenants. The Company was in compliance with, or had obtained waivers for, all debt covenants at September 30, 1996. However, subsequent to September 30, 1996, the Company remained in violation of certain covenants. The Company intends to renew the line of credit under terms similar to the existing agreement with covenants with which they will be in compliance.

(6)      OBLIGATIONS TO OFFICERS, DIRECTORS AND STOCKHOLDERS

         The Company has obligations to various officers and stockholders which totaled $27,000 and $287,181 as of September 30, 1996 and 1995,
         respectively. The obligations are established as promissory notes with interest rates of 8% to 13.5% and are payable on demand. Included in the obligations are short-term, non-interest bearing advances from a related entity. Also, included in accrued expenses are obligations which total $35,000 as of September 30, 1995. The obligations were the result of consulting services performed by various officers and stockholders relating to the acquisition of Arnold Circuits, Inc.

(7)      LONG-TERM DEBT

         A summary of long-term debt follows:

                                                                              1996                   1995
                                                                          -----------             ----------

         Term note payable to Imperial Bank (a)                           $   700,000                     --
         Term note payable to Imperial Bank (a)                             1,125,000                     --
         Term note payable to Imperial Bank (b)                               816,663              1,000,000
         Term note payable to Foothill Capital Corporation (c)                     --                510,333
         Term notes payable (d)                                               193,823                367,977
         Promissory notes                                                     238,702                199,607
         Capitalized lease obligations (e) (note 11)                          515,304                448,790
                                                                          -----------             ----------
                                                                            3,589,492              2,526,707
         Less current portion                                                (911,875)            (1,003,315)
                                                                          -----------             ----------

                                                                          $ 2,677,617              1,523,392
                                                                          ===========             ==========

         (a) The term note to Imperial Bank bears interest at the bank's prime (8.25% at September 30, 1996) plus 1.25%. The note matures serially through fiscal 2001.

         (b) The term note to Imperial Bank is collateralized by all the assets of XCEL Arnold Circuits, Inc. This note bears interest at the bank's prime (8.25% at September 30, 1996) plus 1.25%. The note matures serially through fiscal 2001.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued


         (c) The term note to Foothill Capital Corporation was collateralized by all the assets of the Company and was repaid in fiscal 1996.

         (d) The Company has agreements with several foreign banks which include term borrowings which mature serially through fiscal 2001. Interest rates on the borrowings range from 2.7% to 11.25% and is payable monthly. Included in the other term notes is a $72,072 note, which is guaranteed by Tokyo Credit Guarantee Corporation on behalf of the Company's Japanese subsidiary. The term borrowings are collateralized by the assets of the subsidiary. Borrowings are also guaranteed by an officer of the subsidiary.

         (e) Capital lease agreements are calculated using interest rates appropriate at the inception of the lease and range from 10.53% to 12.31%. Lease liabilities are amortized over the lease term using the effective interest method. The leases all contain bargain purchase options and expire through 2001.

(8)      SALE OF COMPUTRON

         On May 31, 1995, XCEL sold its Computron Display System Division of Mount Prospect, Illinois to LPI Acquisition Corp. of Forest Park, Illinois. The principal terms of the sale include a cash purchase price of approximately $1.2 million, and the assumption of approximately $694,000 of the Computron Division's liabilities. The sale resulted in a gain of $479,783.

(9)      STOCKHOLDERS' EQUITY

         REDEEMABLE PREFERRED STOCK

         In connection with the Arnold Circuits, Inc. acquisition, XCEL Arnold Circuits, Inc. issued 1,000 shares each of Series A redeemable preferred stock (Series A) and Series B redeemable preferred stock (Series B). In preference to common shares of stock, each Series A and Series B share is entitled to a cumulative cash dividend of $120 and $160 per year, respectively. The Series A and B shares have a liquidation preference of and are subject to mandatory redemption by the Company on December 15, 1999 at a value of $30 and $40 per share, respectively, plus all accrued and unpaid dividends, whether or not declared, to the date of redemption. As of September 30, 1996, the accumulated dividends in arrears were $197,820. The redeemable preferred stock was recorded at fair value on the date of issuance using an imputed market rate dividend of 9.5%. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the original life of the issue.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         The following table reflects the redeemable preferred stock activity since August 1, 1995:

                                                            SERIES A                             SERIES B
                                                         PREFERRED STOCK                      PREFERRED STOCK
                                                ----------------------------------   ----------------------------------
                                                    NUMBER                               NUMBER
                                                   OF SHARES         AMOUNT             OF SHARES          AMOUNT
                                                   ---------        --------            ---------         --------
    Balance at September 30, 1994                       --          $     --                  --          $     --

    Preferred stock issued in connection
        with Arnold Circuits, Inc.                   1,000           353,490               1,000           471,320

    Accretion of preferred stock                        --             4,198                  --             5,597
                                                   -------          --------            --------          --------

    Balance at September 30, 1995                    1,000           357,688               1,000           476,917

    Accretion of preferred stock                        --            34,497                  --            45,997

    Redemption of preferred stock                       --           (60,000)                 --           (80,000)
                                                   -------          --------            --------          --------

    Balance at September 30, 1996                    1,000          $332,185               1,000          $442,914
                                                    ======          ========            ========          ========

         STOCK OPTIONS AND WARRANTS

         Options granted under the 1987 Employee Stock Option Plan (the Plan) may be either qualified or nonqualified stock options and are required to be granted at fair market value at the date of grant (depending upon the number of voting shares owned). Subject to termination of employment, options expire either five or ten years from the date of grant (depending upon the number of voting shares owned) and are nontransferable other than in the event of death. The Board of Directors adopted a resolution increasing the number of shares of the Company's common stock that may be granted pursuant to the Plan to a maximum of 750,000 shares.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



       The Plan's qualified stock options consist of the following:

                                                                                         OPTION PRICE
                                                            NUMBER OF         ---------------------------------
                                                             SHARES             PER SHARE              TOTAL
                                                            ---------         -------------          ----------
       Balance outstanding, September 30, 1994 and
           1993                                               198,000         $5.00 to 6.05           1,069,750

       Options canceled                                      (198,000)         5.00 to 6.05          (1,069,750)

       Options granted                                        412,500                  2.75           1,134,375
                                                            ---------         -------------          ----------

       Balance outstanding, September 30, 1995                412,500                  2.75           1,134,375

       Options canceled                                            --                    --                  --

       Options granted                                             --                    --                  --
                                                            ---------         -------------          ----------

       Balance outstanding, September 30, 1996                412,500         $        2.75           1,134,375
                                                            =========         =============          ==========

       The Plan's nonqualified stock options consist of the following:

                                                                                       OPTION PRICE
                                                            NUMBER OF        ---------------------------------
                                                             SHARES             PER SHARE               TOTAL
                                                            ---------        --------------            --------
       Balance outstanding, September 30, 1994 and
           1993                                                77,500         $5.00 to 5.50             402,500

       Options canceled                                       (77,500)         5.00 to 5.50            (402,500)

       Options granted                                        190,000                  2.75             522,500
                                                            ---------         -------------            --------

       Balance outstanding, September 30, 1995                190,000                  2.75             522,500

       Options canceled                                            --                    --                  --

       Options granted                                             --                    --                  --
                                                            ---------         -------------            --------

       Balance outstanding, September 30, 1996                190,000         $        2.75             522,500
                                                            =========         =============            ========

         At September 30, 1996, all of the above stock options were exercisable and options for 147,500 were available for future grant.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         The Board of Directors has also authorized the issuance of common stock purchase warrants to certain officers, directors, stockholders, key employees and other parties as follows:

                                                                                      WARRANT PRICE
                                                            NUMBER OF        ---------------------------------
                                                              SHARES           PER SHARE              TOTAL
                                                            ---------        -------------          ----------

       Balance outstanding, September 30, 1993               450,281         $2.00 to 5.50           1,991,321

       Warrants issued                                       185,000          2.75 to 5.00             621,250
                                                            --------                                ----------

       Balance outstanding, September 30, 1994               635,281          2.00 to 5.50           2,612,571

       Warrants issued                                        17,700          1.75 to 2.75              45,975
                                                            --------                                ----------

       Balance outstanding, September 30, 1995               652,981          1.75 to 5.50           2,658,546

       Warrants issued                                       250,000                  5.00           1,250,000

       Warrants canceled                                     (50,333)         5.00 to 5.50            (251,832)
                                                            --------                                ----------

       Balance outstanding, September 30, 1996               852,648          1.75 to 5.50          $3,656,714
                                                            ========                                ==========

         At September 30, 1996, the total number of shares reserved for issuance upon exercise of stock options and warrants or direct grants was 1,402,981 shares.

         DEBT TO EQUITY CONVERSION

         On September 30, 1996, the Company converted $123,066 in various promissory notes to 123,066 shares of common stock. On September 28, 1995, the Company converted $207,747 in various promissory notes to a current stockholder to 199,185 shares of common stock.

(10)     INCOME TAXES

         Income (loss) before income taxes for the years ended September 30, 1996, 1995 and 1994 were taxed under the following jurisdictions:

                                                    1996                  1995                 1994
                                                 ----------              -------             --------

                   Domestic                      $  869,906              398,461             (228,310)
                   Foreign                          235,143              (52,331)            (443,472)
                                                 ----------              -------             --------

                            Total                $1,105,049              346,130             (671,782)
                                                 ==========              =======             ========

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         Income tax expense consists of the following:

                                                 CURRENT              DEFERRED            TOTAL
                                                --------              --------           ------
                   1996:
                       Federal                  $ 6,000                     --            6,000
                       State                     10,843                     --           10,843
                       Foreign                    5,294                     --            5,294
                                                -------               --------           ------

                                                $22,137                     --           22,137
                                                =======               ========           ======

                   1995:
                       Federal                  $    --                     --               --
                       State                      5,000                     --            5,000
                       Foreign                    4,251                     --            4,251
                                                -------               --------           ------

                                                $ 9,251                     --            9,251
                                                =======               ========           ======

         Actual income tax expense differs from the amount obtained by applying the statutory Federal income tax rate of 34% to income (loss) before income taxes as follows:

                                                            1996                 1995                  1994
                                                          ---------            ---------              -------
       Computed provision for taxes based on
           income at the statutory rate                   $ 295,768              135,477              (77,625)
       State taxes, net of Federal income tax
           benefit                                            7,156                5,000                   --
       Foreign income taxes                                   5,294                4,251                   --
       Net operating losses utilized                        (62,293)            (191,081)                  --
       Current benefit of deferred tax assets              (307,129)                  --                   --
       Permanent differences                                 53,920               53,142               55,900
       Other                                                 29,421                2,462               21,725
                                                          ---------             --------              -------

                                                          $  22,137                9,251                   --
                                                          =========             ========              =======

         As of September 30, 1996, the Company had net operating loss carryforwards of approximately $7,839,468 for Federal income tax purposes expiring at various dates between 2002 and 2008.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                 1996                 1995
                                                                              -----------   ------------------
       Deferred tax assets:
           Allowance for doubtful accounts                                    $    20,172               13,879
           Inventory reserves and uniform capitalization                          237,706              290,542
           Depreciation                                                                --               82,888
           Accrued vacation                                                       136,878              128,986
           Warranty reserve                                                         3,102                6,928
           Other accrued liabilities                                                8,142               62,940
           Net operating loss carryforwards                                     2,788,599            2,838,567
                                                                              -----------           ----------

                  Total deferred tax assets                                     3,194,599            3,424,730

           Valuation allowance for deferred tax assets                         (2,985,753)          (3,424,730)
                                                                              -----------           ----------
                                                                                  208,846                   --

       Deferred tax liabilities - depreciation                                   (208,846)                  --
                                                                              -----------           ----------

                  Net deferred taxes                                          $        --                   --
                                                                              ===========           ==========

(11)     COMMITMENTS AND CONTINGENCIES

         LEASES

         The Company conducts most of its operations from leased facilities under operating leases which expire at various dates through September 30, 2001. The leases generally require the Company to pay all maintenance, insurance and property tax costs and contain provisions for rent increases. Total rent expense for the years ended September 30, 1996 and 1995 was $1,134,548 and $643,313, respectively.

         The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1996 are listed below.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         The Company leases production equipment under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the lease. Capitalized lease agreements are calculated using interest rates appropriate at the inception of the lease and range from 10% to 12%.

                                                                       CAPITAL            OPERATING
                                                                       LEASES               LEASES
                                                                       --------           ----------
                 1997                                                  $271,286            1,152,149
                 1998                                                   181,408            1,084,070
                 1999                                                    74,606              989,985
                 2000                                                    74,606              844,673
                 2001                                                    54,275               93,643
                                                                       --------           ----------

                          Total minimum lease payments                  656,181           $4,164,520
                                                                                          ==========

                 Less amount representing interest                      140,877
                                                                       --------

                          Present value of minimum lease
                            payments                                    515,304

                 Less current installments of obligations
                     under capital leases                               209,309
                                                                       --------

                          Long-term obligations                        $305,995
                                                                       ========

         PENSION PLAN

         The Company sponsors a defined contribution pension plan (401(k) Savings Plan) covering substantially all of its U.S. domestic employees. Participants may make voluntary pretax contributions to the plan up to the limit as permitted by law. The annual contribution to the plan by the Company is discretionary. No contribution by the Company has been made to the plan to date.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



(12)     FOREIGN OPERATIONS

         A summary of the Company's net sales, operating income (loss) and identifiable assets by geographical area follows

                                                          YEAR ENDED SEPTEMBER 30, 1996
                            -------------------------------------------------------------------------------------
                               NORTH
                              AMERICA            ASIA           EUROPE          ELIMINATIONS         CONSOLIDATED
                            -----------       ----------       ---------        ------------         ------------
Net sales from
    unaffiliated
    customers               $27,853,736       1,210,979        2,183,881                 --            31,248,596
Transfers between
    geographical areas
                              1,528,818           2,267               --         (1,531,085)                   --
                            -----------       ---------        ---------         -----------         ------------

         Net sales          $29,382,554       1,213,246        2,183,881         (1,531,085)           31,248,596
                            ===========       =========        =========         ==========          ============

Operating income (loss)
                            $ 1,046,898         (53,717)         510,908                 --             1,504,089
                            ===========       =========        =========         ==========          ============

Identifiable assets         $14,847,867         937,242        3,828,357                 --            19,613,466
                            ===========       =========        =========         ==========          ============

                                                          YEAR ENDED SEPTEMBER 30, 1995
                            -------------------------------------------------------------------------------------------
                               NORTH
                              AMERICA            ASIA           EUROPE          ELIMINATIONS         CONSOLIDATED
                            -----------       ---------        ---------        ------------         ------------
Net sales from
    unaffiliated
    customers               $16,118,474       1,858,935        1,624,862                 --            19,602,271
Transfers between
    geographical areas
                              2,414,696         295,548               --         (2,710,244)                   --
                            -----------       ---------        ---------         ----------          ------------

         Net sales          $18,533,170       2,154,483        1,624,862         (2,710,244)           19,602,271
                            ===========       =========        =========         ==========          ============

Operating income (loss)
                            $  (104,950)         47,662          128,920                 --                71,632
                            ===========       =========        =========         ==========          ============

Identifiable assets         $14,035,754       1,062,032          856,908                 --            15,954,694
                            ===========       =========        =========         ==========          ============

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued

                                                          YEAR ENDED SEPTEMBER 30, 1994
                            --------------------------------------------------------------------------------------
                               NORTH
                              AMERICA            ASIA            EUROPE          ELIMINATIONS         CONSOLIDATED
                            -----------       ---------        ---------         ------------         ------------
Net sales from
    unaffiliated
    customers               $11,498,175       1,371,678        1,367,179                   --           14,237,032
Transfers between
    geographical areas
                              2,367,190         552,548           14,184           (2,933,922)                  --
                            -----------       ---------        ---------         ------------         ------------

         Net sales          $13,865,365       1,924,226        1,381,363           (2,933,922)          14,237,032
                            ===========       =========        =========         ============         ============

Operating loss              $  (197,016)       (155,907)        (158,200)                  --             (511,123)
                            ===========       =========        =========         ============         ============

Identifiable assets         $ 9,399,968       1,008,809          728,041                   --           11,136,818
                            ===========       =========        =========         ============         ============

         In determining operating income (loss) for each geographic area, sales and purchases between geographic areas have been accounted for on the basis of prices set between the geographic areas, generally at cost plus 5%. Identifiable assets by geographic area are those assets that are used in the Company's operations in each location.

         Export sales included in the North America amounts shown in the summary table by geographic area above were not significant.

(13)     SUBSEQUENT EVENTS

         On December 19, 1996, XIT Corporation formed an equal partnership with P & S Development, a California general partnership. The partnership, "Capital Source Partners, A Real Estate Partnership," obtained ownership rights to a 93,000 square foot facility at 4290 East Brickell Street, Ontario, California. XIT Corporation presently occupies 63,000 square feet of this facility as a corporate headquarters and as an administrative and factory facility for its Digitran Division. Going forward, XIT will lease the same 63,000 square feet from the partnership under a long-term lease.

         On March 26, 1997, privately-held XIT merged with a wholly owned, newly formed subsidiary of MicroTel, a publicly-traded company, with XIT as the surviving subsidiary. Pursuant to the transaction, the former shareholders of XIT were issued approximately 6,119,000 shares of common stock of MicroTel, or approximately 66% of the issued and outstanding common stock. In addition, holders of XIT stock options and warrants at the date of the merger collectively had the right to acquire an additional 2,153,240 shares of common stock. Collectively, then the former XIT shareholders owned, or had the right to acquire, approximately 65% of the common stock of MicroTel on a fully-diluted basis as of the date of the transaction.

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

              Notes to Consolidated Financial Statements, Continued



         As described in note 1, the merger has been accounted for as a purchase of MicroTel by the Company. Accordingly, the purchase price consists of the value of the common stock outstanding of MicroTel at the date of the merger of $5,011,000 plus estimated direct costs of the acquisition of $636,000 and the acquired assets and liabilities of MicroTel will be recorded at their estimated fair values at the date of the merger. The excess of $4,904,000 of the purchase price over the preliminary valuation of the net assets acquired will be recorded as goodwill and will be amortized on a straight-line basis over 15 years. The preliminary purchase price allocation is subject to change when additional information concerning assets and liability valuations is obtained.

         The following represents the unaudited pro forma results of operations as if the merger had occurred at the beginning of the periods indicated and combines MicroTel's results of operations for the years ended December 31, 1996 and 1995 with those of the Company's for its years ended September 30, 1996 and 1995, respectively, with adjustments to reflect amortization of the estimated excess purchase price over the fair value of the net assets acquired.

                                                            SEPTEMBER 30
                                               ---------------------------------------
                                                     1996                 1995
                                               ------------------   ------------------
                                                           (IN THOUSANDS)

         Net sales                             $47,552               37,954
                                               =======               ======

         Net loss                              $(3,841)                (657)
                                               =======               ======

         Net loss per common share             $  (.42)                (.08)
                                               =======               ======

       The pro forma results of operations above do not purport to be indicative of the results that would have occurred had the merger taken place at the beginning of the periods presented or of results which may occur in the future.

       On February 20, 1997, the Company accepted a commitment from Yorkton Securities Inc. ("Yorkton"), pursuant to which Yorkton would use its best efforts to raise a minimum of $5,000,000 and a maximum of $10,000,000 through a private placement of investment units consisting of one share of restricted common stock and one quarter of a warrant to purchase one share of restricted common stock. The pricing of the units is based on a 20% discount from the ten day average closing bid price of the Company's common stock preceding the date of contracting with the institutional investors (the "Average Reported Price"), with a minimum price per unit of $2.50 and maximum price of $3.50. The investors warrants have an exercise price of 130% of the Average Reported Price. Additionally, Yorkton and one other intermediary earn an aggregate commission of 10% of the gross proceeds and warrants to acquire 10% of the shares purchased in the offering at an exercise price of the lesser of the Average Reported Price or $3.50 per share, and Yorkton further is reimbursed for accountable expenses of the offering up to 2% of the gross proceeds.

       On April 14, 1997, a first closing occurred on 2,000,000 investment units at $2.50 per unit, for gross proceeds of $5,000,000. Net proceeds to the Company were $4,400,000. The offering, which was structured to accommodate multiple closings, would terminate on the earlier of i) the date the maximum offering of $10,000,000 is contracted or ii) the extended termination date of May 31, 1997. The offering expired on May 31, 1997 with no additional closings.

                                   Schedule II

                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                       (Formerly known as XCEL Corporation
                                and Subsidiaries)

                        Valuation and Qualifying Accounts

                  Years ended September 30, 1996, 1995 and 1994

                                                      BALANCE AT            ADDITIONS
                                                     BEGINNING OF       CHARGED TO COSTS     DEDUCTIONS WRITE      BALANCE AT END
             DESCRIPTION                                PERIOD            AND EXPENSES       OFFS OF ACCOUNTS        OF PERIOD
             -----------                             ------------       ----------------     ----------------      --------------
Allowance for doubtful accounts:
    Year ended September 30, 1996                       $ 57,091               17,247              (27,753)              46,585
    Year ended September 30, 1995                        123,479               40,968             (107,356)              57,091
    Year ended September 30, 1994                        131,500              105,512             (113,533)             123,479

Allowance for inventory obsolescence:
    Year ended September 30, 1996                        419,060              210,905             (307,865)             322,100
    Year ended September 30, 1995                        677,234              265,000             (523,174)             419,060
    Year ended September 30, 1994                        812,250               81,233             (216,249)             677,234
                                                        ========              =======             ========              =======

PART 1-FINANCIAL INFORMATION
MICROTEL INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

                                                      MARCH 31,         DEC. 31,
                                                        1997             1996
                                                        ----             ----
                                                            (in thousands)
ASSETS
Current assets:
       Cash and cash equivalents                     $    998         $    886
       Accounts receivable                              6,705            4,738
       Inventories                                      8,836            6,297
       Other current assets                             1,044              724
                                                     --------         --------

       Total current assets                            17,583           12,645

       Plant and equipment-net                          5,292            5,006
       Software development costs-net                     829
       Goodwill-net                                     6,697            1,836
       Other assets                                     1,567            1,092
                                                     --------         --------

                                                     $ 31,968         $ 20,579
                                                     ========         ========


LIABILITIES, REDEEMABLE PREFERRED STOCK
       AND STOCKHOLDERS' EQUITY
Current liabilities:
       Notes payable to related parties              $  1,512         $    352
       Notes payable to institutional lenders           2,913            3,140
       Current portion of long term debt                1,072            1,058
       Accounts payable and accrued expenses           10,693            6,255
       Deferred compensation                              982
                                                     --------         --------

       Total current liabilities                       17,172           10,805

Long term debt                                          3,335            3,565
Deferred compensation liability                           676
Minority interest                                          61               59
                                                     --------         --------

       Total long-term liabilities                      4,072            3,624

Redeemable preferred stock                                811              794

Stockholders' equity:
       Common stock                                        31               20
       Additional paid-in capital and other            14,578            9,412
       Accumulated deficit                             (4,696)          (4,076)
                                                     --------         --------

       Total stockholders' equity                       9,913            5,356
                                                     --------         --------

                                                     $ 31,968         $ 20,579
                                                     ========         ========

See notes to consolidated condensed financial statements.

MICROTEL INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

                                                   FOR THE THREE MONTHS ENDED
                                                            MARCH 31,
                                                     1997             1996
                                                      (in thousands except
                                                       per share amounts)
Net sales                                           $ 7,707         $ 7,336
Cost of sales                                         6,234           5,372
                                                    -------         -------
GROSS PROFIT                                          1,473           1,964

Operating expenses:
        Selling, general and administrative           1,775           1,467
        Engineering and product development              98             106
                                                    -------         -------

INCOME (LOSS) FROM OPERATIONS                          (400)            391

Other income (expense)
        Interest expense                               (198)           (128)
        Other                                            (1)             22
                                                    -------         -------

INCOME (LOSS) BEFORE INCOME TAXES                      (599)            285

Income taxes                                              4               3
                                                    -------         -------

NET INCOME (LOSS)                                   $  (603)        $   282
                                                    =======         =======

NET INCOME (LOSS) PER COMMON SHARE                  $ (0.10)        $  0.05
                                                    =======         =======

WEIGHTED AVERAGE NUMBER OF
        SHARES USED IN CALCULATING
        NET INCOME (LOSS) PER SHARE                   6,244           5,814
                                                    =======         =======

See notes to consolidated condensed financial statements.

MICROTEL INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                 FOR THE THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                    1997         1996
                                                                    ----         ----
                                                                     (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                           $(603)        $ 282
       Reconciliation to cash provided by
       (used in) operations:
              Depreciation and amortization                          162           138
              Amortization of intangible assets                       48            38
              Minority interest                                        2            12
              Changes in operating assets and liabilities:
                    Accounts receivable                             (157)           72
                    Inventories                                      440           (99)
                    Other assets                                     (43)          412
                    Accounts payable and accrued expenses             93          (739)
                                                                   -----         -----

Cash provided by (used in) operations                                (58)          116
                                                                   -----         -----

CASH FLOWS FROM INVESTING ACTIVITIES:
       Net disposals  (purchases) of
              property, plant and equipment                           13          (179)
       Cash acquired in reverse acquisition                          264
                                                                   -----         -----

Cash provided by (used) in investment activities                     277          (179)
                                                                   -----         -----

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net borrowings from (repayments to) related parties           660            27
       Net borrowings (repayments) of other short-term debt         (370)         (271)
       Net borrowings (repayments) of long-term debt                (281)          679
                                                                   -----         -----

Cash provided by financing activities                                  9           435
                                                                   -----         -----

EFFECT OF EXCHANGE RATE CHANGES ON CASH                             (116)          (48)
                                                                   -----         -----

NET INCREASE (DECREASE) IN CASH                                      112           324

CASH AND CASH EQUIVALENTS
       AT BEGINNING OF PERIOD                                        886           392
                                                                   -----         -----

CASH AND CASH EQUIVALENTS
       AT END OF PERIOD                                            $ 998         $ 716
                                                                   =====         =====

See notes to consolidated condensed financial statements.

                          MICROTEL INTERNATIONAL, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

When used in these notes to consolidated condensed financial statements, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend", "should", "believe" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, operating costs and financial position. Specifically, forward-looking statements are included in Notes 2,4, and 5 hereof. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially than those included within the forward-looking statements as a result of various factors.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ORGANIZATION AND BUSINESS

         MicroTel International, Inc. (the Company) is a holding company for its three wholly-owned subsidiaries-CXR Telcom Corporation, CXR S.A., and, effective March 26, 1997, XIT Corporation (XIT). CXR Telcom Corporation and CXR S.A. design, manufacture and market electronic telecommunication test equipment and data communications equipment. XIT designs, manufactures, and markets information technology products, including displays and input components, subsystem assemblies, printed circuits, and hybrid microelectronic circuits. The Company conducts its operations out of various facilities in the U.S., France, England, and Japan and organizes itself in three product line sectors-Circuits, Components and Subsystem Assemblies, and Instrumentation and Test Equipment.

         BASIS OF PRESENTATION

         The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The unaudited consolidated condensed financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly financial position as of March 31, 1997 and December 31, 1996 and results of operations and cash flows for the three months ended March 31, 1997 and 1996. It is suggested that these interim consolidated financial statements be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, l996.

         As discussed more fully in Note 2, the Company merged with XIT on March 26, 1997. The merger was accounted for as a purchase of the Company by XIT in a "reverse acquisition" because the existing shareholders of the Company prior to the merger did not have voting control of the combined entity after the merger. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company, the Company, is not assumed to be the acquiror and the financial statements of the combined entity are those of the accounting acquiror (XIT), including any comparative prior year financial statements presented by the combined entity after the business combination. Consequently,the consolidated condensed financial statements include the accounts of XIT and its subsidiaries, and beginning March 26, 1997, include the Company and its other subsidiaries, CXR Telcom Corporation and CXR S.A. (the Former Company).

         Intercompany balances and transactions are eliminated in consolidation and the currencies of the countries in which foreign subsidiaries are located are considered their functional currencies. Cumulative translation adjustments result from converting from these functional currencies to U.S. dollars.

         FISCAL YEAR END CHANGE

         In connection with the reverse acquisition accounting treatment described above, XIT changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of the Former Company.

         STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

         In accord with the reverse acquisition accounting treatment, the capital accounts of XIT have been restated to give effect to the merger exchange ratio (1.451478 common shares of the Company for each common share of XIT) and to convert XIT's no par value common stock to $.0033 par value common stock of the Company.


         Net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents were antidilutive and therefore not part of the shares used in calculating net income (loss) per share for the three months ended March 31, 1997 and 1996, respectively.

         On March 3, 1997 the Financial Accounting Standards Board issued FAS No. 128 "Earnings per Share" (FAS 128), which will become effective for the Company for its year end December 31, 1997, requiring restatement of quarterly and prior year financial information, if applicable. This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB No. 15 "Earnings per Share". FAS No. 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share of APB No. 15. The potential effects of FAS 128 on the consolidated condensed financial statements presented herein has yet to be determined.

(2)MERGER WITH XIT

         On March 26, 1997, XIT of Ontario, California merged with a wholly-owned, newly formed subsidiary of the Company, with XIT as the surviving subsidiary. Pursuant to the transaction, the former shareholders of XIT were issued approximately 6,115,000 shares of common stock of the Company, or approximately 66% of the issued and outstanding common stock. In addition, holders of XIT stock options and warrants collectively have the right to acquire an additional 2,153,240 shares of common stock. Collectively, then the former XIT shareholders own, or have the right to acquire,approximately 65% of the Common Stock of the Company on a fully-diluted basis as of the date of the transaction.

         As noted above, the merger is accounted for as a purchase of the Former Company by XIT. Accordingly, the purchase price consists of the value of the common stock outstanding of the Former Company at the date of the merger of $5,011,000 plus estimated direct costs of the acquisition of $636,000 and the acquired assets and liabilities of the Former Company have been recorded at their estimated fair values at the date of the merger. The excess of $4,904,000 of the purchase price over the preliminary valuation of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over 15 years. The preliminary purchase price allocation is subject to change when additional information concerning asset and liability valuations is obtained.

         The following represents the unaudited pro forma results of operations as if the merger had occurred at the beginning of the periods indicated and combines the Former Company's results of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 with those of XIT's for its year ended September 30, 1996 and the three months ended March 31, 1997, respectively, with adjustments to reflect amortization of the estimated excess price over the fair value of the net assets acquired.


                                            (in thousands, except
                                              per share amounts)

                                           Quarter           Year
                                            Ended            Ended
                                           March 31,     September 30,
                                             1997            1996
                                             ----            ----
         Net sales                          $10,703         $47,552
                                            =======         =======
         Net loss                           $(2,694)        $(3,841)
                                            =======         =======
         Net loss per common share          $  (.29)        $  (.42)
                                            =======         =======

         The pro forma results of operations above do not purport to be indicative of the results that would have occurred had the merger taken place at the beginning of the periods presented or of results which may occur in the future.

(3)INVENTORIES

         Inventories consist of the following at March 31, 1997 and December 31, 1996:

                                       (in thousands, except
                                         per share amounts)

                               March 31,                   December 31,
                                1997                           1996
                                ----                           ----
Raw materials                   $4,118                         $2,718
Work-in-process                  3,146                          2,642
Finished goods                   3,578                          1,289
Reserves                        (2,006)                          (352)
                                =======                        =======
                                $8,836                         $6,297
                                =======                        =======


(4)BANKING ARRANGEMENTS

         Both XIT and a subsidiary have bank lines of credit which expired originally on January 15, 1997, and which currently expire under extension arrangements on June 30, 1997. Additionally, both XIT and the subsidiary are in violation of certain covenants under the related loan agreements. Although the bank has not waived these defaults, it has agreed to forbear from taking any action with respect to same until the extended expiration date. Based on discussion with the bank, management believes that these lines will be renewed with more favorable advance rates against related collateralized assets and with less restrictive financial covenants. However, there can be no assurance that this will occur. Outstanding borrowings under these lines of credit were $2,124,000 and $2,027,000 at March 31, 1997 and December 31, 1996, respectively.

(5)LITIGATION

         In September, 1994 Raymond Jacobson, a former officer and director of the Company and a participant in the Company's deferred compensation plan, brought an action against the Company in the California Superior Court, Santa Clara County, alleging that the Company has breached its contract to pay Mr. Jacobson $3,495 bi-weekly for life under his deferred compensation agreement dated May 11, 1993 (the "1993 Agreement"), by discontinuing payment in August 1994. The 1993 Agreement superseded a previous deferred compensation agreement dated April 1, 1977 (the "1977 Agreement") which had provided for twice the level of payments. Mr. Jacobson was claiming damages of approximately $1,200,000, which he purported to be the present value of all payments to be made under the 1993 Agreement. In June 1995 the Company paid Mr. Jacobson all amounts past due under the contract plus interest and reinstated the bi-weekly payments, which have continued to date.

         On May 20, 1996, Daniel Dror & Co, Inc. ("DDC"), instituted a suit against Mr. Jacobson in the District Court for Galveston County, Texas alleging damages arising from DDC's investment of more than $2,000,000 for the purchase of 1,072,000 shares of the Company's common stock. On February 11, 1997, Mr. Jacobson, through his attorney, demanded that the Company indemnify him, hold him harmless and pay for the cost of defense, including reasonable attorney's fees and costs in connection with the litigation instituted against him by DDC. This suit was subsequently dismissed by DDC.

         On February 14, 1997, Mr. Jacobson, through his attorney, gave notice to the Company that he believed that the litigation instituted against him by DDC provided a basis for him to rescind the 1993 Agreement and assert his rights to full payment under the 1977 Agreement.

         Notwithstanding the above, the Company management and Mr. Jacobson have conducted settlement discussions since June 1996, and the Company believes that an enforceable settlement was reached on January 22, 1997. Mr. Jacobson apparently disclaims this agreement based on the actions noted above. On February 28, 1997 the Company filed a motion for continuance to file a counterclaim asserting that the January 22, 1997 agreement supersedes all previous agreements with Mr. Jacobson.

         A court supervised settlement conference with Mr. Jacobson was held on March 26, 1997. Although a tentative settlement was reached, the settlement was subject to fulfillment of a number of conditions subsequent which did not occur and therefore was not binding on either party. Subsequent thereto, several settlement offers have been proposed by plaintiff's counsel, none of which are acceptable to the Company. A trial in the matter has been scheduled for August 25, 1997.

         The Company does not believe that the value of a settlement of the above matter or alternatively a trial judgement will be materially in excess of amounts already recorded by the Company for the deferred compensation arrangement.

         In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 30,000 shares of Common Stock for which payment had been made. The Company was informed by David Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since the Company cannot issue unrestricted shares (absent registration), the Company has answered Mr. Scheinfeld's motion and is seeking to compel him to serve a complaint upon the defendants.

         Although the ultimate outcome of the matters noted above cannot be predicted with certainty, pending actual resolution, in the opinion of management, the disposition of these matters will not have a material adverse affect on the consolidated results of operations or financial position.

(6) PRIVATE PLACEMENT

         On February 20, 1997, the Company accepted a commitment from Yorkton Securities Inc. ("Yorkton"), pursuant to which Yorkton would use its best efforts to raise a minimum of $5,000,000 and a maximum of $10,000,000 through a private placement of investment units consisting of one share of restricted common stock and one quarter of a warrant to purchase one share of restricted common stock. The pricing of the units is based on a 20% discount from the ten day average closing bid price of the Company's common stock preceding the date of contracting with the institutional investors (the "Average Reported Price"), with a minimum price per unit of $2.50 and maximum price of $3.50. The investors warrants have an exercise price of 130% of the Average Reported Price. Additionally, Yorkton and one other intermediary earn an aggregate commission of 10% of the gross proceeds and warrants to acquire 10% of the shares purchased in the offering at an exercise price of the lesser of the Average Reported Price or $3.50 per share, and Yorkton further is reimbursed for accountable expenses of the offering up to 2% of the gross proceeds.

         On April 14, 1997, a first closing occurred on 2,000,000 investment units, for gross proceeds of $5,000,000. Net proceeds to the Company were $4,400,000. The offering, which is structured to accommodate multiple closings, would terminate on the earlier of i) the date the maximum offering of $10,000,000 is contracted or ii) the currently extended termination date of May 31, 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



MicroTel International, Inc.
San Jose, California


We have audited the accompanying consolidated balance sheets of MicroTel International, Inc. (formerly CXR Corporation) as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995, and the six months ended December 31, 1994. We have also audited the schedule listed on the accompanying Index at Item 8. These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used as significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroTel International, Inc. at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, and the six months ended December 31, 1994, in conformity with generally accepted accounting principles.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.




                                        BDO Seidman, LLP

San Francisco, California
April 14, 1997

INDEPENDENT AUDITORS' REPORT


MicroTel International, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of MicroTel International, Inc. (formerly CXR Corporation) and its subsidiaries for the year ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the operations and the cash flows of MicroTel International, Inc. (formerly CXR Corporation) and its subsidiaries for the year ended June 30, 1994 in conformity with generally accepted accounting.

The accompanying fiscal 1994 financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the 1994 financial statements included in the June 30, 1994 Annual Report to the Securities and Exchange Commission on Form 10-K, the Company's declining revenues and recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters were also described in Note 1 to such 1994 financial statements. The fiscal 1994 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Subsequent to June 30, 1994, the Company agreed to amendments to the Common Stock Purchase Agreement (the Agreement) with Daniel Dror & Co. ("DDC") or designee, approved by the stockholders in April 1994. In September 1994, as consideration under the first amendment to the Agreement, the Company was assigned a promissory note and received title to a securities brokerage account consisting of cash and common stock and the Company assumed the liability for certain financial derivative instruments which were secured by the cash and common stock investments in the securities brokerage account. Subsequent to the acceptance of this consideration on behalf of the Company by Daniel Dror in his capacity as Chairman of the Company's investment committee, the Board of Directors reviewed the consideration received and determined that it would be in the best interests of the Company to accept payment with securities which are less likely to experience significant fluctuations in value. On November 8, 1994 the Company executed a second amendment to the Agreement dated October 16, 1994 whereby the transactions under the previous amended Agreement were effectively rescinded, the Company agreed to sell a reduced number of shares to the designee of DDC and the Company agreed to accept, subject to completion of its due diligence on or before December 31, 1994, assignment of a promissory note (payable on December 31, 1995 and secured by common stock of another public company) as consideration under such second amendment to the Agreement. These transactions are described more fully in Note 2 to the financial statements.


DELOITTE & TOUCHE LLP

San Jose, California
August 31, 1994
(November 18, 1994 as to paragraphs two through four in Note 2)

MICROTEL INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
December 1996 and December 1995
(in thousands)

                                                             Dec. 31,    Dec. 31,
                                                               1996        1995
                                                             --------    --------
ASSETS
Current assets:
   Cash and cash equivalents                                 $    271    $    432
   Investments in marketable securities                                       152
   Accounts receivable, less allowance
      for doubtful accounts:
         Dec. 1996, $186
         Dec. 1995, $425                                        2,936       3,582
   Inventories                                                  3,004       4,148
   Other current assets                                           487         283
                                                             --------    --------
Total current assets                                            6,698       8,597
                                                             --------    --------
Plant and equipment-net                                           526         709
Software development costs-net                                  1,027       1,209
Foreign tax receivable                                            830         790
Other assets                                                      238          20
                                                             --------    --------
                                                             $  9,319    $ 11,325
                                                             ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                                    $  1,142    $    759
   Current portion long term debt                                  44         170
   Accounts payable                                             2,580       2,184
   Accrued payroll and related expenses                           748         922
   Other accrued liabilities                                      749         748
   Current portion-deferred compensation                          737         161
   Deferred income                                                            350
                                                             --------    --------
Total current liabilities                                       6,000       5,294
                                                             --------    --------
Long term debt                                                     36          54
Deferred compensation liability                                   507         803
Other long-term liabilities                                                   218
                                                             --------    --------
Total liabilities                                               6,543       6,369
                                                             --------    --------
Commitments and contingencies

Stockholders' equity:
   Common stock                                                    10          45
   Additional paid-in capital                                  23,560      22,293
   Accumulated deficit                                        (21,371)    (16,774)
   Stockholder's note receivable                                           (1,337)
   Deferred compensation                                          (40)        (88)
   Cumulative translation adjustments                             617         817
                                                             --------    --------
Stockholders' equity                                            2,776       4,956
                                                             --------    --------
                                                             $  9,319    $ 11,325
                                                             ========    ========

See notes to consolidated financial statements.

MICROTEL INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)





                                                                     SIX MONTHS      FOR THE
                                            FOR THE YEARS ENDED        ENDED        YEAR ENDED
                                             DEC 31,    DEC 31,       DEC 31,       June 30,
                                              1996        1995          1994          1994
                                            --------    --------      --------      --------
Sales                                       $ 16,303    $ 18,352      $  9,931      $ 21,648
                                            --------    --------      --------      --------
Costs and expenses:
   Cost of sales                              10,819      11,322         6,174        12,647
   Engineering and product
      development                              1,817       1,674           659         2,960
   Marketing and selling                       3,715       3,928         1,654         3,975
   Administration                              3,115       2,211         1,049         2,571
   Severance and related settlement costs      1,567
                                            --------    --------      --------      --------
                                              21,033      19,135         9,536        22,153
                                            --------    --------      --------      --------
Income (loss) from operations                 (4,730)       (783)          395          (505)

Other income (expense):
   Interest income                               371         117             9             9
   Interest expense                             (319)       (164)         (121)         (258)
   Other                                          (4)         12            15           115
                                            --------    --------      --------      --------
Income (loss) before
    income tax benefit                        (4,682)       (818)          298          (639)

Income tax benefit                               (85)       (151)
                                            --------    --------      --------      --------
Net income (loss)                            ($4,597)      ($667)     $    298         ($639)
                                            ========    ========      ========      ========
Net income (loss) per share                   ($1.65)     ($0.25)     $   0.15        ($0.39)
                                            ========    ========      ========      ========
Weighted average number of
   shares used in calculating
   net income (loss) per share                 2,783       2,678         1,998         1,636
                                            ========    ========      ========      ========


See notes to consolidated financial statements.

MICROTEL INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)


                                  (A) Common Stock  Additional              Stockholder's                 Cumulative     Total
                                                     Paid-in   Accumulated      Note       Deferred      Translation  Stockholders'
                                   Shares   Amount    Capital    Deficit     Receivable   Compensation   Adjustments     Equity
                                   ------   ------    -------    -------     ----------   ------------   -----------     ------
BALANCE JUNE 30, 1993               7,730    $26      $19,824   $(15,766)                                     $257       $4,341
Issuance of common stock
  for cash net of issuance
  cost of $94 thousand              1,965      6          710                                                               716
Translation adjustments                                                                                        196          196
Net loss                                                            (639)                                                  (639)
                                   ------     --       ------    -------       -------      -------           ----       ------
BALANCE JUNE 30, 1994               9,695     32       20,534    (16,405)                                      453        4,614
Issuance of common stock
  for cash                              1
Issuance of common stock
  for notes receivable              3,343     11        1,326                  (1,337)
Translation adjustments                                                                                         66           66
Net income                                                           298                                                    298
                                   ------     --       ------    -------       -------      -------           ----       ------
BALANCE DECEMBER 31, 1994          13,039     43       21,860    (16,107)      (1,337)                         519        4,978
Issuance of common stock
  for cash net of issuance
  cost of $15 thousand                368      1          220                                                               221
Issuance of common stock
  in settlement of debt               130      1           79                                                                80
Issuance of incentive stock
  awards                              215                 134                                  (134)
Amortization                                                                                     46                          46
Translation adjustments                                                                                        298          298
Net loss                                                            (667)                                                  (667)
                                   ------     --       ------    -------       -------      -------           ----       ------
BALANCE DECEMBER 31, 1995          13,752     45       22,293    (16,774)      (1,337)          (88)           817        4,956
Issuance of common stock for
  cash                                214      1          128                                                               129
Issuance of common stock in
   payment of expenses                 80                  69                                                                69
Issuance of compensation awards        90      1           57                                   (31)                         27
Five for one reverse split net
  of costs of $43 thousand        (11,309)   (37)          (6)                                                              (43)
Payments on shareholders' note
   receivable                                                                     380                                       380
Recission of remaining stock
  subscription                       (478)    (2)        (955)                    957
Issuance of common stock for
  cash                                 21                  46                                                                46
Issuance of common stock in
   payment of expenses                 59                 182                                                               182
Employee and officer awards and
   option exercises, including
   $1.45 million in non-cash
   compensation                       511      2        1,746                                                             1,748
Amortization                                                                                     79                          79
Translation adjustments                                                                                       (200)        (200)
Net loss                                                          (4,597)                                                (4,597)
                                    -----    ---      -------   --------           --          ----           ----       ------
BALANCE DECEMBER 31, 1996           2,940    $10      $23,560   ($21,371)          $0          ($40)          $617       $2,776
                                    =====    ===      =======   ========           ==          ====           ====       ======



(A) $.0033 par value; 25,000 shares authorized (B) $.01 par value; 10,000 preferred shares authorized none issued

See notes to consolidated financial statements.

MICROTEL INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                              FOR THE       FOR THE
                                                                             SIX MONTHS    SIX MONTHS
                                                   FOR THE YEARS ENDED         ENDED         ENDED
                                                  Dec. 31,      Dec. 31,      Dec. 31,      June 30,
                                                    1996          1996          1994          1994
                                                  -------       -------       -------       -------
Cash flows from operating activities:
 Net income (loss)                                ($4,597)      ($  667)      $   298       ($  639)
 Reconciliation to net cash provided
 by (used in) operations:
  Depreciation                                        221           274           153           387
  Amortization of intangible assets                   298           266            63           282
  Deferred compensation                               358            46
  Stock-based compensation and expense              1,754
  Write-down of assets                              1,006
  Changes in assets and liabilities net of
   sale of NAMS and LAN product lines:
  Investments in marketable securities                             (152)
  Accounts receivable                                 646         1,316        (1,084)       (1,061)
  Inventories                                         768          (412)          463           766
  Other current assets                                (52)            4            31            97
  Other non-current assets                           (218)
  Accounts payable                                    396          (361)         (701)        1,097
  Other current liabilities                          (523)         (262)          (74)         (252)
  Foreign taxes receivable                            (40)         (144)                          2
  Other noncurrent liabilities                       (218)          237            31          (513)
                                                  -------       -------       -------       -------
Net cash provided by (used in) operations            (201)          145          (820)          166
                                                  -------       -------       -------       -------
Cash flows from investing activities:
  Certificate of deposit                                            650          (650)
  Additions to plant and equipment                    (71)         (148)          (43)         (171)
  Capitalized software                               (795)         (879)         (490)
  Collection of other receivables                                               1,025
                                                  -------       -------       -------       -------
Net cash provided by (used in) investing
 activities                                          (866)         (377)         (158)         (171)
                                                  -------       -------       -------       -------
Cash flows from financing activities:
 Notes payable-net                                    383          (184)          943          (737)
 Term debt
  Additions                                                                                      91
  Repayments                                         (135)          (95)          (63)         (174)
 Fee for note receivable extension                                  250
 Proceeds from common stock transactions              827           221                         716
 Costs relating to stock split                        (43)
                                                  -------       -------       -------       -------
Net cash provided by (used in) financing
activities                                          1,032           192           880          (104)
                                                  -------       -------       -------       -------
Effect of exchange rate changes on cash              (126)          175            49           114
                                                  -------       -------       -------       -------
Net increase (decrease) in cash
 and cash equivalents                                (161)          135           (49)            5
Cash and cash equivalents
 at beginning of period                               432           297           346           341
                                                  -------       -------       -------       -------
Cash and cash equivalents
 at end of period                                 $   271       $   432       $   297       $   346
                                                  =======       =======       =======       =======
Non cash investing and financing activities:
Issuance of equity securities for
 compensation and expenses                        $ 1,754
                                                  =======
Cancellation of stock subscription                $   957
                                                  =======
Issuance of common stock for debt settlement                    $    80
                                                                =======
Sale of common stock for note receivable                                      $ 1,337
                                                                              =======
Sale of NAMS and LAN product lines for a
 note receivable                                                                            $ 1,025
                                                                                            =======

See notes to consolidated financial statements.

MICROTEL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS

MicroTel International, Inc. (the Company) is a holding company for its wholly-owned subsidiaries CXR Telcom Corporation, a U.S. corporation, and CXR S.A., its French subsidiary. The company designs, manufactures and markets electronic telecommunication test equipment and data communications equipment at its facilities in San Jose, California and in Abondant, France.

BASIS OF PRESENTATION
Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, CXR Telcom Corporation and CXR S.A. Intercompany balances and transactions are eliminated in consolidation. The French Franc is considered to be the functional currency of the French subsidiary. Foreign exchange transaction gains and (losses) were as follows:

Year ended December 31, 1996        $(4,000)
Year ended December 31, 1995         16,000
Six months ended Dec. 31, l994      423,000
Year ended June 30, 1994             75,000

Fiscal Year end Change

Effective December 31, 1994, the Company changed its fiscal year end from June 30 to December 31 to better align its financial reporting cycle with the business cycle of its products. Accordingly, the audited financial statements included in the annual report comprise the years ended December 31,1996 and 1995, the six months ended December 31, l994 and the year ended June 30, l994.

The condensed statement of operations for the twelve months ended December 31, l994 presented below for comparative purposes has been derived from the unaudited financial records of the Company. This condensed consolidated statement of operations reflects all adjustments, consisting only of normal recurring items, which in the opinion of management are necessary to fairly state the Company's results of operations for the period presented.

Consolidated statements of Operations data for the twelve months ended December 31, 1994 (unaudited):

                                              (in thousands except for
                                                   per share data)
                Sales                                 $ 19,938
                                                      --------
                Cost of Sales                           11,932
                Engineering and Product Development      2,157
                Marketing and Selling                    3,695
                Administration                           2,328
                Other Expense - Net                         29
                                                      --------
                                                        20,141
                                                      --------
                Net Loss                              $   (203)
                                                      ========
                Net Loss per Share                    $   (.11)
                                                      ========
                Weighted Average Number of
                   Shares Outstanding                    1,910
                                                      ========

New Accounting Pronouncements

Financial Accounting Standards Board Statement No 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (FAS 121), became effective for the Company in l996. The new accounting pronouncement requires, among other things, that impairment losses on assets to be held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. Adoption of FAS 121 in 1996 had no material effect on the consolidated financial statements as the Company's existing accounting policies were consistent with its provisions.

Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation" (FAS 123), also became effective for the Company in l996. The new accounting pronouncement provides an alternative "fair value" method of accounting for stock options and other stock based compensation and also provides for expanded disclosures. The Company has elected not to apply the alternative accounting method for stock based compensation to employees, but was required to apply the new method to stock based transactions with non-employees and to expand its disclosures in l996 to comply with FAS 123, including providing proforma effects as if it had elected the alternative accounting method for stock based compensation. (See Note 11 to Consolidated Financial Statements for expanded disclosures).

On March 3, 1997 the Financial Accounting Standards Board issued FAS No. 128 "Earnings per Share". (FAS 128), which will become effective for the Company for its year end December 31, 1997. This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB No. 15 "Earnings per Share". FAS No. 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share of APB No. 15. Potentially dilutive securities have an antidilutive effect in loss periods and are excluded from FAS 128 computations similar to current practice. Therefore, the required restatements of prior period information upon adoption will have no effect on earnings per share presented in the accompanying Consolidated Financial Statements. However, as discussed in Note 13, comparative historical financial information of the Company presented after the reverse acquisition by XIT Corporation on March 26, 1997 will be those of XIT Corporation, and the effects of FAS 128 on such financial statements have yet to be determined.

Reverse Stock Split

On August 15, 1996 the shareholders of the Company ratified a one-for-five reverse stock split effective for holders of record on August 29, 1996. Share and per share amounts in the Consolidated Financial Statements and Notes thereto have been restated to give effect to the reverse split.

Reclassifications

Certain 1995 amounts have been reclassified to conform to the 1996 presentation with no impact on the net loss for that year.

CASH EQUIVALENTS

All highly liquid instruments purchased with an initial maturity of three months or less are considered cash equivalents.

INVESTMENTS

The Company classifies its investments in common stock of publicly-traded companies as trading securities and records the investments at market. Realized or unrealized gains and losses are included in the statement of operations and were minimal for all periods presented.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out cost) or market.

PLANT AND EQUIPMENT

Plant and equipment are stated at cost. Depreciation and amortization are computed principally on the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes over the estimated useful lives of the assets as follows:

Building                         20 years
Machinery, Equipment,
Furniture and Fixtures           3-5 years
Leasehold Improvements           Lesser of lease term or estimated useful life

SOFTWARE DEVELOPMENT COSTS

Software development costs, which include purchased technology, are capitalized beginning when technological feasibility has been established or when purchased from third parties and continuing through the date of commercial release. Amortization commences upon commercial release of the product and is calculated using the greater of the straight line method over three years or the ratio of the products' current revenues divided by the anticipated total product revenues. During the year ended December 31, 1996, $795,000 of developed software was capitalized, $298,000 was amortized and charged to cost of goods sold, and the carrying value of certain capitalized software was reduced by $630,000 to reflect revisions in estimated future net realizable value (See Note
12). During the year ended December 31, l995, $699,000 of developed software was capitalized, $180,000 of software was purchased, and $188,000 of amortization was charged to cost of goods sold. During the six months ended December 31, 1994, $490,000 of developed software was capitalized and no amortization was recognized. At June 30, l994 all prior capitalized software costs were fully amortized and written off. Writedowns of carrying value are charged to cost of goods sold.

GOODWILL

Goodwill is amortized on a straight-line basis over its estimated useful life. In 1993, the Company adjusted the expected life of the goodwill related to its acquired LEA product line from ten years to five years to reflect the decline in demand for analog instruments. The remaining goodwill was fully amortized in l995. Related goodwill amortization for the year ended December 31, 1995, the six months ended December 31, 1994 and the year ended June 30, 1994 was $78,000, $63,000 and $124,000, respectively.

REVENUE RECOGNITION

The Company recognizes product revenues and related estimated warranty costs upon shipment. License, maintenance and lease revenues are recognized when earned.

INCOME TAXES

Deferred income taxes result from temporary differences between the financial statement and income tax basis of assets and liabilities (See Note 7). The Company adjusts the deferred tax asset valuation allowance based on judgments as to future realization of the deferred benefits supported by demonstrated trends in the Company's operating results.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents were antidilutive and therefore not part of the shares used in calculating net loss per share in l996 and l995 and fiscal l994. Common stock equivalent shares (shares covered by the stock option and warrant plans) were 295,000 for the six months ended December 3l, l994 and were considered as outstanding for net income per share computations.

MAJOR CUSTOMERS

No one customer accounted for 10% or more of sales during 1996 or l995. One customer accounted for l0% and 11% of sales during the six months ended December 3l, l994 and for the fiscal year l994, respectively.

SUPPLEMENTAL CASH FLOW INFORMATION

The Company paid interest of approximately $261,000 in 1996, $164,000 in 1995, $121,000 in the six months ended December 31, l994, and $258,000 in the fiscal year ended June 30, l994. The Company paid income taxes of $9,000 in 1996, $2,000 in l995, $7,000 in the six months ended December 31, l994, and $28,000, in the fiscal year ended June 30, l994.

MANAGEMENT ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

The Company extends unsecured credit to its customers primarily in the telecommunications industry in the United States and Europe. Despite the industry concentration, the Company believes credit risk is mitigated by the large number of customers with which it does business and because these customers are typically large well-established companies.

2. RELATED PARTY TRANSACTIONS

Daniel Dror was the Company's Chairman and Chief Executive Officer from 1994 until his resignation on November 15, 1996. Elkana Faiwuszeiwicz, the President and control person of Elk International Corporation Ltd. ("Elk"), is the brother of Mr. Dror. Based upon information contained in Elk's Schedule 13D filed with the Securities and Exchange Commission dated January 25, 1994, Mr. Dror may be deemed a "control" person of Elk and Mr. Dror, Daniel Dror & Company, Inc. ("DDC") and Elk may be deemed to constitute a "group" as those terms are defined under the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Mr. Dror and DDC each disclaim any beneficial ownership in Elk and in stock of the Company owned by Elk.

Pursuant to an agreement dated January 5, l994, the Company issued 300,000 shares of the Company's common stock to the designees of DDC for $600,000 (or $2.00 per share) including 210,000 shares to Elk. Additionally, pursuant to the agreement, the Company issued to Elk warrants to purchase 100,000 shares for $2.50 per share, exercisable at any time prior to December 25, l995. The Company also entered into a common stock purchase agreement with DDC on March l0, l994 whereby DDC, or its designee, was to acquire 1,260,000 shares of the

Company's common stock for an aggregate of $2,520,000 (or $2.00 per share), payable in cash, or at the option of the Company, in cash, cash equivalents, or marketable securities or any combination thereof. The stockholders of the Company approved the common stock purchase agreement (the Agreement) on April 16, l994. The Agreement provided for a closing by June 30, l994 contingent upon all conditions to closing being fulfilled.

As permitted under the terms of the Agreement, the Board of Directors on July 27, l994 amended the Agreement, following claims by DDC and its designee raised prior to June 30, l994 that certain closing conditions had not been satisfied. The amended Agreement required the Company to issue and sell 911,484 shares to Elk as designee of DDC, for an aggregate purchase price of $1l,882,967 (based on the previously agreed price of $2.00 per share), in cash, cash equivalents or marketable securities. In September l994, Elk tendered the assignment of an interest-free promissory note in the amount of $805,555 secured by shares of another public company and transferred a brokerage account to the Company consisting of cash and common stock of $1,077,412 amounting to an aggregate of $l,882,967 (the Company assumed the liability for certain financial instruments amounting to $506,250 which were secured by the cash and common stock investments in the brokerage account). Subsequent to this transfer, a loan of $226,000 was made from the brokerage account to another entity controlled by DDC which loan was payable with 15% interest on December 31, l995. Although no formal agreements were signed, DDC indicated its intent to reimburse the Company for any loss resulting from the settlement of the financial instruments and indebtedness from the related party. The acceptance of the consideration received and subsequent loan were authorized by Daniel Dror in his capacity as Chairman of the Company's investment committee prior to formal review by the Board of Directors.

The Board of Directors subsequently reviewed the consideration tendered under the amended Agreement and determined that it would be in the best interests of the Company to accept payment from Elk with securities less likely to experience significant fluctuations in value. On November 8, l994 the Company executed a second amendment to the Agreement dated October l6, l994 with DDC whereby the transactions under the previous amendment were effectively rescinded and the Company agreed to issue and sell 668,725 shares to Elk as designees of DDC, for the aggregate purchase price of $1,337,449 (or $2.00 per share) on or before December 3l, l994.

In payment of the purchase price under the second amendment to the Agreement, the Company accepted assignment of a promissory note payable to Elk from a limited partnership in the aggregate amount of $1,444,444 payable on December 3l, l995. The face amount of the promissory note includes the purchase price of $1,337,449 plus $106,995, representing interest on the purchase price at an interest rate of 8% per annum for the period commencing on December 3l, l994 through December 3l, l995. At a board meeting held in December 1995 the Company agreed to accept $250,000 to extend the note to December 15, 1996 and $100,000 as prepaid interest for the extension period. The $350,000 was recognized as income in l996 over the extension period of the note. As a result of this agreement the Board extended the option period of the remaining 90,000 Elk warrants for two years. Payment of the promissory note was secured by escrowed shares of another public company and the shares issued to Elk were being held in escrow and were to be delivered to Elk when the promissory note had been fully satisfied.

In June 1996, Elk was given the right to make alternative cash payment to the Company for the stock subscription through December 15, 1996 releasing shares from escrow at the price of $2.00 per share, and to receive a corresponding assignment of proceeds from the promissory note when collected. Elk made payments against the stock subscription aggregating $380,000 through November 14, 1996, releasing 190,000 shares of common stock from the escrow.

On November 15, 1996, the Company and Elk entered into an agreement pursuant to which Elk received (i) an option exercisable for a period of three years to purchase 500,000 shares of Common Stock at an exercise price of $2.375 per share, (ii) the extension of an outstanding warrant to purchase 90,000 shares of Common Stock for three years, and (iii) the return to Elk of the $1,444,444 promissory note. In exchange for the foregoing, the remaining shares held in escrow by the Company and the subscription right were canceled. The costs of this settlement totaling $807,000, including the valuation of the option grant of $700,000, was recorded in the fourth quarter of 1996.

Also on November 15, 1996 Mr. Dror resigned as Chairman and Chief Executive Officer of the Company in anticipation of the pending merger with XIT. Mr. Jack Talan, a director of the Company, was appointed interim Chairman and Chief Executive Officer until consummation of the transaction.

Upon his resignation, Mr. Dror (or his designee) received as a severance award for past service: (a) 350,000 shares of the Company's common stock; (b) an extension of the exercise period to November 14, 1999 on options he currently holds to purchase 25,000 shares of the Company's common stock; and (c) options to purchase 250,000 shares of the Company's common stock at a price of $2.375 per share. The latter options are excercisable for a period of 5 years, but only after Mr. Dror repays a certain indebtedness to the Company of approximately $211,000, which amount is due in 5 annual installments and which may be repaid by surrendering the options for value equivalent to the lesser of the future appreciation of the Company's common stock over the exercise price or $.50 per option. On December 3, 1996, it was mutually agreed between the Company and Mr. Dror to substitute an option to acquire 300,000 shares of common stock at an exercise price of $.01 per share for 300,000 shares of the previous award and on December 23, 1996, these options were exercised. The compensation expense associated with this grant of $560,000, as well as the value of the 50,000 shares awarded of $119,000 and other costs totaling $82,000 related to the immediate vesting of previous stock based deferred compensation to Mr. Dror and the settlement of certain amounts due the Company by Mr. Dror, were recognized in the fourth quarter of 1996.

Additionally, during 1996 and 1995, the Company granted 18,000 and 43,000 shares, respectively, as incentive stock awards principally to certain directors and officers, which vest generally over a three-year period. The total value of these shares based on the market price of the Company's common stock on the date of grant totaled $192,000. Compensation expense recognized by the Company for the awards totaled $106,000 and $46,000 for 1996 and 1995, including amortization of related deferred compensation.

In October and November of 1996, the Company granted non-qualified stock options to acquire approximately 156,000 shares of the Company's Common Stock to certain officers at an exercise price equal to 80% of the market value on the date of the grant. Compensation expense associated with these grants approximated $48,000.

On February 19, 1997, in recognition of past and future services to the Company, Mr. Talan was granted 150,000 restricted shares of the Company's common stock with a market value as of that date of $337,500 ($2.25 per share).

On February 25, 1997 through March 5, 1997, Mr. Talan also loaned the Company an aggregate of $500,000. Such loans bear interest at the rate of 6% per annum and are payable on April 25, 1997.

3. DISPOSITIONS

At the end of the fourth quarter of the year ended June 30, l994 the Company sold the net assets of its NAMS and LAN product lines to Numerex for $1,025,000 which is included in other receivables at June 30, l994. The price represented the book value of the net assets sold, and there was no gain or loss on the sale. These products accounted for sales of approximately $4,657,000 in fiscal l994.

4. OPERATIONS BY GEOGRAPHIC AREA

The Company operates principally in the telecommunications industry. It manufactures products in the United States and France and markets in North America, Europe and other areas of the world. A summary of operations by geographic area follows (in thousands):


                                                   Six Months  Year Ended
                                   Year Ended         Ended     June 30,
                             12/31/96    12/31/95    12/31/94     1994
                             --------    --------    --------     ----
Sales to Unaffiliated
  Customers from:

             United States   $  6,825    $  8,255    $  4,071    $ 12,621
             France             9,478      10,097       5,860       9,027
                             --------    --------    --------    --------
                             $ 16,303    $ 18,352       9,931    $ 21,648
                             ========    ========    ========    ========

Transfers from

             United States
             to France       $     16    $    118    $           $    158
                             ========    ========    ========    ========

Net Income (Loss):

             United States     (3,599)   $   (766)       (286)   $   (698)
             France              (998)         99         584          59
                             --------    --------    --------    --------

                             $ (4,597)   $   (667)   $    298    $   (639)
                             ========    ========    ========    ========

                                                  Six        Year
                                                 Months     Ended
                                 Year Ended      Ended      June 30,
                             12/31/96  12/31/95 12/31/94     1994
                             ------------------ --------    --------
Identifiable Assets at
Year End:

             United States   $ 3,794   $ 4,786   $ 5,174   $ 5,268
             France            5,525     6,539     6,632     6,054
                             -------   -------   -------   -------
                             $ 9,319   $11,325   $11,806   $11,322
                             =======   =======   =======   =======


Transfer prices are established to allow a reasonable profit to the selling entity. Identifiable assets are those assets of the Company that are identified with the operations in each geographic area. Export sales to unaffiliated customers from the United States were approximately $333,000 for 1996, $381,000 for l995, $149,000 for the six months ended December 31, l994, and $881,000 in fiscal year l994.

5.  INVENTORIES

Inventories consist of the following (in thousands) at December 31:

                     1996       l995
                  -------    -------
Finished Goods    $ 2,369    $ 2,620
Work-in-Process       683      1,135
Parts               1,653      1,817
Reserves           (1,701)    (1,424)
                  -------    -------
                  $ 3,004    $ 4,148
                  =======    =======


6.  PLANT AND EQUIPMENT

Plant and equipment consist of the following (in thousands) at December 31:

                              1996       l995
                           -------    -------
Land and Buildings         $   374    $   403
Machinery, Equipment,
   Furniture and
   Fixtures                  2,413      2,431
                           -------    -------
                             2,787      2,834
Accumulated Depreciation
   and Amortization         (2,261)    (2,125)
                           -------    -------
                           $   526    $   709
                           =======    =======

Plant and equipment includes assets leased under capital leases of approximately $92,000 at December 31, 1996 and 1995, respectively. Accumulated depreciation on these items at December 31, 1996 and 1995 was $42,000 and $36,000.

7.       INCOME TAXES

Effective July l, l993, the Company adopted Statement of Financial Accounting Standards No. 109 ("FAS l09"), "Accounting for Income Taxes." Under FAS l09, a deferred tax asset or liability is determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The adoption of FAS l09 had no material effect on the Company's financial position or results of operations for the year ended June 30, l994.

Pre-tax income (loss) from operations for the following periods was taxed under the following jurisdictions (in thousands):

                                              Six Months  Year Ended
                               Year Ended       Ended       June 30,
                          12/31/96   2/31/95   12/31/94      1994
                          --------   -------   --------    -------
Domestic                  $(3,599)   $  (766)   $  (286)   $(1,105)
Foreign                    (1,083)       (52)       584        466
                          -------    -------    -------    -------
                          $(4,682)   $  (818)   $   298    $  (639)
                          =======    =======    =======    =======


The income tax expense (benefit) differs from the amount of income tax expense (benefit) determined by applying the statutory Federal rate to pre-tax income
(loss) as follows (in thousands):

                                                                  Six Months
                                                                    Ended     Year Ended
                                              Year Ended Dec 31,    Dec 31,    June 30,
                                               1996       1995       l994        1994
                                              -------    -------    -------    -------
Tax expense (benefit)
  at the Statutory  Federal Rate              $(1,563)   $  (278)   $   101    $  (217)
Net Operating Losses                                                    (75)       (68)
Change in Valuation Allowance                   1,478        127        (26)       285
                                              -------    -------    -------    -------
                                              $   (85)   $  (151)   $  --      $  --
                                              =======    =======    =======    =======

The tax benefits for the year ended December 31, 1996 and l995 are a result of research and development credits allowed in France.

During the six months ended December 31, l994, the Company utilized foreign net operating loss carryforwards of approximately $225,000 to reduce foreign income tax expense by approximately $75,000.

At December 3l, l996 the Company had net operating loss carryforwards for Federal and state tax purposes totaling approximately $19,900,000 and $4,800,000, respectively. These carryforwards are available to reduce Federal and state taxable income through 2011 and 2001, respectively. The foreign net operating loss carryforward for statutory tax reporting purposes at December 31, 1996 was approximately $2,200,000 and expires through 2001. In addition, the Company has a Federal net operating loss carryforward of approximately $4,300,000 arising from an acquired company. As discussed in Note 13, subsequent to December 31, 1996, the Company entered into a merger transaction. This transaction will limit the domestic net operating loss carryover to approximately $265,000 per year.

At December 3l, l996 the Company has investment tax credits and research and development credits totaling $682,000 and $385,000, which expire through 2005. These tax credits are subject to certain limitations.

Deferred tax assets are comprised of the following (in thousands) at December
31:

                                1996       1995
                              -------    -------
Deferred Tax Asset:
  Net Operating Loss
    Carryforwards             $ 8,684    $ 7,116
  Capitalized Software           (175)      (187)
  Plant and Equipment              (6)        25
  Accruals and Reserves
    Recognized in Different
    Periods                     1,338      1,063

  Valuation Allowance          (9,841)    (8,017)
                              -------    -------
Total                         $  --      $  --
                              =======    =======


A valuation allowance has been provided to reduce recorded total possible future tax benefits to zero as the Company's recent history of operating losses does not support a judgment that the deferred tax assets are more likely than not to be realized in the future. Consequently, no tax benefits were recognized for the Company's domestic and foreign operating losses during the periods presented. Further, these tax benefits will be recognized the earlier of when realized in future periods or when future profitability of the Company appears sufficiently probable that it appears more likely than not that the benefits will be realized. The changes in the valuation allowance for all periods presented are due primarily to additional net operating losses incurred and expiration of existing net operating loss carryforwards.

8. BORROWING ARRANGEMENTS

The Company's borrowing arrangements consist of the following (in thousands) at December 31:

                                     1996     1995
                                    ------   ------
Short-term Borrowings
Borrowing under U.S.
Factoring Line of Credit            $  589   $  759

Borrowing under Working Capital
Lines of Credit for CXR S.A            553
                                    ------   ------

Notes Payable to Banks              $1,142   $  759
                                    ======   ======

Long-term Debt

Term Loan, Interest at
10.5% Due January 1997
Secured by Land and Building            30      168

Capital lease obligations
 (see Note 9)                           50       56
                                    ------   ------
                                        80      224
Current Portion of Long-term Debt       44      170
                                    ------   ------

Long-term Debt                      $   36   $   54
                                    ======   ======



During 1996, the Company's U.S. subsidiary renegotiated its bank credit facility, which had matured in June, 1996. Under its prior revolving line of credit, borrowings were based on eligible receivables and inventory with a maximum borrowing limit of $1,000,000. The line of credit bore interest at prime plus 4% (12 1/2% at December 31, 1995), was collateralized by accounts receivable and inventories and was guaranteed by the Company.

The revolving line of credit was replaced by a factoring line of credit with the same bank. Borrowings under the factoring line of credit are based on an advance rate of 85% of eligible receivables with no maximum cap. The line bears interest at prime plus 2% (10.25% at December 31, 1996) and an administrative fee of 1% per month charged on the average factored invoiced balance for invoice processing. At December 31, 1996, the U.S. subsidiary had additional available borrowings of $158,000 under this line.

The Company's French subsidiary has bank lines of credit approximating $1,145,000 at December 31, 1996, with available borrowings based on eligible accounts receivable. Borrowings under the related agreements bear interest at
5.0 - 8.6%, and at December 31, 1996, approximately $370,000 of additional borrowings were available under the lines.

9.       LEASES

The Company leases certain of its facilities under non-cancelable operating leases expiring through May 1998. Rent expense for the years ended December 31, 1996 and 1995, the six months ended December 31, l994 and the year ended June 30, 1994 was approximately $363,000, $380,000, $168,000 and $869,000, respectively. In May l994, the Company negotiated an early termination of its lease on its 90,000 square foot U.S. facility, and leased 40,000 square feet for 39 months. The Company had previously been accruing rent on this facility on a straight-line basis, resulting in a deferred liability for future rent payments. The reversal of the remaining liability, net of lease termination costs, resulted in a $108,000 gain, which is included in other income for the year ended June 30, l994. Future minimum lease payments required under operating lease agreements and future minimum lease payments under capital lease obligations together with the present value of minimum payments are as follows (in thousands):

Years Ending December 31,                   Operating                Capital
                                            Leases                   Lease
                                            ------                   -----
1997                                          $297                    $14
1998                                            71                     14
1999                                             -                     14
2000                                             -                     14
2001                                             -                      7
                                              ----                    ---
Total minimum payments                        $368                     63
                                              ====
Less amount representing interest                                      13
                                                                      ---
Present value of minimum lease payments                               $50
                                                                      ===


10.      COMMITMENTS AND CONTINGENT LIABILITIES

Under the terms of its acquisition of Anderson Jacobson, Inc. in fiscal 1989, the Company assumed the liability for certain deferred compensation arrangements (the Plan). During l993 the beneficiaries of the Plan and the Company renegotiated the future payments required under the Plan, and the annual payments were reduced to $173,000. Payment to the individual recipients generally were reduced 50% and the terms of the agreements range from five years to 14 years, with one agreement covering the remaining life of the recipient. At December 31, 1996, recorded obligations for deferred compensation related to these arrangements totaled $1,244,000. The amounts recorded are generally based on the estimated present value of the future required payments, discounted at 8.5%, and assuming annual CPI increases of 3.3%, and further include estimated costs to settle the dispute with one Plan participant as described below. Based on ongoing settlement discussions, the Company recorded additional costs of $344,000 in the fourth quarter of 1996 with respect to this matter.

In September, 1994 Raymond Jacobson, a former officer and director of the Company and one of the Plan participants, brought an action against the Company in the California Superior Court, Santa Clara County, alleging that the Company has breached its contract to pay Mr. Jacobson $3,495 bi-weekly for life under his deferred compensation agreement dated May 11, 1993 (the "1993 Agreement"), by discontinuing payment in August 1994. The 1993 Agreement superseded a previous deferred compensation agreement dated April 1, 1997 (the "1997 Agreement") which had provided for twice the level of payments. Mr. Jacobson was claiming damages of approximately $1,200,000, which he purported to be the present value of all payments to be made under the 1993 Agreement. In June 1995 the Company paid Mr. Jacobson all amounts past due under the contract plus interest and reinstated the bi-weekly payments.

On May 20, 1996, Daniel Dror & Co, Inc. ("DDC"), instituted a suit against Mr. Jacobson in the District Court for Galveston County, Texas alleging damages arising from DDC's investment of more than $2,000,000 for the purchase of 1,072,000 shares of the Company's common stock. On February 11, 1997, Mr. Jacobson, through his attorney, demanded that the Company indemnify him, hold him harmless and pay for the cost of defense, including reasonable attorney's fees and costs in connection with the litigation instituted against him by DDC. The Company believes that it has a reasonable basis to deny Mr. Jacobson's claim for indemnification in part or in whole.

On February 14, 1997, Mr. Jacobson, through his attorney, gave notice to the Company that he believed that the litigation instituted against him by DDC provided a basis for him to rescind the 1993 Agreement and assert his rights to full payment under the 1977 Agreement. The Company's litigation counsel believes that while Mr. Jacobson's allegations may be sufficient to withstand a summary motion for dismissal of the claim, no conclusion can be drawn as to his likelihood of success on the merits of the claim.

Notwithstanding the above, the Company management and Mr. Jacobson have conducted settlement discussions since June 1996, and the Company believes that an enforceable settlement was reached on January 22, 1997. Mr. Jacobson apparently disclaims this agreement based on the actions noted above. On February 28, 1997 the Company filed a motion for continuance to file a counterclaim that the January 22, 1997 agreement supersedes all previous agreements with Mr. Jacobson.

A court supervised settlement conference with Mr. Jacobson was held on March 26, 1997. Although a tentative settlement was reached, the settlement was subject to fulfillment of a number of conditions subsequent. If one or more of these conditions subsequent are not satisfied, the settlement will not be binding on the parties. A trial in the matter has been scheduled for August 25, 1997. The Company does not believe that the value of a settlement in the matter will be materially in excess of amounts already recorded by the Company for the deferred compensation arrangement.

In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 30,000 shares of Common Stock for which payment had been made. The Company was informed by David Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since the Company cannot issue unrestricted shares (absent registration), the Company has answered Mr. Scheinfeld's motion and is seeking to compel him to serve a complaint upon the defendants.

The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of business. Although the ultimate outcome of these as well as the matters noted above cannot be predicted with certainty, pending actual resolution, in the opinion of management, the disposition of these matters will not have a material adverse affect on the consolidated financial statements.

11.      STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

The Company has outstanding options on its Common Stock issued under the following arrangements:

     o Employee Stock and Stock Option Plan, effective July 1, 1994, providing for non-qualified stock options as well as restricted and non-restricted stock awards to both employees and outside consultants. Up to 520,000 shares may be granted or optioned under this plan. Terms of related grants under the plan are at the discretion of the Board of Directors.

     o Stock Option Plan adopted in 1993, providing for the granting of up to 300,000 incentive stock options to purchase stock at not less than the current market value on the date of grant. Options granted under this plan vest ratably over three years and expire 10 years after date of grant.

     o A superseded Stock Option Plan adopted in 1986, under which no further options may be granted.

In addition, during 1996 the Company granted certain non-qualified options and restricted stock not pursuant to a formal plan (See Note 2).

The Company accounts for stock-based compensation under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the day of grant. Compensation or other expense is recorded based on intrinsic value (excess of market price over exercise price on date of grant) for employees, and fair value of the option awards for others.

The following table shows activity in the outstanding options.



                                                            Six Months
                     Year Ended              Year Ended       Ended      Year Ended
                     December 31,  Weighted  December 31,    December     June 30,
                        1996        Average     1995         31, 1994       1994
                      --------     Exercise   ---------     ---------   ----------
                       Shares       Price      Shares         Shares       Shares
                     ---------     ------     ---------     ---------   ----------
Outstanding
at beginning
of year                401,510      $2.84     128,910        74,843       112,626

Granted              1,319,900       1.93     296,600        60,000       104,500

Exercised             (507,896)      0.87      (3,300)         --         (92,766)

Canceled               (67,142)      2.59     (20,700)       (5,933)      (49,517)
                     ---------                -------       -------       -------

Outstanding
at end of year
                     1,146,372      $2.68     401,510       128,910        74,843
                     =========                =======       =======        ======




Weighted average exercise prices for 1996 are calculated at prices effective as of December 31, 1996, including the effect of repricing of certain options in 1996. The fair value of options granted during 1996 was $1,797,000, at a weighted average value of $1.36 per share, including $767,000 attributable to 500,000 options granted at amounts less than market. The incremental fair value of 170,000 options repriced or extended in 1996 over their fair values immediately before modification was $102,000. Total amounts recorded for book purposes for less-than-market awards and non-employee awards were $1,350,000 in 1996. Exercise prices for options outstanding as of December 31, 1996 generally ranged from $2.38 to $3.44 per share.

The following table shows information for options outstanding or exercisable as of December 31, 1996:

                                                       Options          Options
                                                      Outstanding     Exercisable
                                                      -----------     -----------
Number of Shares                                       1,146,372       1,088,072


Weighted Average Remaining Contractual Life            4.7 years       4.7 years


Weighted Average Exercise Price                            $2.68           $2.65

If the Company had instead elected the fair value method of accounting for stock-based compensation, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted in 1996 and 1995 has been estimated based on a modified Black-Scholes pricing model with the following assumptions: no dividend yield for any year; expected volatility for 1996 and 1995 grants of approximately 56% and 61%, based on historical results; risk-free interest rates of 6.6% and 6.65% for 1996 and 1995 grants; and average expected lives of approximately three years for both 1996 and 1995. The following table shows net loss and loss per share for 1995 and 1996 as if the Company had elected the fair value method of accounting for stock options.

                                                (in thousands except per-share amounts)
                                                         1996            1995
                                                         ----            ----
Net Loss, as Reported                                  $  (4,597)     $    (667)


Additional Incremental Compensation Expense                 (557)          (336)
                                                            -----          -----

Net Loss, as Adjusted                                  $  (5,154)     $  (1,003)
                                                          =======        =======


Net Loss per Share, as Reported                        $   (1.65)     $   (0.25)


Additional Incremental Compensation Expense                (0.20)         (0.13)
                                                           ------         ------

Net Loss per Share, as Adjusted                        $   (1.85)     $   (0.38)
                                                           ======         ======

Additional incremental compensation expense includes the excess of fair values of options granted during the year over any compensation amounts recorded for options whose exercise prices were less than the market value at date of grant, and for any expense recorded for non-employee grants. Additional incremental compensation expense also includes the excess of the fair value at modification date of options repriced or extended over the value of the old options immediately before modification. All such incremental compensation is amortized over the related vesting period, or expensed immediately if fully vested. The above calculations include only the effects of 1995 and 1996 grants. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net earnings or losses in future years.

In addition, at December 31, 1996, the Company has outstanding 122,000 warrants to purchase stock at $2.50 per share, expiring in varying amounts through 2003. During 1996, 18,000 warrants were exercised at $2.50 per share.

The Company has an Employee Stock Purchase Plan allowing eligible employees to purchase shares of the Company's common stock at 85% of market value. At December 31, l995, 6,180 shares had been issued pursuant to the plan with 38,820 shares reserved for future issuance.

The Company has a 401(k) tax deferred saving plan whereby eligible employees may elect to contribute a portion of their salaries. Company contributions are made at the discretion of the Board of Directors. The Company's contributions to the plan were $35,000, $41,000, $20,000, and $49,000 for 1996, 1995, the six months ended December 3l, l994 and the fiscal year ended June 30, l994, respectively.

12.      SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

For the three months ended December 31, 1996, the Company reported a net loss of $(3,656,000) or $(1.32) per share. These results were impacted by the following adjustments:

Severance and related settlement costs                                $1,567,000
Write-down of assets                                                   1,006,000
Estimated costs of litigation settlements                                475,000
                                                                      ----------
                                                                      $3,048,000
                                                                      ==========

Severance and related settlement costs represent the aggregate value of $678,000 of the stock and stock options awarded to the Company's former Chairman, Daniel Dror, upon his resignation in November 1996, costs of $807,000 related to the settlement of the subscription receivable from Elk, and other costs totaling $82,000 related to the immediate vesting of previous stock based deferred compensation to Mr. Dror and the settlement of certain amounts due the Company by Mr. Dror (see also Note 2).

The write-down of assets consists of reductions of $376,000 and $630,000 in the carrying value of certain inventory and capitalized software development costs, respectively, to their net realizable value. These write-downs charged to cost of sales resulted from the Company's reassessment of the anticipated near-term impact of current industry and economic factors on the Company's operations. CXR Telcom's sales continue to be negatively impacted by delays in buying by its principal customers, as a result of the consolidation and/or restructuring of these companies in the wake of the passage of the Telecommunications Bill of 1996; and CXR SA's sales continue to be impacted by a decline in sales to France Telecom during its pre-privatization reorganization and a generally weak French economy. Additionally, sales for both operating subsidiaries have been negatively impacted by the rapid obsolescence of the analog-based components of their product lines, particularly older transmission products; and further, both sales and margins have been impacted by extreme price competition for transmission products in general.

Estimated costs of litigation settlements are comprised of the expected incremental costs of $344,000 to settle the dispute regarding Mr. Jacobson's deferred compensation agreement (see Note 10) and $131,000 for a contingent payment related to a price guarantee in a stock based settlement of another dispute reached in the fourth quarter of 1996. These estimated costs are included in administrative expenses in the accompanying Consolidated Financial Statements.

The aggregate effect of the above adjustments was to increase the net loss per share for the fourth quarter of 1996 by $(1.10) per share.

13.      OTHER SUBSEQUENT EVENTS

MERGER WITH XIT CORPORATION

On March 26, 1997, XIT Corporation ("XIT") of Ontario, California merged with a wholly-owned, newly formed subsidiary of the Company, with XIT as the surviving subsidiary. Pursuant to the transaction, the former shareholders of XIT were issued approximately 6,199,215 shares of common stock of the Company, or approximately 65.8% of the issued and outstanding common stock. In addition, holders of XIT stock options and warrants collectively have the right to acquire an additional 2,153,240 shares of MicroTel Common Stock. Collectively, then the former XIT shareholders own, or have the right to acquire, approximately 65% of the Common Stock of the Company on a fully-diluted basis as of the date of the transaction

XIT, with vertically integrated operations in the U.S., England and Japan, designs, manufactures and markets information display and input products and printed circuit boards for the international telecommunications, medical, industrial and military/aerospace markets.

The merger will be accounted for as a purchase of the Company by XIT in a "reverse acquisition" because the existing shareholders of the Company prior to the merger will not have voting control of the combined entity. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company, the Company, is not assumed to be the acquiror and the financial statements of the combined entity are those of the accounting acquiror (XIT), including any comparative prior year financial statements presented by the combined entity after the business combination.

The following represents the unaudited pro forma results of operations as if the merger had occurred at the beginning of the periods presented and combines the Company's results of operations for the years ended December 31, 1996 and 1995 with those of XIT's for its years ended September 30, 1996 and 1995, respectively, with adjustments to reflect amortization of the estimated excess cost over the fair value of the net assets acquired.

                                             (in thousands, except per share amounts)
                                                       1996              1995
                                                     --------          --------
Net sales                                            $ 47,551          $ 37,954

Net loss                                             $ (3,617)         $   (433)
                                                     ========          ========

Net loss per common share                            $   (.40)         $   (.05)
                                                     ========          ========

The proforma results of operations above does not purport to be indicative of the results that would have occurred had the merger taken place at the beginning of the periods presented or of results which may occur in the future.

PRIVATE PLACEMENT OF SECURITIES

On February 20, 1997, the Company accepted a commitment from Yorkton Securities Inc. ("Yorkton"), pursuant to which Yorkton would use its best efforts to raise a minimum of $5,000,000 and a maximum of $10,000,000 through a private placement of investment units consisting of one share of restricted common stock and one quarter of a warrant to purchase one share of restricted common stock. The pricing of the units is based on a 20% discount from the ten day average closing bid price of the Company's common stock preceding the date of contracting with the institutional investors (the "Average Reported Price"), with a minimum price per unit of $2.50 and maximum price of $3.50. The investors warrants have an exercise price of 130% of the Average Reported Price. Additionally, Yorkton and one other intermediary earn an aggregate commission of 10% of the gross proceeds and warrants to acquire 10% of the shares purchased in the offering at an exercise price of the lesser of the Average Reported Price or

$3.50 per share, and Yorkton further is reimbursed for accountable expenses of the offering up to 2% of the gross proceeds.

On April 14, 1997, a first closing occurred on 2,000,000 investment units, for gross proceeds of $5,000,000. Net proceeds to the Company were $4,400,000. The offering, which is structured to accommodate multiple closings, would terminate on the earlier of i) the date the maximum offering of $10,000,000 is contracted or ii) April 18, 1997, unless extended by the mutual agreement of the Company and Yorkton.

The Company anticipates that the net proceeds of the offering will be utilized for working capital purposes, including product development and marketing, and for the acquisition of companies and intellectual property rights which will provide extensions of the Company's product lines.

                          MICROTEL INTERNATIONAL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)


                                                Balance at              Charged to              Deductions
                                                Beginning               Costs and               Writeoffs of            Balance End
                                                of Period               Expenses                Accounts                of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 1996                    $  425                  ($175)                      ($64)                  186
Year ended December 31, 1995                       405                     42                        (22)                  425
Six months ended December 31, 1994                 548                   (100)                       (43)                  405
Year ended June 30, 1994                           771                    137                       (360)                  548


ALLOWANCE FOR INVENTORY OBSOLESCENCE
Year ended December 31, 1996                    $1,424                   $599                      ($322)               $1,701
Year ended December 31, 1995                     1,598                    288                       (462)                1,424
Six months ended December 31, 1994               2,243                    108                       (753)                1,598
Year ended June 30, 1994                         3,484                    560                     (1,801)                2,243

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The accompanying pro forma combined condensed financial statements assume a business combination between MicroTel International, Inc. (MicroTel) and XIT Corporation (XIT), which is accounted for as a purchase of MicroTel by XIT in a "reverse acquisition". Treatment as a reverse acquisition is based on the fact that the shareholders of MicroTel have less than a majority of voting control of the combined entity. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company (MicroTel) is not assumed to be the acquiror and the financial statements of the combined entity are those of the accounting acquiror (XIT), including any comparative prior year financial statements presented by the combined entity after the business combination.

      The Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended September 30, 1996 combines XIT's results of operations for its fiscal year ended September 30, 1996 with MicroTel's results of operations for its fiscal years ended December 31, 1996. The Unaudited Pro Forma Combined Condensed Statement of Operations for the three months ended March 31, 1997 combines XIT's results of operations for the three months ended March 31, 1997, which includes 5 days of MicroTel's results after the merger on March 26, 1997, and MicroTel's results of operations for the 2 month and 26 day period ended March 26, 1997. The Unaudited Pro Forma Combined Condensed Statements of Operations assume that the acquisition had occurred at the beginning of each of the periods presented, respectively.

      The Unaudited Combined Condensed Financial Statements are based on the historical financial statements of MicroTel and XIT and notes thereto included elsewhere herein and should be read in conjunction therewith. MicroTel's historical financial statements are included as the Consolidated Financial Statements of MicroTel International, Inc. (Pre-merger) for the years ended December 31, 1996 and 1995, the Six Months Ended December 31, 1994 and the year ended June 30, 1994. XIT's historical financial statements are included in the Consolidated Financial Statements of MicroTel International, Inc. for the three years ended September 30, 1996, 1995 and 1994 and the Consolidated Condensed Statements of MicroTel International, Inc. for the three months ended March 31, 1997 and 1996.

      The Unaudited Pro Forma Combined Condensed Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition had been in effect on the dates indicated, nor are they necessarily indicative of future operating results or financial position of the combined entity. The statements do not give effect to any cost savings or other synergistic affects which may result from the combination of MicroTel and XIT.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1996

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                        PRO FORMA
                                                                               ---------------------------
                                                  XIT           MICROTEL       ADJUSTMENTS       COMBINED
                                             ------------     ------------     -----------     -----------
                                                                                 DR (CR)

Net sales                                    $     31,249     $     16,303                     $    47,552
Cost of sales                                      23,057           10,819                          33,876
                                             ------------     ------------                     -----------
Gross profit                                        8,192            5,484                          13,676
                                                                                               -----------
Operating expenses:
    Selling, general and administrative             6,379            8,397     $       327          15,103
    Engineering, research and development             309            1,817                           2,126
                                             ------------     ------------     -----------     -----------
Operating income                                    1,504           (4,730)    $      (327)         (3,553)
                                                                                               -----------
Other income (expense)
    Interest expense                                 (506)            (319)                           (825)
    Other                                             107              367                             474
                                             ------------     ------------     -----------     -----------
Income before taxes                                 1,105           (4,682)           (327)         (3,904)
                                                                                               -----------
Income taxes                                           22              (85)                            (63)
                                             ------------     ------------     -----------     -----------
Income (loss)                                $      1,083     $     (4,597)    $      (327)    $    (3,841)
                                             ============     ============     ===========     ===========
Net income (loss) per common share           $       0.18                                      $     (0.42)
                                             ============                                      ===========
Weighted average number of common
    shares outstanding                              5,841                                            9,037
                                             ============                                      ===========

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                   PRO FORMA
                                                                                       ----------------------------
                                                      XIT             MICROTEL         ADJUSTMENTS          COMBINED
                                                   --------           --------         -----------          --------
                                                                                         DR (CR)
Net sales                                          $  7,707           $  2,996                              $ 10,703
Cost of sales                                         6,234              2,456                                 8,690
                                                   --------           --------                              --------
Gross profit                                          1,473                540                                 2,013
                                                                                                            --------
Operating expenses:
    Selling, general and administrative               1,775              1,990           $     77              3,842
    Engineering, research and development                98                521                                   619
                                                   --------           --------           --------           --------
Operating income                                       (400)            (1,971)               (77)            (2,448)
                                                                                                            --------
Other income (expense)
    Interest expense                                   (198)               (47)                                 (245)
    Other                                                (1)                10                                     9
                                                   --------           --------           --------           --------
Income before taxes                                    (599)            (2,008)               (77)            (2,684)

Income taxes                                              4                  6                                    10
                                                   --------           --------           --------           --------
Income (loss)                                      $   (603)          $ (2,014)          $    (77)          $ (2,694)
                                                   ========           ========           ========           ========
Net income (loss) per common share                 $    .10                                                 $   (.29)
                                                   ========                                                 ========
Weighted average number of common
    shares outstanding                                6,244                                                    9,263
                                                   ========                                                 ========

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


(1) The pro forma financial statements are based on the reverse acquisition of MicroTel by XIT In a purchase transaction and the pro forma financial statements are therefore those of the accounting acquiror or XIT. In accord with this accounting treatment, the purchase price is the fair value of the shares of common stock of MicroTel outstanding immediately prior to the effective date of the transaction plus transaction costs.

            The purchase price of MicroTel includes 3,186,027 shares of common stock valued at $5,011,000 and estimated transaction costs of $636,000. A portion of the broker's fees included in the transaction costs includes 10,000 shares of restricted common stock valued at $31,000 and warrants to acquire 150,000 shares of common stock valued at $223,000. The number of shares used is that outstanding on March 26, 1997, the date of acquisition, and the value per share used of $1.5729 is based on the average closing sale price of MicroTel common stock for the fifteen day period preceding the announcement on January 7, 1997 of the execution of the definitive merger agreement related to the acquisition.

            The only adjustment in the purchase price allocation to the historical values of the assets acquired and liabilities assumed was the accrual of $430,000 for certain change-in-control payments to an executive officer of MicroTel. Otherwise, the historical values are believed to approximate estimated fair value. The excess of the purchase price over the preliminary valuation of the net assets acquired of $4,904,000 is recorded as goodwill. The preliminary purchase price allocation is subject to change when additional information concerning asset and liability valuations is obtained.

(2) The pro forma adjustments are to record amortization of the goodwill originating from the acquisition as if the transaction had occurred at the beginning of the periods presented. The goodwill is assumed amortized on a straight line basis over fifteen years.

(3) Net income (loss) per common share computations are based on the following:

            a) Pro forma net income (loss) per common share is based on the weighted average outstanding shares of XIT for the respective period, plus the number of shares assumed to be issued to MicroTel shareholders.

            a) Common stock equivalents based on the assumed exercise of options and warrants are not included in the computations of net income(loss) per share as the effects would be antidilutive.

            a) The accretion of the excess of the redemption value over the carrying value of redeemable preferred stock is deducted from net income (loss) in arriving at income (loss) applicable to common shareholders in the computations of income (loss) per share.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses payable by the Company in connection with the registration of the Shares is as follows:

    SEC Registration ........................     $       7,580
                                                  -------------
    NASD Fees ...............................     $           0
                                                  -------------
   *Accounting Fees and Expenses ............     $
                                                  -------------
   *Legal Fees and Expenses, Including
   *  Blue Sky Fees and Expenses ............     $
                                                  -------------
    Printing Costs ..........................     $
                                                  -------------
   *Miscellaneous Expenses ..................     $
                                                  -------------

          TOTAL .............................     $
                                                  -------------

*To be Filed by Amendment.




ITEM 14 INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As the Company is a Delaware corporation, reference is made to the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL provides, in part, that a Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, liens and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The DGCL further provides that a corporation may indemnify such officer or director in an action by or in the right of the corporation under the same conditions, except that in indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where such officer or director is successful on the merits in the defense of any action referred to above, the corporation must indemnify such officer or director against expenses actually and reasonably incurred. Article IX of the Company's By-laws parallels
Section 145 of the DGCL and provides for indemnification of officers and directors in similar circumstances.

    Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Fifth of the Company's By-laws parallels this language and provides that to the fullest extent permitted by the DGCL, no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary as a director. (See "Disclosure of Commission position or Indemnification for Securities Act Liabilities").


ITEM 15 RECENT SALES OF UNREGISTERED SECURITIES

a)  April 1997 Yorkton Placement

    On April 14, 1997, the Company sold $5.0 million of investment units consisting of one share of Common Stock and one-quarter of a warrant to purchase one share of Common Stock. The number of investment units sold was 2,000,000 and the Company realized net proceeds of $4,400,000 from the sale. Accordingly, 2,000,000 shares of Common Stock and 500,000 warrants to purchase Common Stock were issued in connection with this sale. In connection with the Yorkton Offering, warrants to purchase an additional 200,000 shares of the Company's Common Stock were issued to certain placement agents. The shares, and the shares underlying these warrants, are being registered hereby. No underwriter was used in the sale of the investment units. The securities were sold to non-U.S. investors who were primarily European institutional investors.

    The investment units were sold pursuant to Rule 903 of Regulation S and qualified for such exemption based upon the following: (i) the investment unit purchasers were represented to the Company in the Subscription Agreements that they were non-U.S. Persons; (ii) the Company is a Reporting Issuer (as defined in Rule 902(l) of Regulation S); (iii) the Company has not made any Directed Selling Efforts (as defined in Rule 902(b) of Regulation S); (iv) the Company has implemented Offering restrictions (as defined in Rule 902(h) of Regulation
S); (v) the Company has not made any offer of sale to any U.S. person or the account or benefit of any U.S. person; (vi) the offer and sale of the investment units were made in Offshore Transactions (as defined in Rule 902(i) of Regulation S).

b)  The XIT Merger

    On March 26, 1997, in a merger by and between a wholly-owned subsidiary of the Company and XIT Corporation, the Company issued 6,119,130 shares of Common Stock (previously defined herein as the Merger Shares) and agreed to assume all of the outstanding XIT Warrants and XIT Options and convert them into options and warrants to purchase the Company's Common Stock. The Company will be required to issue an additional 2,032,478 shares of Common Stock if such warrants and options are exercised. Of the total 8,151,608 shares and shares underlying warrants and options, 7,723,424 shares are being registered hereby consisting of: (i) the 6,119,130 Merger Shares; (ii) 1,197,879 shares underlying XIT Warrants; and (iii) 406,415 shares underlying XIT options. The issuance of the Merger Shares and assumption of the XIT options and warrants were in consideration for all of the outstanding common stock of XIT Corporation. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act. No underwriter was used in connection with the Merger.

c) Other Sales of Unregistered Securities

    Since June 1994, the Company has issued certain other unregistered securities in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering. These transactions are summarized below. No Underwriter was used for any of these sales. In addition, the issuance of securities in connection with the Company's reverse stock split in August 1996, by which shareholders received one share of common stock for every five shares held, was exempt under the Securities Act because such issuance was not a "sale" as such term is defined in Section 2(3) of the Securities Act. All numbers of shares of Common Stock of the Company, and all exercise prices of Warrants and options to purchase shares of Common Stock of the Company, have been adjusted to reflect this reverse stock split.

    i)    Non-Qualified Stock Options

          Since June 1994, the Company has granted 2,064,368 Non-qualified stock options to various officers, directors and consultants in consideration for past and/or future services rendered to the Company. The Company has also repriced or extended 100,000 of such options. In addition, the Company has assumed 834,599 Common Stock Options in connection with the Merger, and shares underlying 406,415 of such options are being registered hereby.

    ii)   Common Stock Issuances

          Since June 1994, the Company has issued 1,116,164 shares of restricted Common Stock, 668,725 shares of which were issued in connection with an investment in the Company by Elk in December 1994, and 447,439 shares of which were issued principally to certain officers, directors and consultants in consideration for services rendered to the Company.

    iii)  Warrants.

          Since June 1994, the Company has granted 150,000 warrants to purchase shares of the Company's common stock as a finders' fee in connection with the Merger, and in addition extended certain warrants to purchase 90,000 shares of Common Stock twice. In addition, the Company has assumed an additional 1,197,879 warrants in connection with the Merger all of which are being registered hereby.

ITEM 16   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a) EXHIBITS


         Exhibit            Description
          Number            -----------
         -------

               2. Merger Agreement dated December 31, 1996 between XIT Corporation, XIT Acquisition, Inc. and MicroTel International, Inc.(1)

               3.1 Certificate of Incorporation of MicroTel International, Inc. as amended to date.(2)

               3.2          Bylaws of MicroTel International, Inc.(3)

               3.3 Certificate of Amendment of Certificate of Incorporation of MicroTel International, Inc.(7)

              10.1          Lease for 2040 Fortune Dr., San Jose, CA 95131.(4)

              10.2          1986 Incentive Stock Option Plan.(3)

              10.3 Form of Officers Deferred Compensation Agreement by and between Raymond E. Jacobson and CXR Corporation.(5)

              10.4 Agreement from San Jose National Bank for CXR Telcom Corporation dated May 19, 1995.(2)

              10.5          Qualified Employee Stock Purchase Plan.(3)

              10.6          1993 Incentive Stock Option Plan.(6)

              10.7          Stock Purchase Agreement with DDC.(4)

              10.8          First Amendment to Stock Purchase Agreement with
                            DDC.(4)

              10.9          Second Amendment to Stock Purchase Agreement with
                            DDC.(4)

              10.10 Warrant to Purchase Common Stock of MicroTel International, Inc. Issued to DDC.(4)

              10.11 Form of Warrant to Purchase Common Stock of MicroTel International, Inc. issued to Yorkton Securities, Inc.(7)

              10.12 Form of Warrant to Purchase Common Stock of MicroTel International, Inc. issued to entrenet Group, L.L.C.(7)

          Exhibit
           Number           Description
           ------           -----------

              10.13 Form of Warrant to Purchase Common Stock of MicroTel International, Inc. issued to various subscribers.(7)

              10.14 Agreement between MicroTel International, Inc. and Elk International Corporation, Ltd. dated November 15, 1996 (without Exhibits).(8)

              10.15 Settlement Agreement between MicroTel International, Inc. and Daniel Dror dated December 3, 1996 (without Exhibits).(8)

              10.16 Agency Agreement between MicroTel International, Inc. and Yorkton Securities, Inc.(7)

              10.17 Form of Subscription Agreement between MicroTel International, Inc. and various subscribers.(7)

              10.18 Employment Arrangement between Henry Mourad and Registrant (without Exhibits).(7)

              10.19 Employment Arrangement between Barry Reifler and Registrant (without Exhibits).(7)

              10.20 Employment Agreement between Registrant and Jacques Moisset dated July 1, 1995.(8)

              10.21 Employment Agreement dated January 1, 1996 between XIT and Carmine T. Oliva.(8)

              10.22         XIT Corporation Note and Credit Agreement re:
                            Imperial Bank Revolver Loan #0070000702700003.(8)

              10.23         XIT Corporation Note and Credit Agreement re:
                            Imperial Bank Term Loan #0070000702700004.(8)

              10.24 XCEL Arnold Circuits, Inc. Note and Credit Agreement re: Imperial Bank Revolver Loan
                            #0070000702600003.(8)

              10.25 XCEL Arnold Circuits, Inc. Note and Credit Agreement re: Imperial Bank Term Loan #0070000702600004.(8)

              10.26 XCEL Arnold Circuits, Inc. Note and Credit Agreement re: Imperial Bank Term Loan #0070000702600005.(8)

          Exhibit
           Number           Description
           ------           -----------

              10.27 Lease Agreement between XIT Corporation and P&S Development.(8)

              10.28         Lease Agreement between XIT Corporation and Don
                            Mosco.(8)

              10.29 General Partnership Agreement between XIT Corporation and P&S Development.(8)

              10.30         Lease Agreement between XCEL Arnold Circuits, Inc.
                            and Frances I. Peters.(8)

              10.31         Lease Agreement between XCEL Arnold Circuits, Inc.
                            and Don Wilson and Zenna N. Wilson.(8)

              10.32         Lease Agreement between XCEL Arnold Circuits, Inc.
                            and Ellis Wesson.(8)

              10.33         Lease Agreement between XCEL Arnold Circuits, Inc.
                            and Roland E. Hay and Doris L. Hay.(8)

              10.34         Lease Agreement between XCEL Arnold Circuits, Inc.
                            and RKR Associates.(8)

              10.35 Option Agreement between MicroTel International, Inc. and Elk International Corporation dated November 15, 1996.(8)

              10.36 Amendment to Option Agreement between MicroTel International, Inc. and Daniel Dror dated November 15, 1996.(8)

              10.37 Option Agreement between MicroTel International, Inc. and Elk International Corporation dated December 3, 1996.(8)

              10.38 Warrant to Purchase Common Stock of MicroTel International, Inc. issued to Elk International Corporation.(8)

              10.39 Agreement of Settlement and Mutual Release between MicroTel International, Inc. and Francis John Gorry dated June 28, 1996.(8)

              10.40 Amended Agreement of Settlement and Mutual Release between MicroTel International, Inc. and Francis John Gorry dated November 30, 1996.(8)

              10.41         Promissory Note between MicroTel International, Inc.
                            and Jack Talan dated February, 1997.(8)

              21.1          List of Subsidiaries of MicroTel International,
                            Inc.(7)

              23.1          Consent of BDO SEIDMAN, LLP. #

              23.2          Consent of KPMG Peat Marwick LLP #

              23.3          Consent of Deloitte & Touche, LLP.*

              27.           Financial Data Schedule. #

              99.1 Undertakings to be Incorporated by Reference to Forms S-8 33-27454 and 33-77926.(4)

              99.2 Undertakings to be Incorporated by Reference to Form S-8 333-12567.

              ---------------
                #     Filed herewith.
                *     To be filed by amendment.

                (1) Incorporated by reference to MicroTel International, Inc. report on Form 8-K filed as Exhibit 1 to Item 2 of the Report on January 21, 1997 (File No. 1-10346).

                (2) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1995 (File No. 1-10346).

                (3) Incorporated by reference to CXR Corporation Registration Statement on Form S-4 No. 33-30818.

                (4) Incorporated by reference to CXR Corporation annual report on Form 10-K for the year ended June 30, 1994 (File No. 1-10346).

                (5) Incorporated by reference to CXR Telecom Corporation annual report on Form 10-K for the year ended June 30, 1993 (File No. 1-10346).

                (6) Incorporated by reference to CXR Corporation Registration Statement on Form S-8 No. 33-77926.

                (7) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1996 (File No. 1-10346).

                (8) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K/A for the year ended December 31, 1996 (File No. 1-10346).

ITEM 17  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Ontario, California, on this _____ day of         ,
1997.

                        MicroTel International Inc.

                        By:  /s/ Carmine T. Oliva
                           -------------------------------------
                           Carmine T. Oliva
                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

      Each person, in so signing, also makes, constitutes and appoints Carmine
T. Oliva, Chairman and Chief Executive Officer, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

     Signature                   Capacity                         Date
     ---------                   --------                         ----


/s/  Carmine T. Oliva            President
-----------------------------    and Chief Executive
Carmine T. Oliva                 Officer and Director
                                 (Principal Executive Officer)

/s/ David A. Barrett             Director
-----------------------------
David A. Barrett

/s/ Laurence P. Finnegan, Jr.    Director
-----------------------------
Laurence P. Finnegan, Jr.

/s/ Robert B. Runyon             Director
-----------------------------
Robert B. Runyon

/s/ Jack R. Talan                Director
-----------------------------
Jack R. Talan

/s/ Barry E. Reifler             Chief Financial Officer
-----------------------------    (Principal Accounting and
Barry E. Reifler                 Financial Officer)